UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ACCO BRANDS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

 2023 Notice of Annual Meeting of

Stockholders and Proxy Statement

A message from Boris Elisman, Chairman and CEO and Thomas Kroeger, Lead Independent Director

March 28, 2023

Dear Fellow Stockholder:

We invite you to join the Board of Directors and our management team at the ACCO Brands Corporation 2023 Annual Meeting of Stockholders, which will be held at 9:30 a.m. Central Time on Tuesday, May 16, 2023. The sole purpose of the meeting is to consider the matters described in the following Notice of 2023 Annual Meeting and Proxy Statement.

This year's Annual Meeting of Stockholders will again be conducted virtually, via a live audio webcast at www.virtualshareholdermeeting.com/ACCO2023. By conducting our meeting virtually, we can provide our broad stockholder base with easier access and greater ability to attend and participate in the meeting, including the ability to ask questions and vote their shares at the meeting if they wish.

ACCO Brands reported 2022 net sales of $1.95 billion, down 3.8 percent versus the prior year. Comparable sales grew 0.8 percent year over year to another record.1 Comparable sales growth was driven by stronger first half sales for our computer accessories, learning and creative and business products, with our brands growing or maintaining market share across multiple categories. This strength was partially mitigated by weaker second half sales due to a challenging macroeconomic environment, specifically in our North America and EMEA operating segments, and weaker sales of gaming accessories. Operating income was $35 million, compared to $151 million in 2021, with the decline primarily due to the non-cash goodwill impairment charge of $99 million. Operating income was also impacted by high inflation for product and transportation costs, which was not fully offset by price increases. Net loss in 2022 was $13 million, or $0.14 per share. The Company generated $78 million in cash from operations and returned $48 million to shareholders in the form of share repurchases and dividends.

We continue to execute on our transformation strategy which has expanded our product portfolio, focusing on innovative consumer and end-user products for use in schools, homes, and businesses. The transformation has diversified our product portfolio into faster growing product categories and broadened our geographic reach and sales channels. Although we were disappointed with our 2022 results, the fundamentals of our business are intact, and we believe we have the right strategy and team to weather the current economic slowdown and continue to deliver sustained organic revenue growth as the economy improves. In 2023, we are focused on four key priorities: restoring our gross margin to 2021 levels, profitably managing our top-line, continuing to invest in new product innovation, key brands and growth initiatives, and managing our cost structure. Longer term, we expect that our current product and brand portfolio will allow us to grow comparable net sales in a range of 2 percent to 4 percent worldwide, as economic conditions improve.

Last year we also made good progress on our Environmental, Social and Governance (“ESG”) initiatives. Three years ago, we announced three quantitative ESG objectives: to improve the energy efficiency of our facilities by 10 percent, to increase the gender diversity of our global leadership team to 33 percent, and to raise the percentage of our revenue generated by products certified to third-party environment and sustainability standards 10 percentage points. We continued to make meaningful progress in each of these areas and are currently on track to meet these objectives by 2025, as originally planned.

1

Comparable sales, which represents net sales excluding the impact of material acquisitions and with current-period foreign operation sales translated at prior-year currency rate, is a non-GAAP financial measure. An explanation of how we calculate comparable net sales and a reconciliation of comparable net sales to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on page 78.

It is important that your shares are represented at the meeting, whether or not you plan to attend via the live webcast, and we encourage you to vote your shares prior to the Annual Meeting. You can submit your proxy by using a toll-free telephone number, by mail, or through the Internet. Instructions for using these services are provided on the accompanying proxy card. If you decide to vote your shares using the accompanying proxy card, we urge you to complete, sign, date and return it promptly.

Sincerely,

Boris Elisman	Thomas Kroeger
Chairman of the Board	Lead Independent Director
and Chief Executive Officer

Forward-Looking Statements

Statements contained herein, other than statements of historical fact, particularly those anticipating future financial performance, business prospects, growth, strategies, business operations and similar matters, results of operations, liquidity and financial condition, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to us at the time such statements are made. These statements, which are generally identifiable by the use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” and similar expressions, are subject to certain risks and uncertainties, are made as of the date hereof, and we undertake no duty or obligation to update them. Because actual results may differ materially from those suggested or implied by such forward-looking statements, you should not place undue reliance on them when deciding whether to buy, sell or hold the Company’s securities.

Our outlook is based on certain assumptions, which we believe to be reasonable under the circumstances. These include, without limitation, assumptions regarding the impact of the COVID-19 pandemic and the war in Ukraine; the impact of inflation and global economic uncertainties, fluctuations in foreign currency exchange rates and acquisitions; and the other factors described below.

Among the factors that could cause our actual results to differ materially from our forward-looking statements are: our ability to successfully execute our restructuring plans and realize the benefits of our productivity initiatives; our ability to obtain additional price increases and realize longer-term cost reductions; the ongoing impact of the COVID-19 pandemic; a relatively limited number of large customers account for a significant percentage of our sales; issues that influence customer and consumer discretionary spending during periods of economic uncertainty or weakness; risks associated with foreign currency exchange rate fluctuations; challenges related to the highly competitive business environment in which we operate; our ability to develop and market innovative products that meet consumer demands and to expand into new and adjacent product categories that are experiencing higher growth rates; our ability to successfully expand our business in emerging markets and the exposure to greater financial, operational, regulatory, compliance and other risks in such markets; the continued decline in the use of certain of our products; risks associated with seasonality; the sufficiency of investment returns on pension assets, risks related to actuarial assumptions, changes in government regulations and changes in the unfunded liabilities of a multi-employer pension plan; any impairment of our intangible assets; our ability to secure, protect and maintain our intellectual property rights, and our ability to license rights from major gaming console makers and video game publishers to support our gaming business; continued disruptions in the global supply chain; risks associated with inflation and other changes in the cost or availability of raw materials, transportation, labor, and other necessary supplies and services and the cost of finished goods; the continued global shortage of microchips which are needed in our gaming and computer accessories businesses; risks associated with outsourcing production of certain of our products, information technology systems and other administrative functions; the failure, inadequacy or interruption of our information technology systems or its supporting infrastructure; risks associated with a cybersecurity incident or information security breach, including that related to a disclosure of personally identifiable information; our ability to grow profitably through acquisitions; our ability to successfully integrate acquisitions and achieve the financial and other results anticipated at the time of acquisition, including planned synergies; risks associated with our indebtedness, including limitations imposed by restrictive covenants, our debt service obligations, and our ability to comply with financial ratios and tests; a change in or discontinuance of our stock repurchase program or the payment of dividends; product liability claims, recalls or regulatory actions; the impact of litigation or other legal proceedings; our failure to comply with applicable laws, rules and regulations and self-regulatory requirements, the costs of compliance and the impact of changes in such laws; our ability to attract and retain qualified personnel; the volatility of our stock price; risks associated with circumstances outside our control, including those caused by public health crises, such as the occurrence of contagious diseases like COVID-19, severe weather events, war, terrorism and other geopolitical incidents; and other risks and uncertainties described in “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and in other reports we file with the Securities and Exchange Commission ("SEC").

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

The Annual Meeting of Stockholders of ACCO Brands Corporation (“ACCO Brands” or the “Company”) will be held via a live audio webcast at www.virtualshareholdermeeting.com/ACCO2023 at 9:30 a.m. Central Time on Tuesday, May 16, 2023, for the following purposes:

Item 1: To elect nine directors identified in this Proxy Statement for a term expiring at the 2024 Annual Meeting;

Item 2: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2023;

Item 3: To approve, by non-binding advisory vote, the compensation of our named executive officers;

Item 4: To approve, by non-binding advisory vote, the frequency of holding the advisory vote on the compensation of our named executive officers;

Item 5: To approve an amendment to the 2022 ACCO Brands Corporation Incentive Plan to increase the number of shares reserved for issuance; and

Item 6: To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

We currently are not aware of any other business to be brought before the 2023 Annual Meeting (the “Annual Meeting”). Only holders of record of common stock at the close of business on March 27, 2023, will be entitled to vote at the Annual Meeting or at any adjournment or postponement thereof.

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet or (3) by mail. For specific instructions, please refer to the accompanying proxy card. If you attend the Annual Meeting via the live audio webcast, you may vote at the meeting which will override any previously submitted proxy.

As in previous years, we are providing access to our proxy materials to our stockholders via the Internet. We will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to holders of our common stock as of the record date on or about March 28, 2023. The Notice describes how you can access our proxy materials, including this Proxy Statement, beginning on or about March 28, 2023.

We also are soliciting voting instructions from participants in the ACCO Brands Corporation 401(k) plan who hold shares of our common stock under the plan. We ask each plan participant to sign, date and return the accompanying voting instruction card or provide voting instructions by telephone or through the Internet as described on the voting instruction card.

By order of the Board of Directors

Pamela R. Schneider

Senior Vice President, General Counsel

and Corporate Secretary

This Proxy Statement and accompanying proxy are first being made available or distributed to our stockholders on or about March 28, 2023.

PROXY STATEMENT - HIGHLIGHTS

This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting.

ACCO Brands Corporation Annual Meeting of Stockholders
Time and Date:	9:30 a.m. Central Time on Tuesday, May 16, 2023
Place:	Live audio webcast at www.virtualshareholdermeeting.com/ACCO2023
Record Date:	March 27, 2023

Proposals to be Voted on and Board Voting Recommendations
Proposals		Board Recommendations	Page No.
Item 1	Election of nine directors	FOR each nominee	11
Item 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2023	FOR	28
Item 3	Approval, by non-binding advisory vote, of the compensation of our named executive officers	FOR	66
Item 4	Non-binding advisory vote on the frequency of holding the advisory vote on the compensation of our named executive officers	EVERY YEAR	67
Item 5	Approval of an amendment to the 2022 ACCO Brands Corporation Incentive Plan to increase the number of shares reserved for issuance	FOR	68

Corporate Governance

Board of Directors and Committees

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Declassified Board of Directors - all directors elected annually
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Lead Independent Director
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89 percent of our director nominees are independent
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Fully independent Audit Committee, Compensation and Human Capital Committee and Nominating, Governance and Sustainability Committee
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Executive sessions of non-employee directors held at each regularly scheduled quarterly board meeting
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All directors attended over 85 percent of Board and committee meetings held in 2023

Stockholder Interests

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Majority voting standard for election of directors in uncontested elections
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No rights or “poison pill” plan
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Stock ownership guidelines which apply to all executive officers and directors
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Annual vote to ratify independent auditors
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Hedging, pledging and short sales of Company stock are prohibited

Executive Compensation

Boris Elisman, Chairman of the Board and Chief Executive Officer

Fiscal 2022 - Summary Compensation Table Total - $5,268,403

•
Base Salary Earnings - $1,019,692
•
2022 Annual Incentive Plan Payout - $212,300
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2022-2024 Long-Term Incentive Plan Equity Grant - $3,989,917 (represents grant date fair value)
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Retirement and All Other Compensation - $46,494
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2020-2022 Long-Term Incentive Plan Performance Stock Units were forfeited due to not achieving threshold performance

Compensation Highlights

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2022 say-on-pay proposal approved by 97.4 percent of the shares that voted on the proposal
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Performance metrics aligned with business strategy and stockholder value creation
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Incentive plan outcomes aligned with business performance
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Approximately 84 percent of 2022 CEO target compensation was variable and at risk based on financial performance measures or stock price appreciation
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Independent compensation consultant
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Double-trigger change-in-control provisions in executive severance and equity incentive plans
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No excise tax gross-up on executive severance plan payments
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No employment agreements for U.S.-based executive officers
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Clawback policy to recoup incentive compensation (including equity awards that are subject to time-based or performance-based conditions)
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Annual compensation risk assessment
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Incentive compensation plan and practices include good corporate governance features such as:
o
Multi-year vesting requirements on equity incentives
o
Dividend equivalents payable only if underlying grant vests
o
No liberal share recycling
o
No stock option repricing, cash buyouts, or discounted stock options
o
No hedging, pledging and short sales of Company stock

VOTING AND PROXIES

Why is ACCO Brands distributing this Proxy Statement?

Our Board of Directors is soliciting proxies for use at the Annual Meeting to be held on Tuesday, May 16, 2023, beginning at 9:30 a.m. Central Time, via a live audio webcast at www.virtualshareholdermeeting.com/ACCO2023. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the Annual Meeting.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is for stockholders to act upon the following matters outlined in the Notice and described in this Proxy Statement: (1) the election of nine directors, (2) the ratification of KPMG LLP as our independent registered public accounting firm for 2023, (3) a non-binding advisory vote on the compensation of our named executive officers, (4) a non-binding advisory vote on the frequency of holding the advisory vote on the compensation of our named executive officers, (5) the approval of an amendment to the 2022 ACCO Brands Corporation Incentive Plan to increase the number of shares reserved for issuance, and (6) such other business as may properly come before the meeting or any adjournment or postponement thereof. In addition, management will be available to respond to questions from stockholders.

Why did I receive a Notice in the mail regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials via the Internet. The Notice we sent to our stockholders provides instructions on how to access and review this Proxy Statement and our Annual Report online, as well as how to vote online prior to the meeting. Providing proxy materials electronically significantly reduces the printing and mailing costs associated with the distribution of printed copies of our proxy materials to our stockholders and is more environmentally friendly.

If you receive a Notice, you will not receive a printed copy of the proxy materials by mail unless you request one. All stockholders have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail on an ongoing basis.

Who is entitled to vote?

Only stockholders who own ACCO Brands common stock of record at the close of business on March 27, 2023, are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 94,917,374 shares of common stock outstanding on March 27, 2023.

What is the difference between being a record holder and holding shares in street name?

A record holder holds shares in his or her own name. Shares held in “street name” are shares that are held in the name of a bank, broker or other nominee on a person’s behalf. If the shares you own are held in “street name,” the bank, broker or other nominee will vote your shares according to your instructions. Under the rules of the New York Stock Exchange (“NYSE”), if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares on any “discretionary” items but will not be allowed to vote your shares with respect to any “non-discretionary” items.

Only the ratification of KPMG LLP as our independent registered public accounting firm (Proxy Item 2) is considered to be a discretionary item under the NYSE rules, and your bank, broker or other nominee will be able to vote on that item even if it does not receive voting instructions from you, so long as it holds your shares in its name. The election of directors (Proxy Item 1), the advisory vote on the compensation of our named executive officers (Proxy Item 3), the advisory vote on the frequency of holding the advisory vote on the compensation of our named executive officers (Proxy Item 4) and the approval of the amendment to the 2022 ACCO Brands Corporation Incentive Plan (Proxy Item 5) are non-discretionary items. Therefore, if you hold your shares in “street name,” your bank, broker or other nominee cannot vote your shares with respect to these items unless it receives your voting instructions. Non-discretionary proxy items as to which no voting instructions are received are counted as “broker non-votes.” Broker non-votes are shares that are held in “street name” by a bank, broker or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

How do I vote?

Stockholders of record can vote by telephone or through the Internet by following the instructions printed on the accompanying proxy card or in the Notice or by filling out and returning the accompanying proxy card. Stockholders may also vote at the meeting by following the procedures for voting during the virtual meeting posted at www.virtualshareholdermeeting.com/ACCO2023.

Stockholders who hold shares in “street name” can vote by following the voting instructions in the materials received from their bank, broker or other nominee. The availability of telephone and Internet voting for stockholders who hold shares in “street name” will depend on the voting processes of your bank, broker or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive from your bank, broker or other nominee.

How will my proxy be voted?

Your proxy, when properly signed and returned, or processed by telephone or through the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented at the Annual Meeting other than the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023, the advisory vote on the compensation of our named executive officers, the advisory vote on the frequency of holding the advisory vote on the compensation of our named executive officers and approval of the amendment to the 2022 ACCO Brands Corporation Incentive Plan. If any other matter is properly presented at the meeting, the persons named in the enclosed form of proxy will have the authority to vote on such matters at their discretion.

What constitutes a quorum?

The holders of a majority in voting power of the issued and outstanding common stock of the Company present either in person, or by remote communication, if applicable, or represented by proxy at the Annual Meeting will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting. If less than a majority in voting power of the outstanding shares of common stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

What if I submit but don’t mark the boxes on my proxy or voting instruction?

If you hold shares in your name and sign and return your proxy or cast your proxy by telephone or through the Internet, but do not specify how you want your shares to be voted, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. In summary, the Board of Directors recommends a vote:

•
FOR the election of each director nominee (Proxy Item 1);
•
FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023 (Proxy Item 2);
•
FOR the approval, on an advisory non-binding basis, of the compensation of our named executive officers (Proxy Item 3);
•
FOR a frequency of EVERY YEAR for future advisory votes on the compensation of our named executive officers (Proxy Item 4); and
•
FOR the approval of the amendment to the 2022 ACCO Brands Corporation Incentive Plan to increase the number of shares reserved for issuance (Proxy Item 5).

If you hold shares in “street name,” your bank, broker or other nominee cannot vote your shares on non-discretionary items to be brought for a vote at the Annual Meeting. As a result, if you do not provide instructions on how you want your shares to be voted, your bank, broker or other nominee will not have the authority to vote on any proxy item except Proxy Item 2 (ratification of independent auditors).

How do I attend the Annual Meeting?

Any stockholder of record as of the record date (March 27, 2023) and those who hold a valid proxy from a stockholder of record can attend the Annual Meeting online at www.virtualshareholdermeeting.com/ACCO2023. The live audio webcast will start at 9:30 a.m. CT. You will need your 16-digit control number that is printed on your proxy card, the Notice or on the instructions that accompanied your proxy materials to access the meeting. Instructions on how to attend and participate during the Annual Meeting will be posted at www.virtualshareholdermeeting.com/ACCO2023. We encourage you to access the meeting at least 15 minutes prior to the start time to allow ample time to complete the online check-in process. Stockholders who wish to submit questions may do so during the live audio webcast of the meeting.

Why is the Annual Meeting being held virtually?

By conducting our Annual Meeting virtually, we can provide our broad stockholder base with much greater access to attend the meeting while still providing the same rights and opportunities for stockholders to participate, including the ability to ask questions, as they would at an in-person annual meeting.

Will I have an opportunity to submit a question at the Annual Meeting?

If you are a stockholder as of the record date who attends the Annual Meeting, you will be able to ask questions by submitting them online beginning 15 minutes prior to and during the Annual Meeting. In order to do this, you must access the Annual Meeting using your 16-digit control number. Further guidance on how to submit questions for the Annual Meeting, and our procedures for responding to those questions, will be available on the virtual shareholder meeting log-in page (www.virtualshareholdermeeting.com/ACCO2023).

What if I have technical difficulties accessing the virtual meeting?

If you encounter any technical difficulties accessing the virtual meeting during check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting login page. Further information on how to receive assistance for any technical and logistical issues related to accessing the virtual meeting will be available on www.virtualshareholdermeeting.com/ACCO2023 in advance of the meeting.

Can I attend the Annual Meeting if I vote by proxy?

Yes. Attending the meeting via the live audio webcast does not revoke your proxy unless you cast a vote at the meeting. Please note that attendance at the Annual Meeting is limited to stockholders of record as of the close of business on March 27, 2023, the record date, and to those who hold a valid proxy from a stockholder of record.

How can I revoke my proxy?

You may revoke your proxy at any time before it is actually voted by giving written notice to our Corporate Secretary at the address listed under “Stockholder Communication” below, or by delivering a later-dated proxy by mail or voting by telephone or Internet at a later date, which automatically revokes your earlier proxy if one of those methods was used for your initial proxy submission. If you attend the Annual Meeting via the live audio webcast, you may vote at the meeting which will override any previously submitted proxy.

Will my vote be public?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are only available to the independent Inspector of Election and certain employees who have an obligation to keep your votes secret.

How many votes are needed to elect directors and how will votes be counted?

Each nominee for director will be elected to the Board of Directors (Proxy Item 1) if the votes cast for such nominee's election exceeds the votes cast against such nominee’s election (with abstentions and broker non-votes not counted as a vote cast for or against that nominee’s election). Please note that if you hold your shares in “street name,” your bank, broker or other nominee will not be permitted to vote your shares on Proxy Item 1 (election of directors) absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your bank, broker or other nominee.

You may vote for or against each of the nominees for the Board of Directors, or you may abstain. If you abstain, your shares will be counted for purposes of establishing a quorum for the meeting but will have no effect on the election of the nominees. In accordance with the Company’s Corporate Governance Principles, each director nominee has submitted a contingent, irrevocable resignation that the Board of Directors may accept in the event that the votes cast for the director nominee's election do not exceed the votes cast against the director nominee's election (with abstentions and broker non-votes not counted as a vote cast either for or against the director nominee's election). In that situation, the Nominating, Governance and Sustainability Committee (or a special committee consisting solely of independent directors not subject to a failed vote) would make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether to take other action. For additional information, see “Election of Directors--2023 Board of Director Nominees.”

How many votes are needed to approve the other matters to be voted upon at the Annual Meeting and how will votes be counted?

With respect to each of Proxy Items 2, 3 and 5, the affirmative vote of the holders of a majority in voting power of the votes cast on the matter is necessary for the approval of such matter. Proxies marked as abstentions on Proxy Items 2, 3 and 5 and broker non-votes will have no effect on the vote for the proposal.

With respect to Proxy Item 4, the vote required to determine the frequency of the advisory vote on executive compensation is a plurality of votes cast, which means that the frequency option that receives the most affirmative votes of all the votes cast is the one that will be deemed approved by the stockholders. Abstentions and broker non-votes will not affect the outcome of this proposal.

With respect to any other matter to be voted upon that may properly come before the meeting, you may vote for, against or abstain, with abstentions having no effect on the vote for the proposal.

Please note that if you hold your shares in “street name,” your bank, broker or other nominee will not be permitted to vote your shares on the advisory vote on the compensation of our named executive officers (Proxy Item 3), the advisory vote on the frequency of holding the advisory vote on the compensation of our named executive officers (Proxy Item 4) and on the approval of the amendment to the 2022 ACCO Brands Corporation Incentive Plan (Proxy Item 5) or any other matter that may properly come before the meeting absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your bank, broker or other nominee.

What if I participate in the ACCO Brands 401(k) plan?

We also are making this Proxy Statement available to and seeking voting instructions from participants in the ACCO Brands 401(k) plan who hold shares of our common stock under such plan. The trustees of the plan, as record holders of ACCO Brands common stock held in the plan, will vote whole shares attributable to you in accordance with your directions given on your voting instruction card, by telephone or through the Internet. If you hold shares of our common stock under the plan, please complete, sign and return your voting instruction card or provide voting instructions by telephone or through the Internet, as described on the voting instruction card, prior to May 11, 2023. The voting instruction card will serve as instructions to the plan trustees to vote the shares attributable to your interest in the manner you indicate on the card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

Our Proxy Statement and 2022 Annual Report on Form 10-K are available at: www.proxyvote.com.

ELECTION OF DIRECTORS

(Proxy Item 1)

Our By-laws currently provide that the Board of Directors may consist of not less than eight nor more than thirteen members. Currently, there are nine members serving on our Board of Directors. The Board of Directors, upon recommendation from the Nominating, Governance and Sustainability Committee, has selected all of the currently serving directors as nominees for election as directors at the Annual Meeting.

Directors are responsible for overseeing the Company's business consistent with their fiduciary duties to stockholders. The Board of Directors believes that there are general requirements applicable to all directors as well as other skills and experience that should be represented on our Board as a whole, but not necessarily in each director. The Board of Directors and the Nominating, Governance and Sustainability Committee consider the entirety of the qualifications of directors and director nominees individually, as well as in the broader context of the Board's overall composition and the Company's current and future needs.

Qualifications Required for All Directors

In assessing potential directors, including those recommended by stockholders, the Board of Directors and the Nominating, Governance and Sustainability Committee consider a variety of factors, including the evolving needs of the Board of Directors and the Company as well as other criteria established by the Board of Directors. These include the potential director's judgment, independence, business and educational background, stature, public service, conflicts of interest, integrity, ethics and ownership of Company stock, as well as his or her level of commitment to stockholder value creation and his or her ability and willingness to devote sufficient time to serve on the Board of Directors and to the affairs of the Company. The Board of Directors and the Nominating, Governance and Sustainability Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. In accordance with the Company's Corporate Governance Principles, a director will not be nominated for election to the Board of Directors following his or her 74th birthday unless the full Board, upon the recommendation of the Nominating, Governance and Sustainability Committee, determines that it is in the best interests of the Company and its stockholders to extend the director's service for an additional period of time.

Board Diversity

The Board of Directors believes that diversity and inclusion are important considerations in board composition. While not maintaining a specific policy on board diversity requirements, we believe that our directors should have diverse backgrounds and possess a variety of skills, qualifications, experience and knowledge that complement the attributes of other Board members and enable them to contribute effectively to the Board's oversight role. We also believe the Board should include directors with varying years of service on our Board. When considering director qualifications, the Board of Directors and the Nominating, Governance and Sustainability Committee evaluate the entirety of each director’s credentials, including factors such as diversity of background, experience, skill, age, race, ethnicity and gender. The Nominating, Governance and Sustainability Committee also evaluates the current composition of the Board with a view toward having the Board reflect a diverse mix of skills, experiences, backgrounds and opinions. Whenever a vacancy arises on the Board, we seek to identify and consider a diverse slate of potential nominees specifically including women and ethnically and racially diverse individuals. Depending on the current composition of the Board of Directors, the Nominating, Governance and Sustainability Committee may weigh certain factors, including those relating to diversity, more or less heavily when ultimately selecting a director nominee.

As of December 30, 2022, three of our ten directors were women. Ms. Boswell resigned from our Board at the end of 2022 to take a position as Chief Executive Officer at another public company. Concurrently, she also resigned from the other public company boards she served on. Since Ms. Boswell's resignation, we have been conducting a search for a new director to join our Board, and are actively considering a diverse slate of predominantly female candidates to ensure the ongoing diversity of our Board.

Currently, two of our nine director nominees are women, one of whom chairs our Finance and Planning Committee and the other chairs our Nominating, Governance and Sustainability Committee. Two director nominees have ethnically diverse backgrounds.

Board Diversity Metrics(1)

Board Independence
10%
90%
Non-Independent
Independent

Length of Service
20%
30%
50%
0 - 4 Years
5 - 9 Years
10+ Years

(1) Metrics represent the composition of the Board of Directors as of December 30, 2022.

Experience, Qualifications and Skills Represented on Our Board of Directors

In addition to the general qualifications highlighted above, in light of the Company's current needs and its business strategy, our Board of Directors has identified particular expertise, qualifications and skills that are important to be represented on our Board as a whole. The Board of Directors believes it is valuable to have a mix of individuals with expertise as senior executives in the areas of operations, finance, marketing and sales, consumer brands management, human resources, compensation and talent management; individuals with enterprise-level information technology expertise; and individuals with expertise in international market development, corporate strategy, corporate governance and risk management. The Board of Directors also believes it is important that a meaningful number of our directors have operating knowledge of the markets and industries in which the Company operates and competes, as well as general management experience or experience serving as a public company director. As a group, the members of the Board of Directors reflect the diverse mix of skills, experiences, backgrounds, and perspectives that the Board believes is optimal to foster an effective decision-making environment.

2023 Board of Director Nominees

The Board of Directors proposes that each of the nine nominees named and described below be elected for a one-year term expiring at the 2024 annual meeting of stockholders or when his or her respective successor is duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for election.

Our Board of Directors is comprised of individuals who collectively possess the particular qualifications and experiences we consider important to be represented on our Board of Directors as a whole. The table below highlights the primary reasons each individual was selected as a director nominee relative to our desired criteria for a diverse, well-balanced Board of Directors and the particular expertise, qualifications and skills we believe should be represented on our Board of Directors. Many of our directors have experience and expertise beyond those noted below. The table is intended to highlight the specific, unique characteristics which led to each individual's selection as a nominee and the collective strength of our Board's experience and expertise.

	Boris Elisman	Joseph Burton	Kathleen S. Dvorak	Pradeep Jotwani	Robert J. Keller	Thomas Kroeger	Ron Lombardi	Graciela I. Monteagudo	E. Mark Rajkowski
Director Since	2013	2022	2010	2014	2005	2009	2018	2016	2012
Age	60	58	66	68	69	74	59	56	64
Gender	M	M	F	M	M	M	M	F	M
Ethnically Diverse				Yes				Yes
Senior Operating Executive Expertise	✔	✔		✔	✔		✔	✔	✔
Senior Financial Executive Expertise			✔				✔		✔
Senior Marketing/Sales Executive Expertise	✔	✔		✔	✔			✔
Senior HR/Compensation/Talent Development Expertise						✔
Senior Consumer Brand and Digital Expertise		✔		✔			✔	✔
Operating Knowledge of Company's Industries	✔	✔	✔		✔	✔
Public Company Directorship Experience				✔	✔	✔	✔	✔	✔
IT/Cybersecurity/Technology Expertise	✔	✔	✔				✔		✔
International Market Development Expertise	✔	✔		✔				✔
Corporate Strategy Development Expertise	✔		✔		✔	✔	✔		✔
Corporate Governance Expertise			✔	✔		✔		✔
Risk Management Expertise	✔		✔		✔	✔			✔

The following paragraphs provide information about each director nominee’s background, including positions held, principal occupation and business experience for the past five years, and the names of other publicly traded companies for which he or she currently serves as a director or has served as a director during the past five years. For information about the number of shares of common stock beneficially owned by each director, see “Certain Information Regarding Security Holders.” There are no family relationships among any of the directors and executive officers of ACCO Brands.

The Board of Directors recommends that you vote FOR the election of all the nominees.

BORIS ELISMAN

Boris Elisman, Chairman of the Board and Chief Executive Officer. Mr. Elisman is the Company's Chairman of the Board and Chief Executive Officer. Mr. Elisman was appointed as Chairman of the Board in May 2016. Prior to becoming our President and CEO in March 2013, Mr. Elisman served as President and Chief Operating Officer of the Company from 2010 and was President, ACCO Brands Americas from 2008 to 2010. In 2008, he served as President of the Company's Global Office Products Group and from 2004 to 2008, he served as President of the Company's Computer Products Group.

JOSEPH B. BURTON

Mr. Burton is the CEO of Telesign Corporation, which provides digital identity and programmable communications application programming interface (APIs) to leading global enterprises to prevent fraud and enable omnichannel engagement. Before his election as Telesign's CEO in January 2021, he served as CEO of Plantronics (now Poly), an audio communications equipment company, from March 2016 to February 2020, after joining the company in 2011 as Chief Technical Officer and then serving as Chief Commercial Officer.

KATHLEEN S. DVORAK

Ms. Dvorak served as Executive Vice President and Chief Financial Officer of Richardson Electronics, Ltd., a global provider of engineered solutions and a leading distributor of electronic components to the electron device marketplace from 2007 until her retirement in August 2015. Previously, she was Senior Vice President and Chief Financial Officer of Essendant Inc. (formerly United Stationers Inc.), an office products wholesaler and distributor. Ms. Dvorak has a certificate in Cybersecurity Oversight from the National Association of Corporate Directors.

PRADEEP JOTWANI

Mr. Jotwani had a long and successful career at Hewlett-Packard Company (“HP”) serving in a number of different capacities from 1982 to 2007 and again from 2012 until July 2015. Among his responsibilities at HP were founding and serving as President of HP’s Consumer Business and setting up and serving as the Senior Vice President of Printing Supplies. When he retired from Hewlett-Packard in July 2015, he was Senior Vice President, LaserJet and Enterprise Solutions. In 2016 and 2017, Mr. Jotwani was a Fellow at the Distinguished Careers Institute at Stanford University.

ROBERT J. KELLER

Mr. Keller served as Chairman of the Board of Directors of the Company from October 2008 until his retirement in May 2016, and as Chief Executive Officer of the Company from October 2008 to March 2013. Prior to joining the Company, Mr. Keller served as President and Chief Executive Officer and as a director of APAC Customer Services, Inc., a provider of business process outsourcing services, and served in various capacities at Office Depot, Inc., most recently as its President, Business Services Group.

THOMAS KROEGER

Mr. Kroeger served as President of Spencer Alexander Associates, a provider of management consulting and executive recruiting services, from January 2004 until his retirement in March 2017. Mr. Kroeger previously served as chief human resources officer for each of Invacare Corporation, Office Depot, Inc. and The Sherwin-Williams Company. In each of these positions he was also a member of each company's executive committee. Upon the recommendation of the Nominating, Governance and Sustainability Committee, the Board of Directors has determined that it is in the best interests of the Company and its stockholders for Mr. Kroeger to stand for re-election for an additional year's term despite his reaching retirement age under our Corporate Governance Principles.

RON LOMBARDI

Mr. Lombardi is Chairman, President and Chief Executive Officer of Prestige Consumer Healthcare, Inc. (formerly Prestige Brands Holdings, Inc.) (“Prestige”), which markets and distributes brand-name consumer healthcare products throughout the United States and in certain international markets. He was elected Chairman of the Board of Prestige in May 2017 and has served as a director and as President and Chief Executive Officer since June 2015. Prior to this role, Mr. Lombardi served as Prestige's Chief Financial Officer from December 2010 until November 2015.

GRACIELA I. MONTEAGUDO

Ms. Monteagudo served as Chief Executive Officer of LALA U.S., a dairy company focused on manufacturing and selling drinkable yogurts and value-added specialty milks from March 2017 to December 2018. Ms. Monteagudo previously served as Senior Vice President and President, Americas for Mead Johnson Nutrition Company from July 2015 to February 2017 where she was responsible for Mead Johnson’s businesses in North America and Latin America. Between May 2012 and June 2015, Ms. Monteagudo served as Mead Johnson’s Senior Vice President and General Manager, North America and Global Marketing. Ms. Monteagudo has been a director of WD 40 Company since June 2020, and serves on its audit and finance committees. Additionally, Ms. Monteagudo has been a director of iHeart Media since July 2021 and serves on its audit committee. In 2022, Ms. Monteagudo received the ESG: Navigating the Board’s Role certificate from UC Berkeley.

E. MARK RAJKOWSKI

Mr. Rajkowski served as Senior Vice President and Chief Financial Officer of Xylem Inc., a global water technology company, from March 2016 until his retirement in December 2020. Mr. Rajkowski previously served as Senior Vice President and Chief Financial Officer of MeadWestvaco from 2004 until July 2015. He began his career with PricewaterhouseCoopers LLP and held financial and operating positions of increasing responsibility at Eastman Kodak Company prior to joining MeadWestvaco. Mr. Rajkowski is also a director of Orbia Advance Corporation S.A.B. de C.V., a global provider of innovative solutions for building and infrastructure, data communications, irrigation and chemical applications to advance life around the world.

Each of our director nominees possesses the judgment and business and educational background required, has a proven track record of success in his or her field as well as a reputation for integrity, honesty and adherence to high ethical standards. They each have business acumen, an ability to exercise sound judgment and a commitment of service to our Company, its stockholders and the Board of Directors.

Each of the director nominees has consented to serve a one-year term if elected. If any director nominee should become unavailable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. Additionally, in accordance with the Company’s Corporate Governance Principles, each director nominee has submitted a contingent, irrevocable resignation that the Board may accept in the event that the votes cast for the director nominee's election do not exceed the votes cast against the director nominee's election (with abstentions and broker non-votes not counted as a vote cast either for or against the director nominee's election). In that event, the Nominating, Governance and Sustainability Committee (or a special committee consisting solely of independent directors not subject to a failed vote) would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would then act on this recommendation within 90 days of the date that the election results were certified, and the Company would promptly publicly disclose the Board’s decision.

During 2023, there were nine meetings of the Board of Directors. Each director attended more than 85% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which such director served. In addition to participation at Board of Directors and committee meetings, our directors discharged their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with our Chairman and CEO as well as other members of senior management regarding matters of interest and concern to ACCO Brands.

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Principles to assist it in the exercise of its responsibility to oversee the performance of the Company's management for the benefit of the Company's stockholders and the creation of stockholder value. These principles, along with the charters of the Board of Directors' committees and other key policies and practices of the Board of Directors, provide a framework for the governance of the Company.

Director Independence

The Corporate Governance Principles provide that a majority of the members of the Board of Directors, and each member of the Audit Committee, the Compensation and Human Capital Committee and the Nominating, Governance and Sustainability Committee, must meet certain criteria for independence. Based on the NYSE independence requirements, the Corporate Governance Principles (which are available on our website, www.accobrands.com) set forth certain standards to assist the Board of Directors in determining director independence. The Corporate Governance Principles provide that a director will be considered independent only if the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, the Corporate Governance Principles provide that under no circumstances will a director be considered independent if:

(a)
the director is a current employee of the Company or any of its subsidiaries, or has an immediate family member who is a current executive officer of the Company or any of its subsidiaries;
(b)
the director is a former employee, or any immediate family member is a former executive officer, of the Company or its subsidiaries, until three years after the employment has ended;
(c)
the director (1) is a current partner or employee of the firm that is the Company's internal or external auditor; (2) has been within the last three years, or has an immediate family member that has been within the last three years, a partner or employee of such firm and worked on the Company's audit during that time; or (3) has an immediate family member who is currently, or within the last three years has been, an employee of such firm and participates in the audit, assurance or tax compliance (but not tax planning) practice;
(d)
the director or an immediate family member has been within the last three years employed as an executive officer of another company where any of the Company's present executive officers serves or has served at the same time on that company's compensation and/or human capital committee;
(e)
in any year, the director or any immediate family member receives, or in any twelve-month period within the last three years has received, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on future service); or
(f)
the director is a current employee, or any immediate family member is a current executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount that exceeds, in any of the last three fiscal years, the greater of $1 million or 2% of the other company's consolidated gross revenues.

Each currently serving member of the Board of Directors, other than Mr. Elisman, has been affirmatively determined by the Board of Directors to be independent as defined in the Corporate Governance Principles and in accordance with NYSE independence requirements. Additionally, former director Gina R. Boswell, who resigned effective December 31, 2022, was determined to be independent during her 2022 tenure.

Stockholder Communication

The Board of Directors and management encourage communication from our stockholders. Stockholders who wish to communicate with our management should direct their communication to the Chairman or the Office of the Corporate Secretary, Four Corporate Drive, Lake Zurich, Illinois 60047. Stockholders and other interested parties who wish to communicate with the non-employee or independent directors, any individual director or the Lead Independent Director should direct their communication care of the Office of the Corporate Secretary at the address above. The Corporate Secretary will forward to our Lead Independent Director any communications intended for the full Board of Directors, for the non-employee or independent directors as a group, or for the Lead Independent Director. Communications intended for an individual director will be forwarded directly to that director. If multiple communications are received on a similar topic, the Corporate Secretary may, in her discretion, forward only representative correspondence. Any communications that are unrelated to the Company or Board business or that are abusive, inappropriate or in bad taste or present safety, security or privacy concerns may be handled differently.

Annual Meeting Attendance

We do not have a formal policy requiring members of the Board of Directors to attend stockholders' annual meetings, although all director nominees are currently expected to attend our live audio webcast. All of the director nominees serving on the Board of Directors at the time of the 2022 annual meeting of stockholders attended the 2022 annual meeting which was also held virtually.

Board of Directors' Leadership Structure

Our Corporate Governance Principles provide that in the event the Chairman of the Board is also serving as the Company's CEO, one of our independent directors shall be designated as our Lead Independent Director. The Board believes it is appropriate not to have a policy requiring the separation of the offices of Chairman and CEO so that the Board may make this determination based on what it believes is best under the circumstances. The Board of Directors regularly evaluates the Company's leadership structure and whether it is in the best interests of the Company for the positions of Chairman and CEO to be separate or combined.

The Board believes that our current leadership structure is appropriate for the Company. The combination of a Lead Independent Director, the independence of the Board's committees, the regular use of executive sessions, and a Chairman who is not independent, provides for a well-functioning and effective balance between strong company leadership and effective oversight of our management and our Company by active, independent directors.

Chairman and CEO

Since May 2016, the role of Chairman and CEO has been combined under Mr. Elisman. The Board continues to believe that having a single leader for the Company conveys unified leadership and direction to our customers, business partners, investors and other stakeholders and sharpens our focus in executing our business strategies and plans. Mr. Elisman has extensive knowledge of our Company's business and is in the best position to focus the attention of our independent directors on matters that are most critical to our Company. The Board believes that this leadership structure has contributed to our long-term financial success.

The Chairman has the authority to call meetings of the Board and presides at such meetings. He is primarily responsible for shaping Board agendas (in consultation with our Lead Independent Director) and communicates with all directors on key issues and concerns outside of Board meetings.

Lead Independent Director

We believe that having a Lead Independent Director provides essentially the same benefits as having an independent chairman in terms of access to management and an independent voice with significant input into corporate governance. Mr. Kroeger currently serves as our Lead Independent Director, who presides at meetings of all non-employee directors in executive session. Each regularly scheduled quarterly Board meeting includes a non-employee director executive session. This allows directors to speak candidly on any matter of interest, without the Chairman and CEO, or other members of management, present. The Lead Independent Director works closely with Mr. Elisman in establishing the agenda for each meeting of the Board of Directors, attends committee meetings, as appropriate, and acts as a conduit for contact between Mr. Elisman and the other directors. Together with the chairman of our Compensation and Human Capital Committee, the Lead Independent Director also facilitates the process of evaluating Mr. Elisman's performance and determining his compensation. Our Lead Independent Director also facilitates and oversees our annual Board self-evaluation process, together with our Nominating, Governance and Sustainability Committee.

Independent Committee Structure

Further, we view the independent members of our Board of Directors and the four standing Board committees as providing appropriate oversight and further balance to the combined Chairman and CEO role. For additional information regarding the roles and responsibilities of our Audit Committee, Compensation and Human Capital Committee, Nominating, Governance and Sustainability Committee, and Finance and Planning Committee, see “Committees.” The Chairman and CEO does not serve on any of our standing committees and, as discussed in more detail below, the entire Board of Directors is actively involved in overseeing our risk management.

Risk Oversight

Our Board of Directors believes that an effective enterprise risk management program (“ERM”) will identify in a timely manner the material near-term and emerging risks we face or may face in the future, and communicate necessary information about those risks to senior management and, as appropriate, to the Board of Directors or its relevant committees. Additionally, our Board of Directors believes an effective ERM supports the implementation of appropriate and responsive risk management strategies and integrates risk management into our decision-making. Our senior management has primary responsibility for managing enterprise risks as well as the day-to-day risks associated with our business, including strategic, operational, financial, legal, regulatory, cybersecurity and technology, environmental, social, governance, geopolitical, reputational, and emerging risks.

Our Board is responsible for the oversight of our enterprise risk management. Our ERM includes procedures designed to help identify, evaluate, monitor, manage and mitigate the major internal and external risks to our business, and to align risk-taking appropriately with our efforts to increase stockholder value. The Board currently oversees our risk management primarily through our Board committee structure. The Nominating, Governance and Sustainability Committee oversees the ERM procedures established by management, and the Board's standing committees provide direct oversight of our enterprise risks as set forth below, receiving updates from management at least annually on their assigned risks. Management's written presentations regarding these high priority risks are posted to the full Board, and the Board committees regularly provide updates to the Board with respect to the risk areas for which they are responsible. Additionally, management maintains an enterprise risk dashboard which is refreshed quarterly and distributed to the Board. In 2022, management expanded the focus of its risk identification activities to consider climate-related risks.

Enterprise Risk Oversight Responsibilities

Audit Committee
•
Reporting and Financial Controls--Including financial risks associated with the preparation of the Company's financial statements and financial compliance activities (including the adequacy of internal control over financial reporting (including business process controls and information technology controls) and disclosure controls and procedures). Oversees the Company's Vice President of Internal Audit regarding internal audit engagements and findings
•
Cyber Security, Information System Security and Data Integrity
•
Disaster Recovery and Preparedness, and Business Continuity
•
Litigation and Claims--Receives regular updates from the Company's General Counsel regarding litigation, claims and regulatory matters

Compensation and Human Capital Committee
•
Executive Compensation--Including ensuring that the structure of our executive compensation programs provides incentives that appropriately reward executives for executing corporate strategy and growing stockholder value and does not encourage excessive risk taking
•
Acquisition and Maintenance of Human Capital--Including risks related to the Company's succession planning and management development programs
•
Social--Oversees risks related to the Company's social sustainability activities (the “S” in ESG), e.g., pay equity, diversity and inclusion, employee engagement and employee safety, and monitors progress towards the achievement of goals

Nominating, Governance and Sustainability Committee
•
Environmental, Social and Governance ("ESG")--Together with the Compensation and Human Capital Committee, oversees risks related to the Company's environmental, social and governance activities
•
Legal, Regulatory and Compliance

Finance and Planning Committee
•
Capital Structure and Financing--Oversees financial risks with respect to the Company's capital structure, investments, use of derivatives and hedging instruments, currency exposure, retirement plans, financial resiliency, and other business and financing plans and policies
•
Macroeconomic Conditions

In addition to the risk oversight activities undertaken by each of the Board committees, the Board as a whole participates in regular discussions among directors and with executive management with respect to several core subjects in which risk oversight is an inherent element, including strategy, operations, financing, and mergers and acquisitions. Operational and strategic presentations to the Board include consideration of the challenges and risks to our business. At least annually, our Board reviews management's long-term strategic plans and the risks associated with carrying out these plans.

Cybersecurity

Our Audit Committee oversees the Company's cybersecurity risks. Ms. Dvorak, a member of our Audit Committee has a certificate in Cybersecurity Oversight from the National Association of Corporate Directors. Our Senior Vice President and Chief Information Officer and our Vice President, Global Cybersecurity, update the Audit Committee periodically regarding the actions management is taking to mitigate the Company's cybersecurity risks and continually enhance the Company's cybersecurity protection. Annually, they also present information regarding management's annual cybersecurity risk and maturity assessments. This annual briefing is also posted to the full Board. The Audit Committee is notified and briefed regularly in the event of a cybersecurity incident, regardless of the ultimate severity of the situation. The Board and executive management participate in cybersecurity training and conduct tabletop exercises on a periodic basis.

The Company maintains cybersecurity insurance coverage in an amount that management believes to be appropriate for the Company's risk profile. The Company also regularly conducts mandatory cybersecurity training for its employees and all new hires are required to take cybersecurity training within 48 hours of receiving their Company computer. Failure to complete the training results in their system access being suspended until completion. Management also regularly conducts “phishing” exercises to test the effectiveness of its training programs. Under certain circumstances, employees who fall prey to the exercise are required to participate in additional remedial cybersecurity training. The results of these exercises are reported to the Audit Committee. Employees also receive monthly newsletters highlighting cybersecurity developments as well as targeted email messages, as appropriate.

Governance, Environmental Sustainability and Social Responsibility

Together, the Nominating, Governance and Sustainability Committee and the Compensation and Human Capital Committee oversee the Company's environmental, social and governance (“ESG”) activities and risks. In 2019, the Company publicly announced its intention to achieve three ESG goals by 2025. These commitments are 1) improving the energy efficiency of our facilities, 2) increasing the percentage of female leaders globally, and 3) raising the percentage of our revenue generated from certified or sustainable products. The full Board receives a quarterly scorecard tracking the Company's progress against these goals as well as an overall update on ESG at least annually.

The Nominating, Governance and Sustainability Committee oversees management's administration of the Company's corporate social responsibility and environmental sustainability programs and its annual ESG reporting. It also oversees the Company's corporate governance policies and practices, including its Code of Conduct and corporate compliance programs and training. Mandatory Code of Conduct training is conducted annually. Areas of focus include anti-corruption and bribery as well as the importance of “speaking-up” and the Company's non-retaliation policy. The Nominating, Governance and Sustainability Committee receives updates from management at least annually on all of these topics. These briefings are also posted to the full Board.

Our Compensation and Human Capital Committee oversees the Company's diversity and inclusion strategies as well as overall Company culture and employee health and safety. Our Global Chief People Officer regularly updates the Compensation and Human Capital Committee on the status of the Company's diversity and inclusion and culture initiatives. She also reviews these initiatives at least once a year with the full Board. We periodically invite employees to give candid feedback about their experiences working for ACCO Brands through an Employee Engagement Survey, the most recent of which occurred in late 2021 with a 91 percent response rate. Each key region and function is actively working on specific engagement plans based on this employee feedback, with an emphasis on work simplification and employee development. This active engagement of leadership and employees not only drives our workplace culture, it also results in positive business performance.

Committees

The Board of Directors has established an Audit Committee, a Compensation and Human Capital Committee, a Nominating, Governance and Sustainability Committee and a Finance and Planning Committee, each of which operates pursuant to a written charter that is available on our website (www.accobrands.com).

The Company also has an Executive Committee that consists of Messrs. Kroeger (Chairperson), Elisman, Keller and Rajkowski. The Executive Committee considers matters that arise between regularly scheduled Board meetings to the extent they require prompt attention or are deemed appropriate by the Board for consideration by the Executive Committee on behalf of the Board. The Executive Committee also provides input and feedback to executive management as it prepares for the annual review of the Company's long-term strategy with the Board. The Executive Committee has all the power and authority of the Board of Directors except for specific powers that must be exercised by the entire Board of Directors.

Audit Committee
Members	Number of Meetings Last Year

The members of the Audit Committee are Mr. Lombardi (Chairperson), Messrs. Burton and Rajkowski and Ms. Dvorak. Each member meets the independence standards of our Corporate Governance Principles and the NYSE and the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member meets the financial literacy requirements of the NYSE and has been determined by the Board of Directors to be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

Nine

Primary Functions

Oversees (1) the integrity of our financial statements and our accounting and financial reporting processes, (2) the independence and qualifications of our independent auditors, (3) the performance of the independent auditors and our internal audit function, and (4) our compliance with legal and regulatory requirements not specifically delegated to other Board committees. As part of its responsibilities, the Audit Committee, among other things:

•
retains and oversees an independent, registered public accounting firm to serve as the Company's independent auditors and monitors the independence and performance of our independent auditors;
•
approves the scope of audit work and reviews reports and recommendations of our independent auditors;
•
discusses with our independent auditors our annual and quarterly financial statements and meets separately with our independent auditors on a quarterly basis;
•
reviews internal audit staffing levels, qualifications and annual expense budgets, and oversees our internal audit function;
•
reviews the annual internal audit plan, summaries of key reports and updates on the results of internal audit work;
•
pre-approves all audit and permissible non-audit services to be provided by our independent auditors in accordance with policies and procedures established and maintained by the Audit Committee;
•
reviews and discusses with management our financial statements and quarterly and annual reports to be filed with the SEC, including any significant issues regarding financial statement presentation and judgments, as well as our earnings announcements and related materials;
•
reviews and discusses with management major issues regarding accounting and auditing principles and practices, significant changes in the Company’s selection or application of accounting principles and the effect of any pending or newly implemented regulatory and accounting initiatives on the Company’s financial statements;
•
reviews and discusses with management the adequacy and effectiveness of our disclosure controls and procedures and our internal control over financial reporting, including any material weaknesses, significant deficiencies or changes in internal controls;
•
discusses with management, the internal auditors and the independent auditor, the Company’s policies and procedures governing risk assessment and risk management;
•
oversees management’s policies and procedures related to (i) managing risks associated with the preparation of the Company’s financial statements, (ii) data security risks, including cybersecurity threats and data integrity, (iii) business continuity and disaster recovery, and (iv) except as delegated to the Finance and Planning Committee, financial risk assessment and risk management, and discusses with management the Company’s major financial risk exposures and the steps taken to monitor and control such exposures;
•
establishes and oversees procedures for receiving and responding to concerns regarding accounting, internal control over financial reporting and auditing matters; and
•
reviews and approves (or ratifies where appropriate) certain related-party transactions.

Compensation and Human Capital Committee
Members	Number of Meetings Last Year

The members of the Compensation and Human Capital Committee are Messrs. Jotwani (Chairperson) Burton, and Rajkowski and Ms. Monteagudo. Each member meets the independence standards of our Corporate Governance Principles and the NYSE, as well as qualifies as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

Eight

Primary Functions

Oversees compensation and benefit programs for our executive officers and other members of senior management, with a view towards attracting, motivating, and retaining high-quality leadership and compensating those individuals in a manner that is aligned with stockholders' interests, consistent with competitive practices, commensurate with performance and in compliance with the requirements of appropriate regulatory bodies, as well as the Company's human capital strategies related to its strategic business plans and social responsibility goals. As part of its responsibility, the Compensation and Human Capital Committee, among other things:

•
establishes the Company's compensation philosophy;
•
considers the impact of say-on-pay vote outcomes and stockholder engagement feedback on executive compensation;
•
reviews and approves, at least biennially, the compensation Peer Group used to establish executive pay levels and design practices and assess relative performance;
•
reviews and approves the use of cash and equity incentives, as well as the metrics used for short- and long-term incentives and the range of performance requirements and payout caps for each incentive program;
•
annually reviews and recommends to the Board of Directors the compensation of our CEO and evaluates his performance, and establishes and approves the compensation for our other executive officers;
•
administers and reviews the Company's incentive compensation plans; determines and approves, or recommends for approval, grants of awards under such plans to executive officers; and delegates, at its discretion, to the CEO the authority to grant equity-based and incentive awards to non-executive employees;
•
oversees and, where applicable, administers the Company's health and benefit and defined benefit, retirement and supplemental retirement plans, including the Company's 401(k) plan;
•
exercises the Board of Directors' authority with respect to employment, compensation, severance and change-in-control arrangements or agreements with executive officers, and, if applicable, other key employees as it may determine, and oversees management's administration of such agreements or arrangements;
•
oversees the succession planning and management development processes for all executive officers and makes recommendations to the Board of Directors in connection with succession planning for our CEO;
•
oversees the development of human capital strategies in support of the Company's strategic business plan;
•
monitors progress toward the Company's achievement of its social sustainability goals (the “S” in ESG), e.g., pay equity, diversity and inclusion, and employee engagement;
•
assesses risk management practices with respect to the Company's executive compensation program;
•
periodically reviews the incentive compensation recoupment or forfeiture policies applicable to the Company’s executive officers and from time-to-time updates or makes recommendations to the Board regarding updates to such policies; and
•
establishes and reviews guidelines requiring our executives and other officers to maintain certain levels of stock ownership in the Company.

Nominating, Governance and Sustainability Committee
Members	Number of Meetings Last Year

The members of the Nominating, Governance and Sustainability Committee are Ms. Monteagudo (Chairperson) and Messrs. Jotwani and Kroeger. Each member meets the independence standards of our Corporate Governance Principles and the NYSE.

Seven

Primary Functions

Develops and oversees the Company's corporate governance policies and provides advice with respect to corporate governance, the rights and interests of stockholders and other stakeholders; oversees the Company's corporate social responsibility and environmental sustainability programs; and identifies, reviews and recommends qualified candidates for election to the Board of Directors and its committees. As part of its responsibility, the Nominating, Governance and Sustainability Committee, among other things:

•
annually reviews and, if desirable, recommends changes to the Company's Corporate Governance Principles;
•
reviews and provides recommendations with respect to the composition and structure of the Board of Directors and the duties, powers, composition and structure of the Board's committees;
•
establishes and reviews criteria relating to the qualifications, candidacy, service and tenure of directors and the procedures for the consideration of director candidates recommended by the Company's stockholders;
•
identifies and evaluates potential director candidates and recommends nominees for election or re-election as members of the Board of Directors;
•
establishes and reviews criteria and qualifications for membership on the Board's committees and recommends directors for membership on such committees;
•
together with our Lead Independent Director, manages the annual performance review process of the Board of Directors and the Board's committees;
•
annually reviews and may make recommendations regarding compensation arrangements for non-employee directors, and administers the Company's non-employee director deferred compensation plan;
•
develops, recommends and periodically reviews the non-employee director stock ownership guidelines;
•
oversees management's administration of the Company's ERM; and
•
oversees management's administration of the Company's corporate social responsibility and environmental sustainability programs (ESG) and periodically evaluates the effectiveness of, and makes recommendations regarding, the Company's environmental, social and governance programs, policies and initiatives.

Finance and Planning Committee
Members	Number of Meetings Last Year

The members of the Finance and Planning Committee are Ms. Dvorak (Chairperson), and Messrs. Keller and Lombardi. Each member meets the independence standards of our Corporate Governance Principles and the NYSE.

Five

Primary Functions

Assists the Board of Directors in fulfilling its responsibilities to monitor and oversee the Company's financial affairs with respect to the Company's capital structure, investments, business and financing plans and policies, as well as financing requirements. The Finance and Planning Committee also evaluates specific financial proposals, plans, strategies, transactions and other initiatives. As part of its responsibility, the Finance and Planning Committee, among other things:

•
reviews the capital structure and financing requirements of the Company, as well as the Company's debt ratings and bank credit facility arrangements, and makes recommendations to management concerning the Company's liquidity needs;
•
reviews and approves the Company's policies related to the use of hedging and derivative instruments, including, among other things, approving any future authorizations for the Company and its subsidiaries to enter into swaps;

•
reviews and makes recommendations to the Board on strategic actions under consideration by the Company, including any proposed acquisitions or divestitures, mergers, joint ventures or strategic alliances or investments (including the financing thereof) or other actions to maintain or enhance stockholder value, where more in-depth consideration may be warranted than is practical for the whole Board to undertake;
•
reviews and makes recommendations to management regarding the annual business plan, the Company's dividend policy, and proposals regarding equity or debt transactions or proposed strategic or other extraordinary actions under consideration; and
•
annually reviews the funding and investment performance of the Company's defined benefit, retirement and supplemental retirement plans, including the Company's 401(k) plan.

Board and Committee Self-Evaluation

The Board recognizes that a thorough, constructive self-evaluation process enhances its effectiveness and is an essential element of good corporate governance. Accordingly, the Nominating, Governance and Sustainability Committee, together with our Lead Independent Director, oversee an annual self-evaluation process to ensure that the full Board and each of its committees conducts a thorough self-assessment of its performance and solicits feedback for improvement.

Evaluation topics include board meeting mechanics and content quality; board organization, composition and operation; performance of board members, including the quality and candor of board deliberations; board dynamics and culture; committee performance and director education opportunities. The Nominating, Governance and Sustainability Committee reviews and reassesses the format and effectiveness of the evaluation process each year and makes changes when considered necessary or appropriate. The purpose of the self-evaluation process is to identify ways in which to enhance the effectiveness of the Board’s and committees’ oversight of the Company’s business and financial performance and its corporate governance. Feedback on individual director performance is encouraged as part of the process.

As part of the self-evaluation process, each director completes written questionnaires developed by the Nominating, Governance and Sustainability Committee to provide feedback on the effectiveness of the Board and the committees on which he or she serves. The Lead Independent Director receives a summary of all responses from the written questionnaires and then has one-on-one discussions with each director. Each Committee Chair also receives the summary responses for his or her committee and may also have individual discussions with committee members. The results of the written questionnaires and the topics generated from the individual conversations with the Lead Independent Director and Committee Chairs are presented to the Board and each committee for discussion in executive session.

Director Nomination Process

In identifying and evaluating director candidates for recommendation as nominees to the Board of Directors, the Nominating, Governance and Sustainability Committee will determine, among other things, whether there are any evolving needs of the Board of Directors and the Company that require a director with particular expertise, experience or background to fill that need. The Nominating, Governance and Sustainability Committee may retain a third-party search firm to locate and provide information on candidates that meet the needs of the Board of Directors at that time. The Chairperson of the Nominating, Governance and Sustainability Committee and some or all of the members of the Nominating, Governance and Sustainability Committee and the Board will interview potential candidates that are deemed appropriate. If the Nominating, Governance and Sustainability Committee determines that a potential candidate meets the needs of the Board of Directors, has the qualifications, and meets the standards set forth in the Company's Corporate Governance Principles and as further described under the headings “Election of Directors--Qualifications Required for All Directors”, and “--Experience, Qualifications and Skills Represented on Our Board of Directors” and “--Board Diversity,” it will recommend to the Board of Directors the nomination of the candidate.

The Nominating, Governance and Sustainability Committee will consider director candidates recommended by stockholders if properly submitted to the Nominating, Governance and Sustainability Committee. Stockholders wishing to recommend persons for consideration by the Nominating, Governance and Sustainability Committee as nominees for election to the Board of Directors can do so by writing to the Office of the Corporate Secretary at Four Corporate Drive, Lake Zurich, Illinois 60047. Recommendations must include the proposed nominee's name, biographical data and qualifications as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Nominating, Governance and Sustainability Committee will then consider the candidate and the candidate's qualifications. The Nominating, Governance and Sustainability Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the reasons for making the nomination and may interview the candidate if the Nominating, Governance and Sustainability Committee deems the candidate to be appropriate. The

Nominating, Governance and Sustainability Committee may use the services of a third-party search firm to provide additional information about the candidate in determining whether to make a recommendation to the Board of Directors.

The process for considering stockholder-recommended candidates and all other candidates is designed to assist the Nominating, Governance and Sustainability Committee in fulfilling its responsibility to recommend only candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established in our Corporate Governance Principles. Stockholders seeking to nominate persons for election to our Board of Directors must comply with our procedures for stockholder nominations set forth in our By-laws and as described under the heading “Submission of Stockholder Proposals and Nominations.”

Compensation and Human Capital Committee Interlocks and Insider Participation

All members of the Compensation and Human Capital Committee are considered independent under our Corporate Governance Principles. None of the members of the Compensation and Human Capital Committee nor any other member of our Board of Directors served as an executive officer of another entity during 2022 for which any of our executive officers served as a director or a member of its compensation committee. None of the members of our Compensation and Human Capital Committee has a relationship with us that is required to be disclosed under Item 404 of SEC Regulation S-K.

Delinquent Section 16(a) Reports

Section 16(a) requires all of our executive officers, directors and 10% owners to file reports of their transactions in ownership of the Company's stock. Based solely on a review of the reports filed electronically with the SEC and written representations from our directors and executive officers, all required reports were timely filed with respect to the 2022 fiscal year except for Deborah A. O'Connor's Form 3 filed on May 3, 2022, to report zero holdings in Company stock at the time of her appointment as Executive Vice President and Chief Financial Officer.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that a transaction or any series of similar transactions between the Company and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter and in accordance with the Company’s Code of Conduct, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal written policy that requires the Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Audit Committee will review any transaction exceeding $120,000 in value in which the Company is, or will be, a participant, and in which any of the Company’s directors or executive officers or any of their immediate family members had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith.

2022 DIRECTOR COMPENSATION

Director compensation is set by the Board of Directors upon a recommendation from the Nominating, Governance and Sustainability Committee. The key objective of our non-employee directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. In addition, our compensation program is designed to align the interests of our Board with the long-term interests of our stockholders by linking a significant portion of director compensation to common stock performance. The compensation program is also designed to recognize the time commitment, expertise and potential liability associated with active Board membership. We compensate our non-executive directors with a combination of cash and equity-based compensation.

The Nominating, Governance and Sustainability Committee reviews non-employee director compensation annually and periodically engages the Compensation and Human Capital Committee’s independent consultant to conduct comprehensive reviews, including a review of director compensation of our Peer Group as described in “Compensation Discussion and Analysis--Discussion and Analysis--Peer Group.” The Nominating, Governance and Sustainability Committee uses the data and advice provided by the independent consultant, along with information from benchmarking studies conducted by the National Association of Corporate Directors and others, in formulating its recommendation to the Board regarding non-employee director compensation.

The following table sets forth the compensation paid to members of our Board of Directors in 2022 (other than Mr. Elisman). Mr. Elisman's compensation is included in the 2022 Summary Compensation Table since he is a named executive officer of the Company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Gina Boswell(1)	77,750	149,261		227,011
Joseph B. Burton(2)	36,657	94,864		131,521
Kathleen S. Dvorak	105,000	125,000		230,000
Pradeep Jotwani	110,000	125,000	2,500	237,500
Robert J. Keller	92,500	125,000		217,500
Thomas Kroeger	125,000	125,000	5,000	255,000
Ron Lombardi	115,000	125,000		240,000
Graciela I. Monteagudo	105,000	125,000		230,000
E. Mark Rajkowski	92,500	125,000		217,500

(1)
Ms. Boswell joined the Board of Directors on March 1, 2022, and resigned effective as of December 31, 2022, to take a position as the chief executive officer of another public company. At the time of her appointment, she received a pro rata grant of RSUs for the period from March 1, 2022 until May 16, 2022. She received a second full annual RSU grant along with all of our other directors on May 17, 2022. Both of these grants were subsequently forfeited, since they were not vested at the time of her resignation.
(2)
Mr. Burton joined the Board of Directors on August 12, 2022.
(3)
The amounts represent the grant date fair value of restricted stock unit awards determined in accordance with FASB ASC Topic 718. Assumptions used in determining the grant date fair value of these awards are set forth in Note 7 to the Company’s consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC. The aggregate number of outstanding stock awards held by each director at December 31, 2022 is set forth in the table below:

Name	Restricted Stock Units (RSUs)
Gina Boswell(1)	20,269
Joseph B. Burton	14,043
Kathleen S. Dvorak	147,572
Pradeep Jotwani	124,629
Robert J. Keller	104,219
Thomas Kroeger	97,368
Ron Lombardi	71,338
Graciela I. Monteagudo	87,578
E. Mark Rajkowski	132,197

(4)
For Messrs. Jotwani and Kroeger, the amount under “All Other Compensation” represents a matching charitable donation made by the Company on their behalf. See “--Director Charitable Matching Gift Program.”

Cash Compensation for Non-Employee Directors. Each non-employee director earns an annual cash retainer of $95,000. There are no separate meeting fees paid. In addition to the cash annual retainer, committee chairpersons receive additional annual cash retainers totaling $25,000 for the Audit Committee, $20,000 for the Compensation and Human Capital Committee, and $15,000 for the Nominating, Governance and Sustainability Committee and Finance and Planning Committee. The Lead Independent Director is paid an additional annual cash retainer of $30,000. Cash retainers are paid quarterly and pro-rated as appropriate.

A non-employee director may elect to defer the cash portion of his or her compensation under our Deferred Compensation Plan for Directors (the “Deferred Plan”). If this option is chosen, the director can have his or her deferral account credited in either or both a phantom fixed income or a phantom stock unit account. The phantom stock unit account would correspond to the value of, and the dividend rights associated with, an equivalent number of shares of the Company's common stock. Upon the conclusion of service as a director, the balance in a phantom stock unit account or the balance in a phantom fixed income account would be paid to the director in a lump-sum cash distribution. Our obligation to redeem a phantom account is unsecured and is subject to the claims of our general creditors. For the year 2022, none of the directors elected to defer cash compensation and none had any balances in a phantom fixed income or phantom stock unit account.

Equity-Based Compensation for Non-Employee Directors. Each non-employee director is entitled to receive an annual equity grant either in the form of restricted stock units (“RSUs”) or common stock under the 2022 ACCO Brands Corporation Incentive Plan (including its predecessor or successor plans, the “Incentive Plan”) with a fair market value (as defined in the Incentive Plan) of $125,000. Annual equity grants are made at the time of our annual stockholders' meeting each year and non-employee directors elected to the Board of Directors other than at an annual meeting receive a pro-rata portion of such amount based on the time between their date of appointment and the date of the next annual stockholders' meeting.

Non-employee directors are required to receive their equity grants in the form of deferred RSUs if they have not yet attained the minimum stock ownership required under the Non-Employee Director Stock Ownership Guidelines. After achieving the minimum stock ownership threshold, directors may elect each year whether to receive an unrestricted stock grant or deferred RSUs under the Deferred Plan.

Under the terms of the Incentive Plan and each individual director’s RSU award agreements, each RSU represents the right to receive one share of our common stock. Historically, each RSU was fully vested on the grant date. Commencing with the 2021 annual grants, director RSUs vest in full on the first anniversary of the grant date, provided that the director has been a member of the Board through the vesting date, and subject to accelerated vesting upon certain events. In either case, the payment of such RSUs to non-employee directors is deferred under the Deferred Plan. The Deferred Plan provides that such awards are payable within 30 days after the conclusion of service as a director. Directors holding deferred RSUs are credited with additional RSUs based on the amount of any dividend that may be paid by the Company.

Non-Employee Director Stock Ownership Guidelines. To further align our non-employee directors' interest with those of our stockholders, the Company maintains share ownership guidelines which require each non-employee director to maintain ownership in shares of the Company's common stock equal to five times his or her annual cash retainer within five years of joining our Board of Directors. Shares counting towards ownership targets include shares beneficially owned through a trust, spouse or dependent child, and RSUs.

Director Charitable Matching Gift Program. The Company has established a program under which it will make matching charitable gifts of up to $5,000 annually on behalf of each of its directors. During 2022, two directors participated in this program.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proxy Item 2)

The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023. During 2022, KPMG served as the Company’s independent registered public accounting firm and also provided certain other services to the Company. The Audit Committee and the Board of Directors recommend that you ratify this appointment. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year 2023 is ratified."

The Audit Committee is responsible for the selection, retention and oversight of the Company’s independent registered public accounting firm. If stockholders do not ratify the appointment of KPMG as the Company’s independent registered accounting firm for 2023, the Audit Committee will reconsider its selection but may, nevertheless, continue to retain KPMG. Even if the selection is ratified, the Audit Committee has the discretion to appoint a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be appropriate.

A member of KPMG is expected to be in attendance during the Annual Meeting to make a statement if he or she desires and will respond to appropriate questions that may be asked by stockholders.

The Board of Directors recommends that you vote FOR Proxy Item 2.

Report of the Audit Committee

The Audit Committee is composed of directors that are “independent” as defined under the NYSE corporate governance listing standards and Rule 10A-3 of the Exchange Act. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm for 2022, KPMG, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and KPMG the Company’s audited financial statements for the year ended December 31, 2022, and reports on the effectiveness of internal control over financial reporting as of December 31, 2022, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, including a discussion of the reasonableness of significant judgments and clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

The Audit Committee has reviewed and discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has discussed with KPMG the firm's independence from the Company, including the matters in the written disclosures and letter provided to the Audit Committee by KPMG regarding the firm’s communications with the Audit Committee concerning independence as required by the PCAOB and has considered the compatibility of non-audit services with the auditing firm's independence.

The Audit Committee discussed with KPMG the overall scope and plans for its integrated audit. The Audit Committee meets with KPMG, with and without management present, to discuss the results of the firm's examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Members of the Audit Committee:

Ronald Lombardi (Chairperson)

Joseph B. Burton

Kathleen S. Dvorak

E. Mark Rajkowski

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Audit and Non-Audit Fees

Our independent registered public accounting firm for the 2021 and 2022 fiscal years was KPMG. The following table summarizes the fees paid or payable by the Company to KPMG for services rendered during 2021 and 2022, respectively:

	2021	2022
Audit fees(1)	$3,464,303	$3,388,190
Audit-related fees(2)	$ 32,206	$ 17,109
Tax fees(3)	$ 63,357	$ 890
All other fees(4)	$ 13,455	$ 16,166
Total	$3,573,321	$3,422,355

(1)
Audit fees include fees for the audit of our annual financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, the review of the financial information included in our Form 10-Q quarterly reports filed with the SEC, and services performed in connection with statutory audits and regulatory filings or engagements. The decrease in audit fees was principally due to audit fees in 2021 for work related to the PowerA acquisition and our bond offering and debt restructuring which did not recur in 2022. This reduction in fees was partially offset by increases in 2022 audit fees related to our step 1 goodwill impairment analyses.
(2)
Audit-related fees include professional services related to the performance of the audit and are primarily agreed upon procedures and compliance audits required under various local international regulations.
(3)
Tax fees consist principally of professional services rendered for domestic and international tax compliance work.
(4)
All other fees relate to professional services rendered for the compilation of statutory financial statements for specific international legal entities.

Approval of Audit and Non-Audit Services

All audit and non-audit services provided to the Company by KPMG are approved in advance by the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to approve such services on behalf of the Audit Committee. The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the registered public accounting firm’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes preset spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of preset spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above for services provided to the Company under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee in accordance with the Company’s pre-approval policies and procedures.

CERTAIN INFORMATION REGARDING SECURITY HOLDERS

The following table sets forth the beneficial ownership of the Company’s common stock as of March 1, 2023 by the following individuals or entities:

•
each person known to us that owns more than 5% of the outstanding shares of the Company’s common stock;
•
each of our directors and named executive officers; and
•
all directors and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned, subject to applicable community property laws. As of March 1, 2023, 94,512,541 shares of common stock were outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to RSUs or stock options held by that person that vest or are exercisable on or before April 30, 2023 (within 60 days after March 1, 2023) are deemed outstanding.

Beneficial Ownership
Name	Number of Shares	Number of Shares Subject to Options(1)	Number of Shares Subject to RSUs(2)	Total	Percent
BlackRock, Inc.(3) 55 East 52nd St New York, NY 10055	9,376,646	—	—	9,376,646	9.9%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	9,051,503	—	—	9,051,503	9.6%
Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Road Austin, TX 78746	6,841,421	—	—	6,841,421	7.2%
Wellington Management Group LLP(6) 280 Congress St. Boston, MA 02210	5,314,216	—	—	5,314,216	5.6%
Allspring Global Investments Holdings, LLC(7) 525 Market St, 10th Floor San Francisco, CA 94105	5,252,092	—	—	5,252,092	5.6%
Joseph B. Burton	—	—	—	—	*
Kathleen S. Dvorak	18,478	—	130,766	149,244	*
Boris Elisman(8)	1,322,184	1,003,598	87,022	2,412,804	2.5%
Pradeep Jotwani	—	—	107,823	107,823	*
Robert J. Keller	256,947	—	87,413	344,360	*
Thomas Kroeger(9)	56,587	—	97,368	153,955	*
Ron Lombardi	110,000	—	54,532	164,532	*
Graciela I. Monteagudo	—	—	70,772	70,772	*
E. Mark Rajkowski (10)	58,169	—	115,391	173,560	*
Patrick H. Buchenroth	147,672	215,363	18,697	381,732	*
Neal V. Fenwick(11)	660,234	241,315	25,464	927,013	*
Deborah A. O'Connor	—	—	—	—	*
Cezary Monko	115,427	298,455	23,796	437,678	*
Thomas W. Tedford	334,235	389,857	33,993	758,085	*
All directors and executive officers as a group (20 persons)(12)	3,538,024	2,741,557	897,394	7,176,975	7.3%

* Less than 1%

(1)
Indicates the number of shares of common stock issuable upon the exercise of options exercisable on or before April 30, 2023 (within 60 days after March 1, 2023).
(2)
Indicates the number of shares subject to vested RSUs or RSUs that may vest on or before April 30, 2023 (within 60 days after March 1, 2023). For members of our Board of Directors, these units represent the right to receive one share of common stock upon cessation of service as a director.
(3)
Based solely on a Schedule 13G filed with the SEC on January 24, 2023 by BlackRock, Inc., on its own behalf and on behalf of certain affiliates. Of these shares, BlackRock, Inc. has sole voting power over 8,901,062 of the shares and sole dispositive power over all of the shares.

(4)
Based solely on a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group. Of these shares, The Vanguard Group does not have sole voting power over any of the shares, has sole dispositive power over 8,738,692 shares, has shared voting power over 229,602 shares, and shared dispositive power over 312,811 shares.
(5)
Based solely on a Schedule 13G/A filed with the SEC on February 10, 2023 by Dimensional Fund Advisors LP. Of these shares, Dimensional Fund Advisors LP has sole voting power over 6,714,873 shares and sole dispositive power over all the shares. Dimensional Fund Advisors LP disclaims beneficial ownership of shares reported as beneficially owned.
(6)
Based solely on a Schedule 13G/A filed with the SEC on February 6, 2023, by Wellington Management Group LLP on its own behalf and on behalf of certain affiliates. Wellington Management Group LLP does not have sole dispositive or voting power over any of the shares, has shared voting power over 5,240,382 of the shares and has shared dispositive power over all of the shares.
(7)
Based solely on a Schedule 13G filed with the SEC on January 12, 2023 by Allspring Global Investment Holdings, LLC and certain affiliates. Of these shares, Allspring Global Investment Holdings, LLC reported that it has sole dispositive power over all of the shares and has sole voting power with respect to 5,085,390 shares, and Allspring Global Investments, LLC reported it has sole dispositive power with respect to 5,244,754 shares and sole voting power with respect to 888,168 shares.
(8)
Includes 8,041 shares beneficially owned by Mr. Elisman through the Company's 401(k) plan as of January 18, 2023.
(9)
Mr. Kroeger shares voting power and dispositive power over 12,188 shares with his wife, as co-trustees of a family trust.
(10)
Includes 29,537 shares owned by Mr. Rajkowski's wife.
(11)
Mr. Fenwick resigned as the Chief Financial Officer of the Company on April 3, 2022 and all information provided in the table is as of this date. Mr. Fenwick subsequently retired from the Company on August 1, 2022. Includes 29,176 shares owned by Mr. Fenwick through the Company's 401(k) plan and 2,500 shares owned by Mr. Fenwick's wife.
(12)
Includes 29,176 shares owned by Mr. Fenwick as of April 3, 2022, and 14,031 shares beneficially owned by all other directors and executive officers as a group as of January 18, 2023, through the Company's 401(k) plan.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis describes our executive compensation philosophy and programs, the compensation decisions the Compensation and Human Capital Committee has made under each program, and the considerations in making those decisions. In addition, the Compensation Discussion and Analysis focuses on the compensation of the Company's named executive officers listed below, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement.

The following discussion contains statements regarding future plans, performance targets and/or goals. This information is disclosed in the limited context of the Company compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

Our Named Executive Officers

The following executive officers are the named executive officers ("NEOs") whose compensation is discussed and disclosed in this Proxy Statement:

•
Boris Elisman, Chairman of the Board and Chief Executive Officer
•
Deborah A. O'Connor, Executive Vice President and Chief Financial Officer
•
Neal V. Fenwick, Retired Executive Vice President and Chief Financial Officer
•
Thomas W. Tedford, President and Chief Operating Officer
•
Cezary Monko, Executive Vice President, President, ACCO Brands Europe, Middle East and Africa ("EMEA")
•
Patrick H. Buchenroth, Executive Vice President, President, ACCO Brands International

Mr. Fenwick resigned as the Chief Financial Officer of the Company on April 3, 2022, and retired from the Company on August 1, 2022.

2022 Financial Performance Overview

Our Business. ACCO Brands is a leading global consumer, technology and business branded products company, providing well-known brands and innovative product solutions used in schools, homes and at work. Recently we have successfully increased the mix of our sales to higher growth product categories and sales channels, including retail and mass merchants, e-tailers, and technology specialists. We have an experienced management team with a proven ability to grow brands, integrate acquisitions, manage seasonal businesses, run lean organizations and navigate challenging global environments. Our products are sold primarily in the U.S., Europe, Australia, Canada, Brazil and Mexico.

ACCO Brands has three operating business segments based in different geographic regions: North America, EMEA, and International. Each business segment designs, markets, sources, manufactures, and sells recognized consumer, technology and business branded products used in schools, homes and at work. Product designs are tailored to end-user preferences in each geographic region, and where possible, leverage common engineering, design, and sourcing.

Our product categories include gaming and computer accessories; storage and organization; notebooks; shredding; laminating and binding machines; stapling; punching; planners; dry erase boards; and do-it-yourself tools, among others. We distribute our products through a wide variety of channels to ensure that our products are readily and conveniently available for purchase by consumers and other end-users, wherever they prefer to shop. These channels include mass retailers, e-tailers, discount, drug/grocery and variety chains, warehouse clubs, hardware and specialty stores, independent office product dealers, office superstores, wholesalers, contract stationers, and specialist technology businesses.

The Company is currently executing a transformation strategy that will enable us to achieve long-term sustainable organic growth and profit improvement. Our key strategic priorities are to: (i) drive sustainable organic sales growth by focusing on innovative new product development, strengthening our brand positioning, and increasing our presence in faster growing sales channels; (ii) use our strong brand recognition and supply chain expertise to expand relationships with new and existing customers; (iii) improve operating margins by introducing higher margin product offerings, rationalizing product assortments, improving operating productivity, and leveraging SG&A costs; and (iv) manage declining and commoditized product categories, which remain important profit and cash generators.

Our 2022 Results. The Company posted net sales of $1.95 billion, a decrease of 3.8 percent. The unfavorable impact of foreign exchange reduced sales by $93.9 million, or 4.6 percent. Comparable sales2 increased 0.8%. Both reported and comparable sales reflected stronger first half sales for our computer accessories, learning and creative and business products, with our brands growing or maintaining market share across multiple categories. This strength was partially mitigated by weaker second half sales due to a challenging macroeconomic environment, leading to lower sales volumes in our North America and EMEA operating segments, and weaker sales of gaming accessories in North America. Gross margin declined 200 basis points due to the impact of higher inflation on raw materials, finished goods and transportation, and fixed cost deleveraging on the sales volume decline. Operating income decreased 77 percent to $34.8 million, primarily due to a non-cash goodwill impairment charge of $98.7 million, and the factors that impacted gross margin, partially offset by lower SG&A expense. Loss per share was $0.14 versus earnings per share of $1.05 in the prior year. The current year loss was primarily driven by the non-cash goodwill charge. Our operating cash flow of $77.6 million compared to $159.6 million last year with the shortfall due to lower net income and a higher level of paid for inventory.

2022 North America net sales decreased 4.3 percent, and comparable sales2 declined 3.9 percent. Higher sales and market share gains in many brands and product categories were more than offset by weaker demand for gaming accessories. Sales were stronger in the first half of 2022 driven by early demand for back-to-school products as retailers pulled forward their shipments to secure product for the selling season. Second half sales were challenged by the pull forward as well as inventory destocking and a slowdown in demand related to the macroeconomic environment. North America operating loss was $4.9 million primarily due to the non-cash goodwill impairment charge of $98.7 million.

Net sales in the EMEA segment declined 12.5 percent in 2022. Foreign exchange reduced sales by 11.8% and comparable sales2 fell 0.7 percent. Both reported and comparable sales reflected stronger sales in early 2022 driven by computer accessories and business products offset by reduced demand due to a challenging macroeconomic environment in the second half of the year. Operating income declined 64.8 percent to $21.7 million. The decline was due to the impact of lower sales volumes and reduced gross margins reflecting higher costs for raw materials and transportation due to significant inflation and negative fixed cost leverage.

International segment sales increased 15.4 percent for the full year and comparable sales2 increased 19.0 percent. The increase was due to increased volume and higher prices, primarily in Latin America from a return of in-person education and work. Operating income was up 59.8 percent. The increase was primarily due to higher volumes, pricing and improved expense leverage.

For more information about our business and 2022 results, please see “Business,” “Risk Factors,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022, which can be found at the Investor Relations section of our website at www.accobrands.com.

Impact of 2022 Company Performance on Executive Compensation

2022 Annual Incentive Plan

Based on a comprehensive review of competitive market practices, current market conditions and the recommendations of the Compensation and Human Capital Committee's independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), the Compensation and Human Capital Committee approved a change to the Annual Incentive Plan (“AIP”) for 2022. As in 2021, the approved 2022 design consisted of financial measures, weighted at 75 percent, and strategic measures, weighted at 25 percent. Two equally weighted financial measures, adjusted operating income and net sales, were selected, with net sales replacing the adjusted gross margin percentage measure used for the 2021 AIP. The financial performance measures were intended to focus management's attention on continuing to drive profitable growth, which is aligned with the Company's strategy to continue to become more brand-, consumer- and technology-centric. The strategic measures were intended to incent 1) our transformation to a faster growing, brand-, consumer- and technology-centric business, 2) the astute management of people, systems and processes to support our transformation, and 3) progress in meeting our ESG goals for energy efficiency, leadership diversity, and environmentally and socially sustainable products.

2

Comparable sales, which represents net sales excluding the impact of material acquisitions and with current-period foreign operation sales translated at prior-year currency rate, is a non-GAAP financial measure. An explanation of how we calculate comparable net sales and a reconciliation of comparable net sales to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on page 78.

Due to continued economic uncertainty, two different measurement periods were again utilized to evaluate performance of the financial measures with targets set separately for each of the two periods. The first-half measurement period covered the period from January 1, 2022 through June 30, 2022 and represented one-third of the total target annual bonus opportunity, and the full year measurement period covered the period from January 1, 2022 through December 31, 2022 and represented the full target annual bonus opportunity (with targets reviewed and recalibrated in August 2022). The total AIP payout was then calculated for each of the two periods, and the amount earned and paid for the full year was based on the greater of the two measurement periods, but not both.

We believe the incentive compensation earned in 2022 by our executive officers, including our named executive officers, properly reflects the performance of the Company. For the 2022 AIP award payout, the chart below reflects actual Company, business segment and strategic measures performance in relation to the full year performance targets established by the Compensation and Human Capital Committee for each performance measure applied to our named executive officers. For Messrs. Elisman, Fenwick, Tedford and Ms. O'Connor, their full year earned AIP payout equaled one-third of their target opportunity multiplied by the achievement against the first-half financial measures because this amount exceeded the earned payout based on the full year financial measures due to the strong first half sales performance. The full year earned AIP payouts relative to the financial measures for Messrs. Monko and Buchenroth were based on full year financial performance.

Name and Principal Position	AIP Performance Measure	Weight	Annual Target Performance ($ in Millions)	Percent of Annual Target Performance Achieved	Earned Payout
Boris Elisman, Chairman and CEO Deborah A. O'Connor, CFO Neal V. Fenwick, Retired CFO Thomas W. Tedford, President and COO	ACCO Brands adjusted operating income	50%	$229.45	0%	17.3%
	ACCO Brands net sales	25%	$2,095.12	46.9%(1)
	Strategic measures	25%	100%	22.3%(2)
Cezary Monko, Executive Vice President, President, EMEA	ACCO Brands adjusted operating income	30%	$229.45	0%	16.8%
	EMEA adjusted operating income	20%	$67.23	0%
	EMEA net sales	25%	$616.27	0%
	Strategic measures	25%	100%	67.0%
Patrick H. Buchenroth, Executive Vice President, President, International	ACCO Brands adjusted operating income	30%	$229.45	0%	94.9%
	International adjusted operating income	20%	$38.32	176.0%
	International net sales	25%	$336.11	138.9%
	Strategic measures	25%	100%	100.0%

(1)
The first-half achieved performance for ACCO Brands net sales was 140.8 percent and was multiplied by one-third to establish the percentage of annual target performance achieved for the full year.
(2)
The first-half achieved performance for strategic measures was 67 percent and was multiplied by one-third to establish the percentage of annual target performance achieved for the full year.

The financial performance measures were earned by each executive based on actual achievement of adjusted operating income and net sales for the Company or, depending on responsibilities, adjusted operating income for the Company and certain measures for a business segment as described above. Achievement of the strategic measures was based on qualitative judgment informed by quantitative results, as described below.

Assessment of strategic measures was based on 1) our progress in transforming to a faster growing, brand-, consumer- and technology-centric business, 2) the astute management of people, systems and processes to support our transformation, and 3) progress in meeting our ESG goals for energy efficiency, leadership diversity and environmentally and socially sustainable products. Net sales were down 4 percent and comparable sales3 were up 1 percent, led by computer accessories and the International segment, which grew 19 percent. From an organizational perspective, the

3

Comparable sales, which represents net sales excluding the impact of material acquisitions and with current-period foreign operation sales translated at prior-year currency rate, is a non-GAAP financial measure. An explanation of how we calculate comparable net sales and a reconciliation of comparable net sales to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on page 78.

Company continued to successfully integrate PowerA, retaining key contributors during the transition from prior ownership, and executed other expected leadership changes in line with succession planning. During 2022, progress was also made advancing the Company's stated ESG goals. Based on the overall evaluation of the three strategic measures, the Board for Mr. Elisman, and the Compensation and Human Capital Committee for the other named executive officers, determined that each of the named executive officers earned 67 percent payout in total on the strategic measures, except for Mr. Buchenroth who earned 100 percent in total.

For additional information regarding the 2022 AIP, see “Discussion and Analysis--Annual Compensation--Annual Incentive - 2022 Targets and --Annual Incentive - 2022 Payouts.”

2020-2022 Performance Stock Units (PSUs), Year Two of the 2021-2023 PSUs and the 2021 Special PSUs

The financial performance objectives for the 2020-2022 PSU awards were set before the start of the COVID-19 pandemic and were not adjusted despite the impact of the pandemic on the Company's financial performance. As a result, none of the named executive officers received a payout on the 2020-2022 PSU awards due to performance not achieving threshold, and all 2020-2022 PSUs, together with all accrued dividend equivalents, were forfeited by the named executive officers, other than for Ms. O'Connor who did not have a 2020-2022 PSU award.

Year two of the 2021-2023 PSU actual performance on the financial measures resulted in below-threshold achievement primarily due to the impact of significant inflation on the Company's financial performance in 2022. As a result, each of Messrs. Elisman, Fenwick, Tedford, Monko and Buchenroth will forfeit 89,953, 11,250, 23,559, 19,276 and 12,851 PSUs (including accrued dividend equivalents), respectively, of their total 2021-2023 PSU award at the end of the performance period. Ms. O'Connor did not have a 2021-2023 PSU award.

The second half of the 2021 Special PSU award, for which performance was fully earned based on achievement of certain financial metrics for the 2021 calendar year, vested on December 31, 2022. Messrs. Elisman, Fenwick, Tedford, Monko and Buchenroth received 109,394, 23,443, 28,652, 23,443 and 15,629 PSUs (including accrued dividend equivalents), respectively. Ms. O'Connor did not have a 2021 Special PSU award.

For additional information regarding year two of the 2021-2023 PSUs and the 2021 Special PSU award, see “Discussion and Analysis--Long-Term Incentive Compensation--2021-2023 PSU Award and --2021 Special PSU Award.”

2022 CEO Pay Decisions

Mr. Elisman's overall compensation package is reviewed annually by the Compensation and Human Capital Committee and the Board with input from the Compensation and Human Capital Committee's independent compensation consultant, Meridian. This review takes into account Mr. Elisman's overall performance as the Company's CEO, the overall long- and short-term financial and strategic performance of the Company, and the relative positioning of Mr. Elisman's total compensation package to the median of the Company's Peer Group.

Mr. Elisman’s 2022 base salary and incentive targets were set on March 1, 2022. In setting Mr. Elisman's 2022 base salary and incentive targets, the Compensation and Human Capital Committee considered a broad range of factors, including the following:

•
Despite the ongoing challenges created by continuing COVID-19 impacts, inflation, supply chain issues and exchange rate volatility, management continued to successfully execute and deliver operating results.
•
Astute management of people, systems and processes to support our transformation, including meaningful progress on ESG.
•
Continued progress in executing the strategy to transform the Company to be more consumer-, brand- and technology-centric, with a focus on long-term business growth.

In order to maintain alignment of Mr. Elisman's compensation generally with the Peer Group median, the Compensation and Human Capital Committee recommended, and the Board of Directors approved, the following actions related to Mr. Elisman's 2022 compensation:

•
A 1.99 percent increase in his base salary to $1,025,000, effective April 1, 2022.
•
The continuation of his AIP award target at 120 percent of his base salary.
•
The grant of a long-term equity award with a total award value of $4,000,000, representing approximately a 14 percent increase over the regular annual award grant value in the prior year. In total, taking into account the one-time Special PSU award granted in 2021, Mr. Elisman’s total long-term equity award value decreased 26 percent from 2021.

After these adjustments, Mr. Elisman’s target total compensation package inclusive of base salary, target annual incentive and target annual long-term equity compensation, is generally aligned with the median target annual compensation of other CEOs within the Company's Peer Group. Approximately 84 percent of his total target compensation consists of variable, at risk pay, and his total 2022 compensation as reported in the Summary Compensation Table represents a 31 percent decline as compared to the prior year, which included a Special PSU award.

For additional information regarding the Special PSU award, see “Discussion and Analysis--Long-Term Incentive Compensation--2021 Special PSU Award.”

Summary of Key Executive Compensation Practices

The following list highlights the significant executive compensation practices of the Company which the Compensation and Human Capital Committee believes are effective in aligning the interests of our executive officers with those of our stockholders, and are consistent with good corporate governance.

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Independent Compensation and Human Capital Committee - The Compensation and Human Capital Committee is comprised entirely of independent members of our Board of Directors.
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Independent Compensation Consultant - The Compensation and Human Capital Committee engages an independent executive compensation consultant who acts solely at the direction of the Committee and satisfies all of the SEC and NYSE requirements for “independence.”
•
At-Will Employment - The Company does not maintain individual employment contracts or individual change-in-control agreements with its executive officers, except for Mr. Monko who is based in Poland where it is common practice for an executive to have an individual employment contract.
•
Peer Group - The Compensation and Human Capital Committee regularly assesses executive officer total rewards and program design against that of the Peer Group; the Peer Group is periodically reviewed and approved by the Compensation and Human Capital Committee.
•
Target Compensation at Peer Group Market Median - The Compensation and Human Capital Committee typically targets total compensation at the median of our Peer Group. Actual pay may be greater than or less than median based upon experience, impact, and performance of individual executives.
•
Pay-for-Performance - A significant portion of each of our executive officer's compensation is variable and at risk, with actual amounts paid based on performance; in 2022, approximately 84 percent of the CEO's total target compensation was variable and at risk.
•
Variety of Performance Measures - Our short-term and long-term incentive compensation programs use a variety of complementary measures so executive officers do not focus on one measure at the expense of other measures.
•
Award Caps - To encourage executive officers to focus equally on short- and long-term performance goals, our short-term incentive compensation program provides a maximum payout of 181.3 percent of the target payout and our long-term incentive compensation program provides a maximum payout at 200 percent of the target payout, which is aligned with market norms.
•
Blend of Corporate and Business Segment Performance - Our short-term and long-term incentive compensation programs contain financial performance measures that focus on both business segment and company-wide performance.

•
Incentive Payout - Annual Review Relative to Peer Group - The Compensation and Human Capital Committee reviews short-term and long-term incentive performance and payouts relative to the performance of our Peer Group companies on an annual basis.
•
Stock Ownership Guidelines - Stock ownership guidelines for executive officers, including 6x salary for our CEO, include a requirement to retain 50 percent of net shares received through equity awards until the guidelines are satisfied; the Company does not include unexercised, vested Non-Qualified Stock Options (“NQSOs”), or unearned and unvested PSUs in calculating guideline attainment levels.
•
Clawback or Forfeiture of Incentive Payments Policy - The Company has a policy to recoup incentive compensation paid or payable to executive officers if either the payment was based on financial results that were subsequently restated (regardless of whether the officer was responsible for the restatement), or if the officer engages in willful or intentional misconduct.
•
Double-Trigger Equity Award Vesting Upon Change-in-Control in Long-term Incentive Plan - No automatic vesting of equity awards upon a change-in-control. Both a change-in-control and an involuntary termination of employment or termination by executive for “good reason” must occur for equity awards to vest.
•
Double-Trigger Change-in-Control Provision in Executive Severance Plan - Both a change-in-control and an involuntary termination of employment or termination by executive for “good reason” must occur to receive cash severance payment in connection with a change-in-control.
•
No Change-in-Control Tax Gross-Ups in Executive Severance Plan - No excise or income tax gross-up provision included in the executive severance plan.
•
Minimum Vesting - Full-value equity awards are generally subject to either a three-year service-based vesting or three-year performance-based vesting.
•
Limited Perquisites - The Company provides only limited perquisites to its executive officers.
•
Prohibit Stock Option Re-pricing - Re-pricing of underwater stock options is prohibited without stockholder approval.
•
No Liberal Share Recycling - Shares that are surrendered or withheld to pay an award's exercise price or tax withholding cannot be added back to the shares available under the Incentive Plan. Likewise, any shares reacquired by the Company upon the exercise of stock options will not be added to the pool of available shares under the Incentive Plan.
•
Prohibition on Hedging and Pledging - Company policy prohibits executive officers and directors from hedging or pledging Company stock.
•
Tally Sheets Review - The Compensation and Human Capital Committee reviews a total summary of current and historical compensation for our named executive officers to ensure pay is aligned with market, individual performance and Company performance.

The above practices are designed to ensure that the compensation of our executive officers, including our named executive officers, effectively motivates them to deliver results which are aligned with the strategies of the Company and which enhance long-term stockholder value creation.

2022 Advisory Vote on 2021 Executive Compensation

In overseeing our Company's executive compensation program, the Compensation and Human Capital Committee seeks to provide compensation for our executive officers, including our named executive officers, which is competitive within our industry, with a substantial emphasis on Company performance and stockholder returns. At the 2022 annual meeting of stockholders, 97.4 percent of the votes cast approved a non-binding, advisory vote on the 2021 compensation of our named executive officers disclosed in our annual proxy statement filed in 2022. The Compensation and Human Capital Committee believes this result, along with other stockholder engagement activities, affirms our stockholders’ support of the Company’s approach to executive compensation, however, the Company will continue to update its executive compensation programs as business and industry conditions change. The Compensation and Human Capital Committee will also continue to consider the outcome of our stockholders’ annual advisory votes on executive compensation and other important input from our stockholder engagement efforts when making future compensation decisions for our named executive officers.

Discussion and Analysis

Executive Compensation Philosophy

Our executive compensation philosophy creates an approach that targets each compensation component at approximately the median of similarly situated executives of companies in our Peer Group, with discretion to adjust where individual experience, impact, performance and/or other factors are appropriate. We are committed to providing competitive compensation programs that are designed to:

•
Align with stockholder interests by weighting a substantial portion of total compensation toward at risk performance-based incentives, which encourage the creation of long-term stockholder value through the achievement of the Company’s financial, strategic and ESG goals. In addition, a significant portion of our executive compensation is equity based, which incents our executive officers to increase share price thereby directly benefiting our stockholders.
•
Drive business strategy and pay for performance by linking incentive awards that balance both short-term and long-term financial goals and drive achievement of the Company’s business objectives by tying compensation to the accomplishments of those objectives.
•
Attract and retain top talent who can contribute significantly to the achievement of the Company’s goals and deliver results critical to our long-term success. We structure compensation programs that reflect the competitive marketplace and our commitment to diversity, equity and inclusion.

The components of compensation are developed by our Compensation and Human Capital Committee, with advice received from both its independent compensation consultant and our management team, and are set annually to ensure alignment with the Company’s compensation philosophy.

Compensation Components(1)
Annual Compensation

Base Salary - fixed cash compensation based on the Compensation and Human Capital Committee's assessment of competitive market data, the position, and the incumbent executive officer's experience, skills, knowledge and performance; provides an appropriate level of financial certainty.

Annual Incentives - variable performance-based cash compensation earned if annual financial and strategic objectives established by the Compensation and Human Capital Committee are achieved, with above-target payouts for above-target performance and below-target or no payouts for performance that falls short of established goals.

Long-Term Compensation(2)

Performance Stock Units and/or Performance Cash - equity and/or cash awards that reward the achievement of financial performance which contribute to the creation of stockholder value over the long-term, with above-target payouts for above-target performance and below-target or no payouts for performance that falls short of established goals.

Restricted Stock Units and/or Time-Vested Cash - equity and/or cash awards that encourage retention while aligning management with stockholders' interests through stock ownership.

Stock Options - equity awards that align management with stockholders' interest in share price appreciation. Stock options were included in the 2022 LTIP awards, however, beginning with the March 2023 annual grants, we no longer include options as a component of our long-term compensation mix.

Benefits

The Company provides retirement, health and welfare plans that are the same as offered to all other salaried employees in the same geography. In addition, executive officers receive life insurance and long-term disability coverage and some executive officers receive certain limited perquisites.

(1)
Where exigent circumstances exist, the Compensation and Human Capital Committee may deviate from the compensation core components.
(2)
The Compensation and Human Capital Committee determines annually the long-term compensation mix based on a variety of factors, such as participant eligibility, share availability under the Company's Incentive Plan, Peer Group practices, cost and cash flow impact to the Company.

Role of our Compensation and Human Capital Committee

Our Compensation and Human Capital Committee is responsible for establishing, overseeing, and monitoring executive compensation and benefit programs for the Company consistent with our pay-for-performance philosophy, as well as the overall human capital and ESG strategies that support the Company's strategic business plan. This includes the monitoring of progress toward the Company's achievement of its ESG goals related to pay equity, diversity and inclusion, and employee engagement, among other things. At the direction of the Compensation and Human Capital Committee, management prepares presentations of total compensation, “tally sheets,” and other supporting data for the Compensation and Human Capital Committee's use when considering and determining executive compensation. The “tally sheets” provide a succinct summary of all components of each named executive officer's compensation so that the Compensation and Human Capital Committee can analyze each component, the aggregate amount of the components and the impact of Company performance on the value of both short-term and long-term incentive awards.

The Compensation and Human Capital Committee has ultimate authority with respect to all compensation actions, plans, and programs for our executive officers, other than our CEO. The Compensation and Human Capital Committee also annually reviews the total target compensation for the CEO and presents a recommendation to the Board of Directors regarding the CEO’s total cash and long-term equity incentive compensation based on this evaluation. The Compensation and Human Capital Committee's recommended annual compensation actions are then discussed with, and approved by, the independent members of our Board of Directors, without Mr. Elisman being present.

For additional information regarding the role of our Compensation and Human Capital Committee, see “Corporate Governance--Committees--Compensation and Human Capital Committee.”

Role of Our Compensation Consultant and Management

The Compensation and Human Capital Committee's independent compensation consultant provides competitive compensation data, analysis and guidance to the Compensation and Human Capital Committee, which is used when reviewing and designing our overall executive compensation programs. During 2022, Meridian provided guidance and recommendations to the Compensation and Human Capital Committee on executive officer compensation and related governance matters, including consultation regarding the design of our short-term and long-term incentive awards, and also provided advice to our Nominating, Governance and Sustainability Committee on non-employee director compensation. During 2022, representatives of Meridian attended seven of the eight Compensation and Human Capital Committee meetings, including portions of the executive sessions without management present.

Our executive management makes recommendations regarding executive compensation matters to the Compensation and Human Capital Committee. Management takes into account the compensation consultant's advice and uses publicly available compensation and benefits survey data and information when making its recommendations to the Compensation and Human Capital Committee. Management may retain other consultants to provide related competitive data and information to assist them in formulating such recommendations. Management's recommendations have historically focused on the Company’s broad-based compensation and benefit plans, the structure and performance measures for short-term and long-term incentives, and compensation and benefits matters related to the Company’s executive officers. Members of our management team, including our CEO, may be invited to attend all or portions of the Compensation and Human Capital Committee's meetings. At these meetings, our CEO provides his recommendations regarding compensation and benefits matters pertaining to our other executive officers.

Independence of Compensation Consultant

The Compensation and Human Capital Committee received a letter dated February 4, 2022 from Meridian addressing factors relevant to the SEC and NYSE rules regarding independence and potential conflicts of interest. After considering the information and statement provided by Meridian, as well as other factors and information, no conflicts of interest with respect to Meridian's advice were identified by the Compensation and Human Capital Committee, and the Compensation and Human Capital Committee concluded Meridian was an independent consultant.

Compensation Risk Assessment

Management and the Compensation and Human Capital Committee conducted a risk assessment of the Company's employee compensation programs and practices, including our executive compensation programs. The Compensation and Human Capital Committee, with assistance from Meridian, reviewed and discussed with management the results of management's evaluation of the Company's compensation programs and practices and concluded that our employee compensation programs are not designed to incentivize or reward excessive risk-taking and have appropriate risk-mitigating provisions, including caps on incentives and clawback provisions. As a result, we believe the risks associated with our compensation programs are within the Company's ability to effectively monitor and manage, and are not reasonably likely to have a material adverse effect on the Company. In its discussion, the Compensation and Human Capital Committee considered the attributes of our 2022 compensation program, with key elements summarized below.

The total compensation pay mix is designed to encourage all employees to act in ACCO Brands' best interests and includes a market-aligned balance of short-term and long-term incentive compensation elements where pay is both fixed (base salary) and performance-based (short-term and long-term incentives), with sufficient fixed compensation so that employees are not unduly focused on financial performance.

Executive long-term incentive awards are generally paid in equity, which aligns long-term interests of recipients and stockholders, and the mix of award types encourage value creation, retention, and stock price appreciation.

Recipients of long-term incentive awards are subject to insider trading restrictions and blackout periods.

Financial performance targets for short-term and long-term incentives are the same for executives and employees alike, include Company-wide performance measures approved by the Committee to ensure they are consistent with Company strategy, and are designed to promote long-term value to stockholders, and incent consistent behavior across the Company.

Strategic measures are aligned for all executives incenting focused and consistent behavior across the Company.

Multiple and varied performance measures for each of the short-term and long-term incentives encourage executives to focus their efforts on driving balanced performance across the multiple key financial measures.

Change-in-control and severance benefits are aligned with market norms.
Competitive stock ownership guidelines are in place, requiring long-term ownership of Company stock by executive officers.
Short-term and long-term incentive awards are capped at 181.3 and 200 percent, respectively, of target award opportunity and have threshold requirements.

Anti-hedging/anti-pledging and whistleblower policies are in place and actively communicated to all employees. A clawback policy is in place for executive management to deter excessive or inappropriate risk taking.

Peer Group

In establishing executive compensation, the Compensation and Human Capital Committee, in consultation with Meridian, reviews the compensation of our executive officers in relation to the compensation of executives at a group of comparable companies. We refer to that group of companies as our “Peer Group.” The Compensation and Human Capital Committee reviews and approves our Peer Group on a biennial basis.

Given our unique mix of consumer, school, technology and office products, it can be difficult to identify companies whose size, business, industry dynamics and other characteristics are largely similar to those of ACCO Brands. Accordingly, the Compensation and Human Capital Committee, in consultation with Meridian, used the following peer-selection criteria to develop a representative Peer Group for the Company.

Companies in the same Global Industry Classification Standard ("GICS") category as current peers were considered and then scored for fit, based on:

•
Similar revenue size and market capitalization
•
Similar number of employees
•
Significant sales in foreign countries
•
Non-durable products sold through stores or distributors
•
Company is listed in the respective peer groups of ACCO Brands peers, or lists ACCO Brands as a peer

Companies meeting the criteria above generally participate in the same or similar industries, have product distribution models similar to ours, and are companies with which we compete for talented executives.

Based on the foregoing criteria, the Compensation and Human Capital Committee approved the following Peer Group, consisting of 20 companies with median revenue of $2.1 billion (in line with our Company's revenues). For the named executive officers' 2022 compensation review in March 2022, the total compensation market data from the Peer Group listed below was used to evaluate pay against the market median of reported total compensation using proxy data and market survey data, appropriately aged, for each position.

Peer Group
• Armstrong World Industries, Inc.	• Kimball International, Inc.	• Spectrum Brands Holdings, Inc.
• Brady Corporation	• Logitech International SA	• Steelcase Inc.
• Cimpress plc	• MillerKnoll, Inc.	• The Scotts Miracle-Gro Company
• Deluxe Corporation	• MSA Safety Incorporated	• The Toro Company
• Helen of Troy Limited	• Pitney Bowes Inc.	• Tupperware Brands Corporation
• HNI Corporation	• Plantronics, Inc.	• UniFirst Corporation
• Interface, Inc.	• Snap-on Incorporated

Biennial Peer Group Review

Using the selection criteria described above, in May 2022, the Compensation and Human Capital Committee reviewed and approved a new Peer Group that added three companies: 1) Edgewell Personal Care Company, 2) Energizer Holdings, Inc. and 3) Sonos Inc., and removed three companies: 1) Logitech International SA, 2) Plantronics, Inc. and 3) Snap-on Incorporated. The new peer group consists of 20 companies with median revenue of $2.2 billion (in line with our Company's revenues) and will be used to evaluate executive compensation beginning in 2023.

Executive Total Compensation and Compensation Mix

The Compensation and Human Capital Committee believes that linking pay and performance contributes to the creation of stockholder value. Annually, the Compensation and Human Capital Committee reviews actual short-term and long-term incentive payouts relative to the performance of our Peer Group companies. For the pay-and-performance link to be effective, experienced individuals who have proven to be strong contributors to the Company’s performance should be rewarded with total compensation that falls at approximately the median of total compensation paid to similarly situated executives of the companies in our Peer Group. The Compensation and Human Capital Committee may exercise discretion and consider additional factors such as individual performance, experience level, future potential and specific job assignment of the executive, pay equity, market conditions and the Company’s recent performance when determining pay for any of our executive officers.

A substantial portion of executive compensation is at risk. Accordingly, our executive compensation components are weighted toward incentives which we believe encourage the creation of stockholder value through the advancement of our strategy and the achievement of the Company’s or specific business segment's revenue growth, profitability improvement, cash flow, net income per share, and working capital efficiency goals, as well as share price appreciation. Though the Compensation and Human Capital Committee has not pre-established any relative weightings among the various compensation components, the Compensation and Human Capital Committee targets the market median of the Peer Group for each compensation component as well as at the overall total compensation of all components combined. The Compensation and Human Capital Committee reviews the base salary and short-term and long-term incentive compensation mix for executive officers at least annually to ensure alignment with the Company's executive compensation philosophy.

In considering 2022 total compensation adjustments for the named executive officers other than the CEO, the Compensation and Human Capital Committee used performance assessments by our CEO and the compensation information of the Peer Group and survey data, appropriately aged. In the case of Mr. Elisman, the Compensation and Human Capital Committee and the Board of Directors used their performance assessment of Mr. Elisman and Peer Group compensation information. On a total compensation basis, Mr. Elisman's 2022 target total compensation was generally aligned with the median of CEOs in our Peer Group. The target total compensation of each of our named executive officers other than Mr. Elisman, was generally aligned with the median of the Peer Group and/or survey data following the 2022 compensation actions.

The following graphs show the CEO's and the other named executive officers' 2022 pay mix at total target compensation (i.e., base salary, target annual incentive and target long-term incentive). Each compensation component is described in further detail below. For our CEO, approximately 84 percent of his total target compensation was variable and at risk, and for the other named executive officers as a group, approximately 71 percent of their average total target compensation was variable and at risk.

(1)
The average for other named executive officers excludes Neal Fenwick, retired Executive Vice President and Chief Financial Officer, who did not receive an LTIP award in 2022 due to his planned retirement.

Annual Compensation

In establishing annual compensation, the Compensation and Human Capital Committee reviewed the relevant Peer Group base salary and annual incentive compensation data for each of the named executive officers and other relevant factors that are described below.

Base Salaries

In March 2022, the following base salaries for the named executive officers were approved, with the effective date of April 1, 2022:

Name and Principal Position	Prior Base Salary(1)	New Base Salary	% Change
Boris Elisman Chairman of the Board and Chief Executive Officer	$1,005,000	$1,025,000	1.99%
Deborah A. O'Connor (2) Executive Vice President and Chief Financial Officer	$0	$540,000	N/A
Neal V. Fenwick (3) Retired Executive Vice President and Chief Financial Officer	$579,806	$579,806	0.00%
Thomas W. Tedford President and Chief Operating Officer	$660,000	$676,500	2.50%
Cezary Monko (4) Executive Vice President, President, EMEA	$511,635	$542,333	6.00%
Patrick H. Buchenroth Executive Vice President, President, International	$493,830	$506,176	2.50%

(1)
The prior base salary for all named executive officers was the base salary in effect on January 1, 2022.
(2)
Ms. O'Connor's hire date was April 4, 2022. She did not receive a base salary increase in 2022.
(3)
Mr. Fenwick did not receive a base salary increase in 2022 due to his planned retirement.
(4)
Mr. Monko's prior base salary of 2,243,025 Polish Zloty and new base salary of 2,377,608 Polish Zloty are shown in U.S. dollars, converted from Polish Zloty using the December 2022 month-end rate of 0.2281.

Following his 2022 base salary adjustment, Mr. Elisman's 2022 base salary was generally aligned with the median base salary of CEO positions at our Peer Group companies. Following our other named executive officers' 2022 base salary adjustments, they were aligned, as a group, near the median for comparable positions in our Peer Group and/or comparable survey benchmark positions.

Annual Incentive - 2022 Targets

The table below summarizes the 2022 AIP target and maximum award opportunities for each of our named executive officers, which vary depending upon leadership responsibilities:

Name and Principal Position	Target AIP as % of Salary (100% of Target)	Maximum AIP as % of Salary(1)	Target AIP $ Award Opportunity(2)
Boris Elisman Chairman of the Board and Chief Executive Officer	120%	217.5%	$1,223,631
Deborah A. O'Connor Executive Vice President and Chief Financial Officer	75%	135.9%	$295,962
Neal V. Fenwick Retired Executive Vice President and Chief Financial Officer	75%	135.9%	$260,913
Thomas W. Tedford President and Chief Operating Officer	90%	163.1%	$604,909
Cezary Monko(3) Executive Vice President, President, EMEA	75%	135.9%	$400,993
Patrick H. Buchenroth Executive Vice President, President, International	75%	135.9%	$377,175

(1)
Maximum AIP as a percent of salary consists of two components, 1) financial measures, which is weighted at 75 percent and has a maximum payout of 200 percent, and 2) strategic measures, which is weighted at 25 percent and has a maximum payout of 125 percent.
(2)
Target AIP Award Opportunity, including Ms. O’Connor’s whose hire date was April 4, 2022, and Mr. Fenwick’s whose retirement date was August 1, 2022, is calculated based on actual salary earned in 2022.
(3)
The target AIP award opportunity for Mr. Monko is shown in U.S. dollars, converted from Polish Zloty using the December 2022 month-end rate of 0.2281.

Mr. Elisman's target annual incentive opportunity of 120 percent of base salary is at the median target annual incentive opportunity of CEO positions in our Peer Group. The target annual incentive award opportunity percent for our other named executive officers, as a group, was generally aligned with the median target annual incentive opportunity for comparable positions in our Peer Group and/or comparable survey benchmark positions.

The Compensation and Human Capital Committee, in consultation with management and Meridian, considered a variety of measures and performance goals when designing the 2022 AIP. The Compensation and Human Capital Committee determined that executive officers would be measured against two financial measures--adjusted operating income and net sales--with a combined weight of 75 percent of the total AIP. The Compensation and Human Capital Committee believes that adjusted operating income and net sales, together with the strategic measures weighted at 25 percent, focus our executive officers on growth and is aligned with the strategic transformation of the Company to be more brand-, consumer- and technology-centric.

Each of the financial performance measures defined below is measured at budgeted currency rates, which are different than actual rates, to remove the impact of year-to-year currency fluctuations that are outside of the control of management.

2022 AIP Performance Measure	Performance Measure Definition(1)	Rationale for Measure
ACCO Brands adjusted operating income

Operating income as reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), adjusted to exclude certain one-time and non-comparable items primarily associated with transaction and integration related expenses, restructuring charges, and incentive compensation expense.

Focuses executive officers on growing Company profitability; aligned with stockholder returns.
ACCO Brands net sales	Net sales as reported in the Company's financial statements in accordance with U.S. GAAP.	Focuses executive officers on revenue growth; aligned with stockholder interests.
ACCO Brands strategic measures

Qualitative and quantitative measures that incent 1) our transformation to a faster growing, brand-, consumer- and technology-centric business, 2) the astute management of people, systems and processes to support our transformation, and 3) progress in meeting our ESG goals for energy efficiency, leadership diversity and environmentally and socially sustainable products.

Focuses executive officers on critical Company priorities, such as ESG; aligned with stockholder interests.

(1)
Each of the financial performance measures is measured at budgeted currency rates, which are different than actual rates, to remove the impact of year-to-year currency fluctuations that are outside of the control of management.

All of our named executive officers had at least 50 percent of their 2022 target AIP opportunity determined by ACCO Brands' adjusted operating income or a combination of ACCO Brands' adjusted operating income and business segment adjusted operating income. Additionally, all of our named executive officers had 25 percent of their 2022 target AIP opportunity determined by ACCO Brands' net sales or business segment net sales. The heavier weighting on adjusted operating income aligns with the Company's strategy to continually improve profitability as the primary driver of growing stockholder value. For 2022, the AIP award opportunity for each financial performance measure ranged from a threshold of 50 percent to a maximum of 200 percent of target, with 0 percent payout for below-threshold performance.

The remaining 25 percent of our named executive officers' 2022 target AIP opportunity was determined by performance relative to the strategic measures. Strategic measures incent 1) the transformation of the company to a faster growing brand-, consumer- and technology-centric business, 2) the astute management of people, systems and processes to enable structural change key to the achievement of our business objectives, and 3) progress in meeting our ESG goals for energy efficiency, gender diversity in leadership and growth of environmentally and socially sustainable products. For 2022, the AIP award opportunity for strategic measures ranged from a threshold of 50 percent to a maximum of 125 percent of target, with 0 percent payout for below-threshold performance.

Due to continued economic uncertainty, two different measurement periods were again utilized to evaluate performance of the financial measures with targets set separately for each of the two periods. The first-half measurement period covered the period from January 1, 2022 through June 30, 2022 and represented one-third of the total target annual bonus opportunity, and the full year measurement period covered the period from January 1, 2022 through December 31, 2022 and represented the full target annual bonus opportunity (with targets reviewed and recalibrated in August 2022). The total AIP payout was then calculated for each of the two periods, and the amount earned and paid was the greater of the two measurement periods, but not both.

Annual Incentive - 2022 Payouts

The chart on page 34 reflects the Company's actual performance in relation to goals established by the Compensation and Human Capital Committee for each performance measure applied to our named executive officers. Based on this performance, the 2022 AIP payouts for our named executive officers are indicated in the table below:

Name and Principal Position	Target AIP Award Opportunity(1)	Actual AIP Award Payout	AIP Payout as % of Target
Boris Elisman Chairman of the Board and Chief Executive Officer	$1,223,631	$212,300	17.3%
Deborah A. O'Connor Executive Vice President and Chief Financial Officer	$295,962	$51,349	17.3%
Neal V. Fenwick Retired Executive Vice President and Chief Financial Officer	$260,913	$45,268	17.3%
Thomas W. Tedford President and Chief Operating Officer	$604,909	$104,952	17.3%
Cezary Monko(2) Executive Vice President, President, EMEA	$400,993	$67,166	16.8%
Patrick H. Buchenroth Executive Vice President, President, International	$377,175	$357,939	94.9%

(1)
Target AIP Award Opportunity, including Ms. O’Connor’s whose hire date was April 4, 2022, and Mr. Fenwick’s whose retirement date was August 1, 2022, is calculated based on actual salary earned in 2022.
(2)
The target AIP award opportunity for Mr. Monko is shown in U.S. dollars, converted from Polish Zloty using the December 2022 month-end rate of 0.2281.

Long-Term Incentive Compensation

Pursuant to the Incentive Plan, the Company may use a variety of long-term incentive awards, such as RSUs, NQSOs, PSUs, Performance Cash and Time-Vested Cash. The Compensation and Human Capital Committee determines annually the long-term compensation mix based on a variety of factors, such as our business strategy, marketplace trends, retention needs, participant eligibility, share availability under the Incentive Plan, Peer Group practices, cost and cash flow impact to the Company.

2022 LTIP Awards

Mr. Elisman's 2022 LTIP award represented a 26 percent decrease in target value compared to the prior year, which included a Special PSU. His 2022 LTIP award was comprised of 60 percent PSUs, 20 percent RSUs, and 20 percent NQSOs. The 2022 LTIP awards for the other named executive officers were comprised of 50 percent PSUs, 25 percent RSUs, and 25 percent NQSOs.

In establishing the 2022 LTIP grant values, the Compensation and Human Capital Committee reviewed the LTIP compensation data for the companies in our Peer Group. Mr. Elisman's 2022 LTIP award at target was between the lower quartile and the median LTIP value of CEO positions in our Peer Group. The grant values for our named executive officers 2022 LTIP awards at target were also between the lower quartile and the median of target LTIP values for comparable positions in our Peer Group and/or comparable survey benchmark positions.

The following is a description of the terms of the Restricted Stock Units (RSUs), Non-Qualified Stock Options (NQSOs) and Performance Stock Units (PSUs) that were granted in 2022.

Restricted Stock Units

The 2022 RSUs represent the right to receive shares of common stock of the Company, subject to the completion of a three-year service period (e.g., the RSUs cliff vest on the third anniversary of the grant date), except as otherwise provided in the Incentive Plan or award agreements. Dividend equivalents are accrued on unvested RSUs, are subject to the underlying terms and conditions of each RSU award, and are not paid until the RSUs have vested. Vested RSUs are settled for a like number of shares of common stock of the Company.

Non-Qualified Stock Options

The 2022 NQSOs represent the right to purchase shares of common stock of the Company at an exercise price of $8.46, which represents the average of the high and low trading price of the Company’s stock on the NYSE on the grant date. The 2022 NQSOs have a ten-year term and vest in three equal tranches on each of the first three anniversaries of the grant date, except as otherwise provided in the Incentive Plan or award agreements.

Performance Stock Units

The 2022-2024 PSUs will be earned based on the level of achievement of financial performance goals over a cumulative three-year performance period ending December 31, 2024. The Compensation and Human Capital Committee, in consultation with management and Meridian, considered a variety of measures and performance goals when designing the 2022-2024 PSUs and determined that executive officers would be measured against adjusted earnings per share, adjusted free cash flow and adjusted gross margin percent as defined in the chart below. Vested PSUs are settled for a like number of shares of common stock of the Company.

The following is a description of the financial performance measures for the PSUs granted in 2022. The approved design includes a new total shareholder return (TSR) modifier, as described below.

2022-2024 PSU Financial Performance Measures	Weight of Measure	Definition	Rationale for Measure
ACCO Brands adjusted earnings per share	50%

Adjusted net income divided by the weighted average fully diluted outstanding shares of the Company's common stock for the relevant year as externally reported by the Company. Adjusted net income excludes restructuring expenses, transaction and integration costs, amortization of intangibles and other one-time and non-recurring items and is calculated using the externally reported adjusted tax rate.

			Focuses executive officers on growing Company profitability; aligned with stockholder returns.
ACCO Brands adjusted free cash flow	30%

Net cash provided by operations as reported in accordance with U.S. GAAP, plus cash proceeds from any sale of operating assets and cash payments related to any debt refinancing or business acquisition or disposition, less capital expenditures, and further adjusted to exclude any adverse cash consequences from tax assessments related to pre-acquisition transactions (including related interest payments, net of tax).

			Focuses executive officers on generating cash to fund capital allocation priorities of dividend payments, debt reduction, share repurchases and acquisitions.
ACCO Brands adjusted gross margin percent	20%

Adjusted gross profit divided by net sales. Adjusted gross profit equals net sales as externally reported, less cost of goods sold and the cost of freight and distribution, plus or minus adjustments as externally reported.

			Focuses executive officers on growing profitable sales and value-added products; aligned with peer group practices and stockholder interests.
Relative total shareholder return	Modifier	Earned PSUs can be increased or decreased based on the Company's relative TSR performance compared to the Peer Group.	To align executives with stockholder interests.

2022-2024 PSU Total Shareholder Return Modifier

As described in the table below, once the number of earned PSUs is calculated based on the level of achievement under the financial performance measures, the number of earned PSUs may be increased or decreased based on the Company's TSR performance compared to the Peer Group over the cumulative three-year performance period. The total number of PSUs that may be earned ranges from 50 percent to 200 percent of target, with 0 percent for below threshold performance.

Company TSR Relative to Peer Group TSR	TSR Modifier (Multiplier)
>= 75th Percentile	120%
>25th and < 75th Percentile	100% (No Modification)
<= 25th Percentile	80%

TSR for the Peer Group and the Company for the period beginning on January 1, 2022 and ending on December 31, 2024 will be calculated by subtracting the beginning stock price plus reinvested dividends from the ending stock price and dividing by the beginning stock price. The beginning and ending stock price shall be equal to the average of the last 30 trading days stock price ending on the calculation date.

2021-2023 PSU Award

Due to the uncertainty of the timing of economic recovery from the COVID-19 global pandemic, the financial measures for the 2021-2023 PSUs were measured and earned based on performance during three one-year performance periods ending December 31 of each year, rather than one three-year cumulative period, but earned PSUs will not vest until the end of year three, on December 31, 2023. Year two of the 2021-2023 PSU actual performance resulted in below-threshold achievement on the performance measures which included net sales growth, adjusted cash flow and adjusted EPS. As a result, none of the named executive officers will receive a payout on the 2021-2023 PSU awards for year two.

2021 Special PSU Award

The Compensation and Human Capital Committee considered the risk of loss of key talent, especially in light of the ongoing strategic transformation of the Company which was being successfully driven by the management team. Believing that talent continuity and retention was essential to sustaining this progress, and to encourage the achievement of our earnings per share and free cash flow objectives, a one-time PSU award was granted on March 3, 2021, to the named executive officers and other LTIP eligible executives who were employed by the Company on or before June 30, 2020. The grant value of the special PSU award was set at 75 percent of the named executive officer's 2021 PSU grant value. The PSUs granted were earned based on the achievement of adjusted cash flow and adjusted earnings per share goals for the 2021 calendar year as outlined in the table below, following which 50 percent of the earned award vested as of March 3, 2022. The remainder vested on December 31, 2022.

Performance Measure	Weight	Target Performance	Achieved Performance	Earned Payout
Adjusted cash flow	50.0%	$140.0M	96.3%	108.1%
Adjusted earnings per share	50.0%	$1.35	120.0%

Timing of Equity Grants

Annual equity awards are granted to executive officers and other eligible employees, and are typically granted during the first quarter of each year, unless circumstances arise that warrant establishing different dates. Off-cycle (non-annual) awards may be made if our CEO and the Compensation and Human Capital Committee deem it necessary for newly-promoted employees, strategic new hires, or in other special or unique circumstances. The award is determined by the CEO and the Compensation and Human Capital Committee in advance of the actual effective date of the grant. The effective date for an off-cycle award is the first business day of the month following a newly hired/promoted eligible employee's effective date of hire or promotion, as the case may be.

Retirement Benefits

Defined Contribution - 401(k) - United States

All of the Company’s named executive officers (other than Mr. Monko) were participants in the Company’s U.S. tax-qualified 401(k) retirement savings plan during 2022. The Company’s 401(k) program matches employee contributions up to six percent of eligible plan compensation. These matching contributions apply to all participating employees, including our named executive officers (other than Mr. Monko).

Defined Benefit - Pension - United States and United Kingdom

The ACCO Brands Corporation Pension Plan for U.S. salaried and hourly employees (the “ACCO U.S. Pension”) was frozen in the first quarter of 2009. As a result, none of the executive officers that participate in the ACCO U.S. Pension have accrued any additional benefits under this plan since that time. Mr. Fenwick is also entitled to a pension benefit under the ACCO United Kingdom Pension Plan (“ACCO U.K. Pension”) in which he participated until April 1, 2006. Mr. Fenwick was eligible to participate in the ACCO U.K. Pension based on his prior employment with the Company in Europe. For more information, see “2022 Summary Compensation Table” and “Pension Benefits.”

Retirement Plans - Poland

Mr. Monko is entitled to a pension benefit under the Company's Polish broad-based defined benefit pension plan upon retirement on or after age 65, and he participates in Polish Private Employee Capital Plan, known as a PPK, which is a private long-term saving system established by the Polish government. The amount of benefits provided to Mr. Monko in the form of PPK employer contributions is included in the “All Other Compensation” column of the 2022 Summary Compensation Table and related footnotes. For more information, see “2022 Summary Compensation Table” and “Pension Benefits.”

Health and Other Benefits

The employee medical and welfare benefits provided to executive officers are offered through broad-based plans available to all employees in the given geography.

Perquisites

The Compensation and Human Capital Committee approved a limited number of low-cost perquisites for executive officers, which are either legacy in nature, or the perquisite is a common practice in a given geography. The costs to the Company and a description of personal benefits provided to our named executive officers are included in the “All Other Compensation” column of the 2022 Summary Compensation Table and related footnotes.

Executive Severance Plan

The Company does not provide individual employment contracts for executive officers, unless having an employment contract is a common practice in a given geography. All of the Company’s executive officers, including the named executive officers, currently participate in the Company’s Executive Severance Plan (the “ESP”), which is administered by the

Compensation and Human Capital Committee. The ESP is intended to help the Company attract and retain executives in a talent marketplace where such employment protections are commonly offered, including among our Peer Group companies. Though Mr. Monko has an employment contract, which is governed by Polish law, his severance benefits are established by the ESP.

For further details regarding severance benefits provided under the ESP, see “Potential Payments upon Termination or Change-in-Control” and the related tables.

Executive Stock Ownership Guidelines

To further align executive officers' interests with those of our stockholders, the Company maintains the following stock ownership guidelines, which apply to all executive officers. Executives must attain the level of stock ownership appropriate to their position as a multiple of base salary or a number of shares, whichever is lower.

Executive Level	Number of Shares	Multiple of Base Salary
Chief Executive Officer	500,000	6.0X
President and Chief Operating Officer	200,000	4.0X
Segment Presidents and Chief Financial Officer	125,000	3.0X
Other Executives	60,000	2.0X

Executive officers are generally expected to achieve their respective ownership goals within five years of becoming an officer. If an executive is promoted to a higher level requiring greater stock ownership, he or she has five years from the date of such promotion to achieve the new level. All executive officers attained or are on track to attain the requirements of the guidelines within the required time frame.

Shares counting towards ownership targets include shares held by the executive officer personally in both retirement and non-retirement accounts, shares beneficially owned through a trust, spouse and/or dependent child, unvested RSUs, and earned but not yet vested PSUs. Attainment is achieved at either the lower of a multiple of salary or a number of shares, which the Compensation and Human Capital Committee believes reduces the impact of stock price volatility.

Following the vesting of PSUs or RSUs, or the exercise of stock options, executive officers who have not yet met their applicable stock ownership goals (in number of shares or value) are expected to retain at least 50 percent of the net value of shares of stock received (e.g., the net value after deduction of the exercise price and all applicable tax and other required withholding). Subject to the Company’s insider-trading policy, an executive officer may reduce his or her share ownership so long as his or her ownership is maintained at or above the required ownership levels.

The Compensation and Human Capital Committee has the discretion to remedy any deficiency if ownership goals are not met on a timely basis. Remedies may include providing a portion of annual incentive awards in Company stock or similar actions. The Compensation and Human Capital Committee may also consider other factors, including general equity market conditions and the Company’s then-current stock price when determining the need for any remedies.

Prohibitions on Hedging, Pledging and Similar Transactions

Hedging and similar monetization transactions by directors and employees, including executive officers, which may offset or protect against decreases in the market price of our Company stock, can lead to a misalignment between the objectives of these individuals and the objectives of our stockholders. Similarly, stock pledges by directors and executive officers could detrimentally impact our stockholders if they are used as part of a hedging strategy or in the event of a forced sale of our stock, such as to meet a margin call. Accordingly, under our insider trading policy:

•
directors and employees, including our executive officers, are prohibited from engaging in any hedging transactions with respect to the Company stock they may own, including through prepaid variable forward contracts, equity swaps, collars and exchange funds;
•
directors and executive officers are prohibited from trading in puts, calls, exchange-traded options or similar securities involving our stock;
•
directors and employees, including executive officers, are prohibited from engaging in short sales of our stock; and
•
directors and executive officers are prohibited from holding our securities in margin accounts or otherwise pledging our securities as collateral for a loan, and all other employees must receive pre-clearance from the Company in order to do so.

Our insider trading policy does not provide for exceptions or waivers to these prohibitions.

Recoupment or Forfeiture of Incentive Payments Policy

The Company has a policy to “clawback” compensation paid or payable to executive officers in the event of a financial restatement or under the circumstance of willful and intentional misconduct on the part of an executive. The policy defines "incentive compensation" to include annual bonuses, long-term incentive awards paid in cash or equity (including any such awards that are subject to time-based or performance-based conditions), and all other forms of compensation except for base salary, tax qualified retirement plans and welfare benefits. Under the policy, executive officers who receive any such cash or equity incentive compensation payments may be required to forfeit or reimburse the Company for those payments, as the case may be, in the event that either:

•
the amount was based upon the achievement of financial results that were subsequently the subject of an accounting restatement required by the federal securities laws, and a lower amount would have been paid to the executive officer based on the restated amount, regardless of whether the executive officer was responsible for the restatement; or
•
the Board of Directors determines that the executive officer engaged in willful or intentional misconduct with respect to the performance of his or her duties, including but not limited to “cause” as defined in the ESP, misappropriation or misuse of corporate assets, opportunities derived from confidential information, breach of fiduciary duty owed to the Company, or violation of restrictive covenants.

In such circumstances, the Company may seek to recover from the executive officer, either by repayment of cash or equity incentives already paid or cancellation or forfeiture of outstanding cash or equity incentive compensation awards not yet earned, either the amount by which his or her cash or equity incentive payments exceeded the lower payment that would have been made based on the restated financial results, or, in the case of willful or intentional misconduct, an amount equal to the value of any cash or equity incentive payments received during the three-year period prior to the executive's termination of employment (or, if longer, the period during which the misconduct existed), or after the termination. The Board may waive or reduce an executive officer’s repayment obligation based upon hardship, the executive officer’s degree of culpability or responsibility, or such other factors as the Board deems appropriate.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT

The Compensation and Human Capital Committee oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation and Human Capital Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation and Human Capital Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and in this Proxy Statement.

Members of the Compensation and Human Capital Committee:

•
Pradeep Jotwani (Chairperson)
•
E. Mark Rajkowski
•
Graciela I. Monteagudo
•
Joseph B. Burton

This Compensation and Human Capital Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

2022 Summary Compensation Table

The table below provides information regarding the total compensation paid to or earned by each of our named executive officers for each of the fiscal years ended December 31, 2022, 2021, and 2020.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non- Equity Incentive Plan Compens- ation(5) ($)	Change in Pension Value(6) ($)	All Other Compens- ation(7) ($)	Total ($)
Boris Elisman	2022	1,019,692	-	3,211,351	778,566	212,300	-	46,494	5,268,403
Chairman of the Board and	2021	998,462	-	4,375,015	675,641	1,184,974	-	42,689	7,276,781
Chief Executive Officer	2020	865,462	460,800	2,560,010	524,303	-	20,000	26,208	4,456,783
Deborah A. O'Connor	2022	394,615	-	800,139	228,954	51,349	-	23,363	1,498,421
Executive Vice President
and Chief Financial Officer
Neal V. Fenwick	2022	347,884	-	-	-	45,268	-	50,759	443,911
Retired Executive Vice President	2021	576,833	-	1,012,522	217,171	427,866	-	45,707	2,280,098
and Chief Financial Officer	2020	558,106	167,200	637,509	174,086	-	1,228,650	29,634	2,795,185
Thomas W. Tedford	2022	672,121	-	902,837	291,964	104,952	-	20,514	1,992,388
President and	2021	605,551	-	1,237,513	265,431	489,604	-	19,614	2,617,712
Chief Operating Officer	2020	558,309	167,200	750,005	204,806	-	-	8,133	1,688,453
Cezary Monko	2022	534,658	-	677,134	218,973	67,166	-	32,566	1,530,498
Executive Vice President,	2021	576,691	-	1,012,522	217,171	402,242	-	32,836	2,241,462
President, EMEA	2020	539,698	161,510	525,006	143,364	65,573	17,000	38,128	1,490,279
Patrick H. Buchenroth	2022	502,899	-	489,053	158,147	357,939	-	20,401	1,528,439
Executive Vice President,	2021	490,068	-	675,015	144,782	388,134	-	20,834	1,718,832
President, International	2020	470,733	141,100	412,510	112,644	63,549	-	9,353	1,209,889

(1)
Mr. Monko's amount has been converted from Polish Zloty to U.S. dollars using the December 2022 month-end rate of 0.2281. Ms. O'Connor's amount represents earnings beginning on her hire date of April 4, 2022 through the end of 2022. Mr. Fenwick's amount represent earnings through his retirement date of August 1, 2022.
(2)
Represents a discretionary cash bonus paid in 2020 to each of the named executive officers in recognition of their swift and decisive actions to mitigate and manage the unprecedented challenges resulting from the COVID-19 pandemic on the Company's business operations, as well as to recognize their success in continuing to drive the strategic transformation of the Company during 2020.
(3)
The amounts reflect the grant date fair value of time-based RSUs granted during the applicable fiscal year. Also included is the grant date fair value of PSUs granted in 2020, 2021, and 2022 at target achievement, which is based on the probable outcome of performance conditions as of the grant date. For fiscal year 2022, the amounts reported in the table related to the PSUs at target performance are $2,411,348 for Mr. Elisman, $561,383 for Ms. O'Connor, $602,837 for Mr. Tedford, $452,132 for Mr. Monko and $326,545 for Mr. Buchenroth. For fiscal year 2022, if the highest level of performance under the PSUs were to be achieved, the grant date values of the PSUs would have been $4,822,696 for Mr. Elisman, $1,122,765 for Ms. O'Connor, $1,205,674 for Mr. Tedford, $904,264 for Mr. Monko and $653,089 for Mr. Buchenroth. For 2021, the amount reflects both the regular annual PSU grant as well as a one-time Special PSU award. For additional information, see “Discussion and Analysis--Long-Term Incentive Compensation--2021 Special PSU Award.” Grant date fair value is determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the grant date fair value are included in Note 7 to the Company’s audited financial statements for each year shown included in the Company’s Annual Reports on Form 10-K filed with the SEC.
(4)
The amounts reflect the grant date fair value of stock options granted during the applicable fiscal year in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the grant date fair value are included in Note 7 to the Company’s audited financial statements for each year shown included in the Company’s Annual Reports on Form 10-K filed with the SEC.
(5)
Amounts represent cash awards earned for the applicable fiscal year and paid in the subsequent fiscal year, under the Company's Annual Incentive Plan. Mr. Monko's amount has been converted from Polish Zloty to U.S. dollars using the December 2022 month-end rate of 0.2281.
(6)
The amounts represent the aggregate increase in actuarial present value during each year shown for the named executive officer’s accumulated benefit, if any, provided under the ACCO U.S. Pension, ACCO U.K. Pension, and the Polish defined benefit retirement plan. None of the named executive officers earned any preferential amounts on their account balances. For Messrs. Elisman and Fenwick, all such amounts fully vested in prior years. Messrs. Tedford and Buchenroth and Ms. O'Connor were not eligible to participate in the ACCO U.S. Pension prior to the time it was frozen. See “Pension Benefits” for further details.
(7)
The following table provides details about each component of the "All Other Compensation" shown in column (i) for the fiscal year ended December 31, 2022:

Name and Principal Position	Automobile(1)	Company Contributions to Defined Contribution Plans(2)	Miscellaneous Perquisites(3)	Total
Boris Elisman Chairman of the Board and Chief Executive Officer	$13,992	$18,300	$14,202	$46,494
Deborah A. O'Connor Executive Vice President and Chief Financial Officer	$0	$18,300	$5,063	$23,363
Neal V. Fenwick Retired Executive Vice President and Chief Financial Officer	$8,610	$18,300	$23,848	$50,759
Thomas W. Tedford President and Chief Operating Officer	$0	$18,300	$2,214	$20,514
Cezary Monko Executive Vice President, President, EMEA	$17,512	$13,317	$1,738	$32,566
Patrick H. Buchenroth Executive Vice President, President, International	$0	$14,589	$5,812	$20,401

(1)
Messrs. Elisman and Fenwick were provided an automobile allowance in 2022, subject to taxation. Mr. Monko is provided a company-leased vehicle, subject to taxation for any personal use, the value of which is reflected in U.S. dollars converted from Polish Zloty using the December 2022 month-end rate of 0.2281.
(2)
The amounts reflect the Company’s 2022 contribution to the U.S. tax-qualified 401(k) savings plan account for each of the named executive officers, other than Mr. Monko, whose amount represents the Company's 2022 contribution to the Polish Private Employee Capital Plan.
(3)
The amounts include the 2022 cost to the Company for premiums paid on excess long-term disability and/or group term life insurance in the amounts of $9,202, $5,063, $6,008, $2,214 and $5,812 for each of Mr. Elisman, Ms. O'Connor, Mr. Fenwick, Mr. Tedford, and Mr. Buchenroth, respectively. For Mr. Elisman, the amount also includes a matching charitable donation in the amount of $5,000 made by the Company. Mr. Monko's amount of $1,738 represents the excess premium on personal and family medical coverage paid by the Company and is reflected in U.S. dollars converted from Polish Zloty using the December 2022 month-end rate of 0.2281. Upon retirement, Mr. Fenwick was paid out accrued benefits under the Company's paid time off program in the amount of $17,840.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer under the Company’s Incentive Plan during the fiscal year ended December 31, 2022.

								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Value of
		Under Non-Equity			Under Equity			of Shares	Securities	Price of	Stock and
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			of Stock	Underlying	Option	Option
Name and	Grant	Thresh.	Target	Max.	Thresh.	Target	Max.	or Units(3)	Options(4)	Awards(5)	Awards(6)
Principal Position	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	($)
Boris Elisman	-	611,815	1,223,631	2,217,831
Chairman of the	5/17/2022				113,475	283,688	567,376				2,411,348
Board and Chief	3/2/2022							94,563			800,003
Executive Officer	3/2/2022								315,209	8.46	778,566
Deborah A. O'Connor	-	147,981	295,962	536,430
Executive Vice	5/2/2022				26,418	66,045	132,090				561,383
President and Chief	5/2/2022							33,023			238,756
Financial Officer	5/2/2022								110,074	7.23	228,954
Neal V. Fenwick(7)	-	130,456	260,913	472,904
Retired Executive	5/17/2022				-	-	-				-
Vice President and	3/2/2022							-			-
Chief Financial Officer	3/2/2022								-	-	-
Thomas W. Tedford	-	302,455	604,909	1,096,398
President and	5/17/2022				28,369	70,922	141,844				602,837
Chief Operating	3/2/2022							35,461			300,000
Officer	3/2/2022								118,204	8.46	291,964
Cezary Monko	-	200,497	400,993	726,801
Executive Vice	5/17/2022				21,277	53,192	106,384				452,132
President,	3/2/2022							26,596			225,002
President, EMEA	3/2/2022								88,653	8.46	218,973
Patrick H. Buchenroth	-	188,587	377,175	683,629
Executive Vice	5/17/2022				15,367	38,417	76,834				326,545
President,	3/2/2022							19,209			162,508
President, International	3/2/2022								64,027	8.46	158,147

(1)
The amounts shown represent the potential AIP earnings for 2022 at threshold, target and maximum performance. Threshold is 50 percent of target. Maximum is 181.3 percent of target performance and consists of two components, 1) financial measures, which is weighted at 75 percent and has a maximum payout of 200 percent, and 2) strategic measures, which is weighted at 25 percent and has a maximum payout of 125 percent. The actual amounts earned for 2022 are included in column (g) of the 2022 Summary Compensation Table. For Mr. Monko, amounts have been converted from Polish Zloty to U.S. dollars using the December 2022 month-end rate of 0.2281.
(2)
The amounts shown represent the threshold, target and maximum number of PSUs that may be earned based on achievement of performance measures. Threshold is 50 percent of target and maximum is 200 percent of target performance which can be modified up or down by 20 percent based on TSR performance against peers not to exceed 200 percent of target performance. For additional information regarding the 2022 LTIP awards, see “Discussion and Analysis--Long-Term Incentive Compensation--2022 LTIP Awards.”
(3)
The amounts shown represent RSUs that vest on the third anniversary of the grant date.
(4)
The amounts shown represent stock options that vest in three equal annual installments on each of the first three anniversaries of the grant date.
(5)
Except for the award granted to Ms. O'Connor, the exercise price per share of each stock option is $8.46. The exercise price per share of Ms. O'Connor's stock option is $7.23. In all cases, the exercise price per share of each stock option equals the average of the high and low price of a share of the Company's common stock on the grant date.
(6)
The amounts shown represent the grant date fair value of each equity award determined in accordance with FASB ASC Topic 718. PSUs are shown at target achievement based on the probable outcome of performance conditions as of the grant date.
(7)
Mr. Fenwick resigned as the Chief Financial Officer of the Company on April 3, 2022, and retired from the Company on August 1, 2022. Mr. Fenwick did not receive any equity awards in 2022 due to his planned retirement.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding unexercised NQSOs and unvested RSUs and PSUs as of December 31, 2022 for each of the named executive officers.

	Option Awards(1)					Stock Awards
										Equity		Equity
										Incentive Plan		Incentive Plan
										Awards:		Awards:
							Number		Market	Number of		Market or
		Number of	Number of				of Shares		Value of	Unearned		Payout Value
		Securities	Securities				or Units		Shares or	Shares, Units		of Unearned
		Underlying	Underlying				of Stock		Units of	or Other		Shares, Units
		Unexercised	Unexercised	Option			That		Stock That	Rights That		or Other Rights
		Options	Options	Exercise	Option		Have Not		Have Not	Have Not		That Have
Name and	Grant	Exercisable	Unexercisable	Price	Expiration	Grant	Vested		Vested(2)	Vested		Not Vested(2)
Principal Position	Date	(#)	(#)	($)	Date	Date	(#)		($)	(#)		($)
Boris Elisman	3/2/2022	-	315,209	8.46	3/2/2032
Chairman of the	3/3/2021	92,373	184,745	8.42	3/3/2031
Board and Chief	3/4/2020	171,560	85,779	8.29	3/4/2030
Executive Officer	3/6/2019	223,378	-	9.04	3/6/2026
	3/7/2018	118,032	-	12.82	3/7/2025
	3/8/2017	115,033	-	12.75	3/8/2024
						5/17/2022				147,327	(6)	823,556
						3/2/2022	99,105	(3)	553,994	-		-
						3/3/2021	187,194	(4)	1,046,412	44,976	(7)	251,417
						3/4/2020	87,022	(5)	486,452	-	(8)	-
Deborah A. O'Connor Executive Vice	5/2/2022	-	110,074	7.23	5/2/2032
President, Chief Financial Officer						5/2/2022	34,299	(3)	191,734	34,299	(6)	191,731
Neal V. Fenwick(9)	3/3/2021	29,692	59,382	8.42	3/3/2031
Retired Executive	3/4/2020	56,964	28,481	8.29	3/4/2030
Vice President,	3/6/2019	73,747	-	9.04	3/6/2026
Chief Financial	3/7/2018	41,696	-	12.82	3/7/2025
Officer	3/8/2017	39,216	-	12.75	3/8/2024
						3/3/2021	49,753	(4)	278,117	-	(7)	-
						3/4/2020	28,895	(5)	161,520	-	(8)	-
Thomas W. Tedford	3/2/2022	-	118,204	8.46	3/2/2032
President and	3/3/2021	36,290	72,578	8.42	3/3/2031
Chief Operating	3/4/2020	67,016	33,507	8.29	3/4/2030
Officer	3/6/2019	73,747	-	9.04	3/6/2026
	3/7/2018	51,318	-	12.82	3/7/2025
	3/8/2017	52,288	-	12.75	3/8/2024
						5/17/2022			-	36,832	(6)	205,889
						3/2/2022	37,164	(3)	207,747	-		-
						3/3/2021	60,807	(4)	339,913	11,779	(7)	65,847
						3/4/2020	33,993	(5)	190,020	-	(8)	-
Cezary Monko	3/2/2022	-	88,653	8.46	3/2/2032
Executive Vice	3/3/2021	29,692	59,382	8.42	3/3/2031
President,	3/4/2020	46,911	23,455	8.29	3/4/2030
President, EMEA	3/6/2019	73,747	-	9.04	3/6/2026
	3/7/2018	32,074	-	12.82	3/7/2025
	3/8/2017	33,334	-	12.75	3/8/2024
						5/17/2022			-	27,624	(6)	154,418
						3/2/2022	27,873	(3)	155,812	-		-
						3/3/2021	49,753	(4)	278,117	9,638	(7)	53,876
						3/4/2020	23,795	(5)	133,015	-	(8)	-
Patrick H. Buchenroth	3/2/2022	-	64,027	8.46	3/2/2032
Executive Vice	3/3/2021	19,795	39,588	8.42	3/3/2031
President,	3/4/2020	36,859	18,429	8.29	3/4/2030
President, International	3/6/2019	46,092	-	9.04	3/6/2026
	3/7/2018	28,867	-	12.82	3/7/2025
	3/8/2017	24,184	-	12.75	3/8/2024
						5/17/2022			-	19,951	(6)	111,526
						3/2/2022	20,132	(3)	112,535	-		-
						3/3/2021	33,169	(4)	185,413	6,425	(7)	35,917
						3/4/2020	18,697	(5)	104,515	-	(8)	-

(1)
Non-qualified stock options vest in three equal annual installments beginning on the first anniversary of the grant date.
(2)
The amounts shown reflect the market value as calculated based on the $5.59 closing price of the Company’s common stock on December 30, 2022.
(3)
With the exception of Ms. O'Connor, the amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on March 2, 2025. Ms. O'Connor's amount shown represents a time-vested RSU granted upon hire that will vest on May 2, 2025.
(4)
The amounts shown represent time-vested RSUs and year one of the 2021-2023 PSU award that will vest and convert into the right to receive an equal number of shares of the Company's common stock on March 3, 2024.

(5)
The amounts shown represent time-vested RSUs that will vest and convert into the right to receive an equal number of shares of the Company's common stock on March 3, 2023.
(6)
The amounts shown represent PSUs for the 2022-2024 PSU awards at threshold level of performance. If earned, awards will vest March 2, 2025.
(7)
With the exception of Mr. Fenwick, the amounts shown represent unearned and unvested PSUs for year three of the 2021-2023 PSU award at a threshold level of performance. In February 2023, it was determined that the threshold performance level required to earn year two of the 2021-2023 PSU award was not met. Mr. Fenwick's amount does not include the year three award as it was forfeited upon his retirement on August 1, 2022. For additional information on the 2021-2023 PSU award, see "Discussion and Analysis--Long-Term Incentive Compensation--2021-2023 PSU Award."
(8)
The amounts shown represent PSUs for the 2020-2022 PSU awards. The performance period ended on December 31, 2022. In February 2023, it was determined that the threshold performance level required to earn the awards was not met. As a result, all the PSUs were forfeited.
(9)
Mr. Fenwick retired from the Company on August 1, 2022. Mr. Fenwick was retirement eligible under the Plan; equity awards past the minimum one-year vesting requirement continue to vest in accordance with the terms of the applicable award agreement.

2022 Option Exercises and Stock Vested

The following table sets forth the aggregate number of shares acquired and the dollar amounts realized by each of the named executive officers during the fiscal year ended December 31, 2022 from the vesting of RSUs and the exercise of NQSOs during 2022. The 2020-2022 PSUs were forfeited due to financial performance thresholds not being attained.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Boris Elisman Chairman of the Board and Chief Executive Officer	278,514	$234,314	290,905	$2,141,491
Deborah A. O'Connor Executive Vice President and Chief Financial Officer	0	$0	0	$0
Neal V. Fenwick Retired Executive Vice President and Chief Financial Officer	66,313	$72,745	71,276	$530,045
Thomas W. Tedford President and Chief Operating Officer	92,838	$87,732	81,456	$602,787
Cezary Monko Executive Vice President, President, EMEA	0	$0	71,276	$530,045
Patrick H. Buchenroth Executive Vice President, President, International	0	$0	46,458	$344,931

PENSION BENEFITS

The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the fiscal year ended December 31, 2022 with respect to the ACCO U.S. Pension, the ACCO U.K. Pension, and the Polish retirement plan for each of the named executive officers.

			Present Value
		Years of	of Accrued	Payments
		Credited	Benefit	During Last
Name and Principal Position	Plan	Service(1)	12/31/2022(2)	Fiscal Year
Boris Elisman Chairman of the Board and Chief Executive Officer	ACCO U.S. Pension Plan	4.42	$110,000	$0
Deborah A. O'Connor Executive Vice President and Chief Financial Officer	N/A	-	-	-
Neal V. Fenwick(3)	ACCO U.S. Pension Plan	3.00	$91,000	$0
Retired Executive Vice President and Chief Financial Officer	ACCO U.K. Pension Plan	23.58	$4,615,916	$0
Thomas W. Tedford President and Chief Operating Officer	N/A	-	-	-
Cezary Monko Executive Vice President, President, EMEA	Polish Retirement Pension	30.75	$113,000	$0
Patrick H. Buchenroth Executive Vice President, President, International	N/A	-	-	-

(1)
For all except Messrs. Fenwick's and Monko's benefit, Years of Credited Service are shown through the plan freeze date of March 7, 2009. Vesting service, which determines vesting and eligibility for early retirement benefits continues to grow. As of December 31, 2022, Vesting Service is 13.75 years larger (absent any break in service or termination) than shown in the table above.
(2)
Amounts reported above as the actuarial present value of accumulated benefits under the ACCO U.S. Pension Plan are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statements, and are assumed to be payable at age 65. Despite the plan being frozen, the value of the benefit changes due to the assumptions utilized in these calculations. The amount reported above as the actuarial present value of accumulated benefit for Mr. Fenwick under the ACCO U.K. Pension Plan assumes an interest rate of 4.80 percent and an exchange rate (as of December 31, 2022) of $1.2052 from one British Pound to USD. The amount reported above as the actuarial present value of accumulated benefit for Mr. Monko under the Poland Statutory Retirement Obligation assumes an interest rate of 6.60%, a salary increase assumption (for projection purposes) of 3.0%, and an exchange rate (as of December 31, 2022) of $.2281 from one Polish Zloty to USD.
(3)
In connection with Mr. Fenwick’s retirement in August 2022, Mr. Fenwick became eligible to begin receiving his accumulated pension benefits.

ACCO U.S. Pension

The ACCO U.S. Pension is a broad-based, tax-qualified defined benefit pension plan, which provides a monthly cash benefit upon retirement to eligible employees of the Company, including the participating named executive officers. Eligible employees must have completed one year of service to participate in the ACCO U.S. Pension and five years of service to vest in the benefit. The determination of benefits under the ACCO U.S. Pension is based upon years of credited service with the Company and its participating U.S. subsidiaries and the average of the highest five consecutive years of earnings within the last ten years of vesting service. “Eligible Earnings” include base pay and certain regularly occurring bonuses, but do not include amounts that have been deferred and, for years of credited service prior to 2002, annual bonuses. All benefit service and accruals for benefits under the ACCO U.S. Pension were frozen on March 6, 2009. As a result, no additional benefits will accrue from that date for any of the named executive officers unless action is taken to reinstate any such benefits.

Benefits under the ACCO U.S. Pension are calculated in the following manner: A participant’s benefit for credited service accrued prior to January 1, 2002 equals the product of (A) the participant's years of credited service multiplied by (B) the sum of (i) 0.75 percent of Eligible Earnings up to the participant’s applicable Social Security-covered compensation amount, plus (ii) 1.25 percent of the participant’s final Eligible Earnings in excess of the participant’s applicable Social Security-covered compensation amount (up to a maximum of thirty years). The participant’s benefit for credited service accrued since January 1, 2002 equals the product of (C) the participant's years of credited service multiplied by (D) 1.25 percent of the participant’s final average Eligible Earnings, except that for years of credited service since January 1, 2007, the annual benefit accrual rate is 1.00 percent instead of 1.25 percent. As described above, Eligible Earnings and credited service will be determined as of March 6, 2009 unless subsequent action to reinstate benefit accruals is taken. Participants are fully vested in benefits after five years of service, with no vesting prior to that date. None of the named executive officers are entitled to additional credited service other than that which has been earned during employment.

Several forms of benefit payments are available under the ACCO U.S. Pension. The regular form of payment under the ACCO U.S. Pension is a single life annuity for single participants and a qualified joint and survivor annuity for married participants. Optional forms of payment include 5 and 10-year period certain and life annuity options, 50 percent, 75 percent and 100 percent joint and contingent beneficiary options, and a Social Security benefit adjustment option. The payout option must be elected by the participant before benefit payments commence. For a participant who is no longer an active employee of the Company, an automatic lump-sum distribution of benefits occurs if his or her pension value is less than or equal to $1,000, and in 2015, the Company established an automatic lump-sum rollover feature if his or her pension value is greater than $1,000 but less than or equal to $5,000. Each option available under the ACCO U.S. Pension is actuarially equivalent.

Normal retirement benefits commence at age 65. Under the ACCO U.S. Pension, early retirement benefit payments are available in a reduced amount to participants upon attainment of age 55 and completion of at least five years of vesting service. For vesting purposes, the ACCO U.S. Pension recognizes prior service with Fortune Brands, Inc. and other companies previously related to the Company for periods before the spin-off of the Company from Fortune Brands, Inc. on August 16, 2005.

ACCO U.K. Pension

Mr. Fenwick is also entitled to a pension benefit under the ACCO U.K. Pension in which he participated until April 1, 2006. The ACCO U.K. Pension is a broad-based, defined benefit pension plan which provides a benefit upon retirement to eligible employees of ACCO U.K. Limited and certain other European subsidiaries of the Company. Mr. Fenwick was eligible to participate in the ACCO U.K. Pension based on his prior European employment with the Company. Benefits are payable upon retirement at or after age 62 with twenty years of credited service, as a single life annuity, in an amount equal to two-thirds (2/3) of Mr. Fenwick’s final Pensionable Earnings while a participant in this plan. Under the ACCO U.K. Pension, early retirement benefit payments are available in an actuarially reduced amount to participants upon attainment of age 55. The reduction is 5 percent per year if retiring before age 62. “Pensionable Earnings” are defined as Mr. Fenwick’s base salary for the preceding full year prior to April 1, 2006 together with the average annual bonus paid for the preceding three years. Benefits under this plan are based on the higher of (1) Pensionable Earnings for the full year immediately prior to April 1, 2006, or (2) the average of any three consecutive years of Pensionable Earnings in the last ten years prior thereto. Mr. Fenwick is fully vested in this benefit.

Polish Retirement Plans

Defined Benefit - Mr. Monko is entitled to a pension benefit under the Company's Polish broad-based defined benefit pension plan upon retirement on or after age 65. The plan provides for a one-time lump sum payment in an amount equal to three times the employee's monthly average base salary in effect over the last three months of his or her employment, subject to taxation. There are no service requirements or early retirement provisions for this benefit. Mr. Monko must be working for the Company at the time of his retirement in order to receive this benefit. For more information, see “2022 Summary Compensation Table.”

Defined Contribution - In November 2019, Mr. Monko became a participant in the Polish Private Employee Capital Plan, known as a PPK, which is a private long-term saving system established by the Polish government. For employees aged 55-70, participation in the program is voluntary, however matching retirement contributions by the employer are mandatory. Mr. Monko, whose age is above 55 voluntarily contributed to the PPK and, in turn, received an obligatory employer contribution as well. The amount of benefits provided to Mr. Monko in the form of PPK employer contributions is included in the “All Other Compensation” column of the 2022 Summary Compensation Table and related footnotes.

CEO PAY RATIO

Pursuant to the rules adopted by the SEC, we are required to disclose the ratio of the median of the annual total compensation of all our employees, other than our CEO, to the annual total compensation of our CEO, which we refer to as the “Pay Ratio.” The Pay Ratio is intended to be a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The table below reflects the Pay Ratio:

CEO 2022 Annual Total Compensation	5,268,403
Median Employee 2022 Annual Total Compensation	42,877
Pay Ratio of CEO to Median Employee Compensation	123:1

There have been no changes in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. Accordingly, we are using the same median employee for 2022 as we used for 2021.

When we identified our median employee in 2021, we undertook the following steps to estimate the median annual compensation of each of our employees and identify a median employee:

First, we determined our employee population as of October 1, 2021. On this date, without taking into account any adjustments, our employee population consisted of 6,054 employees, of which 1,788 were U.S. employees and 4,266 were non-U.S. employees. From this number, we excluded employees based upon the following approved SEC exception:

•
5 percent De Minimis Exception. We excluded a total of 301 employees comprising all of the employees from the following countries: Mexico (272 employees) and Chile (29 employees). The excluded employees represent less than 5 percent of our total employee population.

This resulted in 5,753 employees from 36 countries considered for purposes of determining our median employee.

Second, for this employee population, we selected their 2021 base salary as our consistently-applied compensation measure. For a permanent employee, we used the hourly rate of pay and his or her regularly scheduled weekly hours of work to establish the annual salary. For a temporary employee, we used the hourly rate of pay and his or her regularly scheduled weekly hours of work measured as of October 1, 2021, and the anticipated number of weeks worked during 2021 to estimate an annual base salary. We then converted all foreign currency salaries to U.S. dollar equivalents using the closing market spot rates on October 1, 2021. From this calculation, we determined our representative median employee.

We calculated the 2022 annual total compensation for the representative median employee using the same methodology we use for our named executive officers in the 2022 Summary Compensation Table in this Proxy Statement. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table in this Proxy Statement.

Our Pay Ratio has been calculated using selected assumptions, estimates and adjustments as permitted under Item 402(u) of Regulation S-K, and is a reasonable estimate calculated in a manner consistent with the Regulation. Other companies may use different methodologies, assumptions, estimates and adjustments, and therefore a comparison of our Pay Ratio to that of other companies will be limited in value.

PAY VERSUS PERFORMANCE

In accordance with rules adopted by the SEC, we are providing the following disclosures regarding the relationship between executive compensation for our principal executive officer (“PEO”) and the other named executive officers (the "Non-PEO NEOs") and the Company's performance for the fiscal years listed below. The Compensation and Human Capital Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3)	Value of Initial Fixed $100 Investment based on:(4)		Net Income	Adjusted Operating Income(5)
					TSR	Peer Group TSR
	($)	($)	($)	($)	($)	($)	($ Millions)	($ Millions)
2022	5,268,403	133,509	1,398,731	449,648	67.09	90.20	(13.2)	175.8
2021	7,276,781	7,422,848	2,214,526	2,238,161	94.86	117.00	101.9	227.9
2020	4,456,783	745,206	1,795,952	733,994	94.13	104.39	62	160.5

(1)
Boris Elisman was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2022	2021	2020
Deborah A. O'Connor
Neal V. Fenwick	Neal V. Fenwick	Neal V. Fenwick
Thomas W. Tedford	Thomas W. Tedford	Thomas W. Tedford
Cezary Monko	Cezary Monko	Cezary Monko
Patrick H. Buchenroth	Patrick H. Buchenroth	Patrick H. Buchenroth

(2)
The amounts shown for Compensation Actually Paid have been calculated as required by and in accordance with Item 402(v) of Regulation S-K and do not reflect the actual amount of compensation earned, realized, or received by the Company’s NEOs.
(3)
Compensation Actually Paid reflects total compensation as disclosed in the Summary Compensation Table as adjusted to exclude and include certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for PEO	Exclusion of Change in Pension Value for PEO	Exclusion of Stock Awards and Option Awards for PEO	Inclusion of Pension Service Cost for PEO	Inclusion of Equity Values for PEO	Compensation Actually Paid to PEO
	($)	($)	($)	($)	($)	($)
2022	5,268,403	—	(3,989,917)	—	(1,144,977)	133,509
2021	7,276,781	—	(5,050,656)	—	5,196,723	7,422,848
2020	4,456,783	(20,000)	(3,084,313)	—	(607,264)	745,206

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Change in Pension Value for Non-PEO NEOs	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs	Average Inclusion of Pension Service Cost for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs
	($)	($)	($)	($)	($)	($)
2022	1,398,731	—	(753,440)	787	(196,430)	449,648
2021	2,214,526	—	(1,195,532)	1,054	1,218,113	2,238,161
2020	1,795,952	(311,413)	(739,983)	833	(11,395)	733,994

The amounts in the Inclusion of Equity Values columns in the tables immediately above were calculated as follows:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO	Total - Inclusion of Equity Values for PEO
	($)	($)	($)	($)	($)
2022	882,835	(1,888,385)	(139,427)	-	(1,144,977)
2021	5,245,939	(43,309)	(5,907)	-	5,196,723
2020	1,320,513	(1,765,969)	(161,808)	-	(607,264)

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs	Total - Average Inclusion of Equity Values for Non-PEO NEOs
	($)	($)	($)	($)	($)
2022	216,697	(353,134)	(18,404)	(41,589)	(196,430)
2021	1,233,018	(13,060)	(1,845)	-	1,218,113
2020	399,768	(360,332)	(50,831)	-	(11,395)

(4)
The Peer Group TSR utilizes the S&P Office Services and Supplies (SuperCap1500), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019 through the end of the listed year in the Company and in the S&P Office Services and Supplies (SuperCap1500), respectively. All dollar values assume reinvestment of dividends paid by the Company and by companies, where applicable, included in the S&P Office Services and Supplies (SuperCap1500). Historical stock performance is not necessarily indicative of future stock performance.
(5)
We determined Adjusted Operating Income to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years. Adjusted Operating Income, which is a non-GAAP financial measure, represents operating income (loss) before taxes, as reported in accordance with GAAP in the Company's audited financial statements for the relevant year, adjusted to exclude certain one-time and non-comparable items primarily associated with restructuring and goodwill impairment charges, the amortization of intangibles, the change in fair value of contingent consideration, transaction and integration expenses associated with material acquisitions, and non-recurring items in interest expense or other income/expense such as expenses associated with debt refinancing.

Description of Relationship Between PEO and Average Non-PEO NEO Compensation Actually Paid and Company TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Description of Relationship Between PEO and Average Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the three most recently completed fiscal years.

Description of Relationship Between PEO and Average Non-PEO NEO Compensation Actually Paid and Adjusted Operating Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our non-PEO NEOs, and our Adjusted Operating Income during the three most recently completed fiscal years.

Description of Relationship Between Company TSR and Peer Group TSR

The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the S&P Office Services and Supplies (SuperCap1500) over the same period.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and non-PEO NEOs for 2022 to Company performance. The measures in this table are not ranked.

Adjusted EPS
Adjusted Operating Income
Net Sales

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company does not have written employment agreements with its executive officers, including the named executive officers, unless it is common practice to provide an individual employment contract, such as in select international markets where we have executive officers. Only Mr. Monko, whose employment is based in Poland, has an employment contract. All of our executive officers, including all of our named executive officers with the exception of Neal Fenwick, who retired on August 1, 2022, were covered by the Company’s ESP at December 31, 2022 and continue to be so covered as of the date of this Proxy Statement.

The Company’s ESP in effect as of December 31, 2022 provides the named executive officers the following payments and benefits upon (i) an involuntary termination without “cause,” (ii) voluntary termination for “good reason” or (iii) involuntary termination without “cause” within 6 months before or 24 months after a change-in-control as defined in the ESP, the values of which are summarized in tables set forth below:

•
Involuntary Termination: 24 months of base salary and two years of target bonus for Mr. Elisman; 21 months of base salary and one year of target bonus for Ms. O'Connor and Messrs. Tedford, Monko and Buchenroth; 18 months of base salary and one year of target bonus for all other executive officers.
•
Change-in-Control Termination: 2.99 times base salary plus 2.99 times target bonus for the year of separation for Mr. Elisman; 2.25 times base salary plus 2.25 times target bonus for the year of separation for Ms. O'Connor and Messrs. Tedford, Monko and Buchenroth; 2 times base salary plus 2 times target bonus for the year of separation for all other executive officers. The executive would also receive a pro-rata annual bonus for the year of the executive’s termination up through and including the termination effective date calculated based upon actual performance as approved by the Compensation and Human Capital Committee.
•
Outplacement services in a value commensurate with the level of the position.
•
Any amounts payable under the ESP are reduced by amounts payable to a named executive officer under any other severance plan applicable to the named executive officer or any other agreement that has been entered into between the Company and the named executive officer.

In accordance with Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), if the severance calculation is subject to an excise tax, the Company will calculate two severance payment alternatives and determine which alternative results in the highest net amount of severance payment for each executive officer, commonly referred to as the best-net approach. Either the aggregate of all severance payments for an executive officer will be paid as calculated and subject to regular payroll income tax and excise tax, or the aggregate of all severance payments for an executive officer shall be reduced prior to payment to a gross amount that results in the largest net amount for that executive officer so as to remain subject to regular payroll income tax but not subject to excise tax. Mr. Monko is not subject to Section 4999 of the Code.

Medical and other welfare benefits continue for the named executive officer’s severance period on the same cost-sharing basis as if employment had not terminated. No severance or change-in-control payments would be made until the named executive officer executes a release waiving any and all claims the executive may have against the Company. No benefits would be provided to a named executive officer if a termination was for “cause” or voluntary (other than in the case of a retirement) except where required by law or at the discretion of the Board of Directors. In addition, certain equity grants awarded to the named executive officers may accelerate upon death, disability, retirement, termination without cause and in the event of a change-in-control as defined in the Incentive Plan. For additional details, see the Outstanding Equity Awards at Fiscal Year-End table and related footnotes.

The tables below reflect the estimated payments and other benefit amounts that would have been received by each named executive officer or his estate on December 31, 2022, under the following circumstances:

•
a change-in-control without termination of employment;
•
termination of employment by the executive officer for retirement;
•
termination of employment by the Company without cause;
•
following (or in certain circumstances preceding) a change-in-control, a termination of employment by the Company without “cause” or by the executive officer for “good reason”; or
•
termination of employment as a result of death or disability.

In preparing the tables, it is assumed that each of the named executive officers has no earned but unpaid salary or accrued and unused vacation benefits at the time of his or her termination and that the values reflect compensation in addition to what he or she would have earned had the described event not occurred. The notes accompanying these tables appear at the end of this section. Messrs. Elisman, Monko and Buchenroth are retirement eligible, and Mr. Fenwick has retired.

Name and Principal Position	Change in Control without Termination ($)	Termination by the Executive for Retirement ($)	Termination by the Company without Cause ($)	Termination by the Company without Cause or by the Executive for "Good Reason" Following a Change in Control ($)	Death ($)	Disability ($)
Boris Elisman
Chairman of the Board and Chief Executive Officer
Cash Compensation:(1)
Cash Severance	-	-	4,510,000	6,742,450	-	-
Annual Incentive	-	212,300	212,300	212,300	212,300	212,300
Benefits:
Continuation of Benefits(2)	-	-	25,391	37,959	-	-
Outplacement Services	-	-	-	60,000	-	-
Additional 401(k) Plan Contributions(3)	-	-	-	54,717	-	-
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(7)	-	-	-	-	-	-
Value of Restricted Stock Units(5)(7)	-	1,504,905	1,504,905	2,086,858	2,058,902	2,058,902
Value of Performance Stock Units(6)(7)	-	-	-	4,112,144	2,678,341	2,678,341
Total	-	1,717,205	6,252,596	13,306,428	4,949,543	4,949,543
Deborah A. O'Connor
Executive Vice President and Chief Financial Officer
Cash Compensation:(1)
Cash Severance	-	-	1,350,000	2,126,250	-	-
Annual Incentive	-	-	51,349	51,349	51,349	51,349
Benefits:
Continuation of Benefits(2)	-	-	-	-	-	-
Outplacement Services	-	-	-	60,000	-	-
Additional 401(k) Plan Contributions(3)	-	-	-	41,175	-	-
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(7)	-	-	-	-	-	-
Value of Restricted Stock Units(5)(7)	-	-	-	191,734	191,737	191,737
Value of Performance Stock Units(6)(7)	-	-	-	383,463	127,704	127,704
Total	-	-	1,401,349	2,853,971	370,791	370,791
Neal V. Fenwick
Retired Executive Vice President and Chief Financial Officer
Cash Compensation:(1)
Cash Severance	-	-	-	-	-	-
Annual Incentive	-	45,268	-	-	-	-
Benefits:
Continuation of Benefits(2)	-	-	-	-	-	-
Outplacement Services	-	-	-	-	-	-
Additional 401(k) Plan Contributions(3)	-	-	-	-	-	-
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(7)	-	-	-	-	-	-
Value of Restricted Stock Units(5)(7)	-	430,358	-	-	-	-
Value of Performance Stock Units(6)(7)	-	-	-	-	-	-
Total	-	475,626	-	-	-	-
Thomas W. Tedford
President and Chief Operating Officer
Cash Compensation:(1)
Cash Severance	-	-	1,792,725	2,892,038	-	-
Annual Incentive	-	-	104,952	104,952	104,952	104,952
Benefits:
Continuation of Benefits(2)	-	-	29,514	37,946	-	-
Outplacement Services	-	-	-	60,000	-	-
Additional 401(k) Plan Contributions(3)	-	-	-	41,175	-	-
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(7)	-	-	-	-	-	-
Value of Restricted Stock Units(5)(7)	-	-	179,098	737,680	726,767	726,767
Value of Performance Stock Units(6)(7)	-	-	-	1,055,213	692,770	692,770
Total	-	-	2,106,289	4,929,004	1,524,489	1,524,489

Name and Principal Position	Change in Control without Termination $	Termination by the Executive for Retirement $	Termination by the Company without Cause $	Termination by the Company without Cause or by the Executive for "Good Reason" Following a Change in Control $	Death $	Disability $
Cezary Monko
Executive Vice President, President, EMEA
Cash Compensation:(1)
Cash Severance	-	-	1,355,832	2,135,436	-	-
Annual Incentive	-	67,166	67,166	67,166	67,166	67,166
Benefits:
Continuation of Benefits(2)	-	-	3,041	3,909	271,166	135,583
Outplacement Services	-	-	-	60,000	-	-
Additional 401(k) Plan Contributions(3)	-	-	-	13,355	-	-
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(7)	-	-	-	-	-	-
Value of Restricted Stock Units(5)(7)	-	403,493	403,493	566,943	559,308	559,308
Value of Performance Stock Units(6)(7)	-	-	-	790,381	512,558	512,558
Total	-	470,659	1,829,532	3,637,191	1,410,198	1,274,615
Patrick H. Buchenroth
Executive Vice President, President, International
Cash Compensation:(1)
Cash Severance	-	-	1,265,439	1,993,067	-	-
Annual Incentive	-	357,939	357,939	357,939	357,939	357,939
Benefits:
Continuation of Benefits(2)	-	-	29,013	37,303	-	-
Outplacement Services	-	-	-	60,000	-	-
Additional 401(k) Plan Contributions(3)	-	-	-	41,175	-	-
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(7)	-	-	-	-	-	-
Value of Restricted Stock Units(5)(7)	-	283,923	283,923	402,464	396,461	396,461
Value of Performance Stock Units(6)(7)	-	-	-	575,748	379,089	379,089
Total	-	641,862	1,936,314	3,467,694	1,133,489	1,133,489

(1)
Represents 2022 base salary and annual incentive opportunity at target performance, calculated according to the terms of the ESP.
(2)
Represents the approximate value of the employer subsidy to broad-based health and welfare employee benefit plans for the named executive officer's benefit during the severance period. For Mr. Monko, the Company's disability policy for employees in Poland provides for a one-time lump sum payment from the Company in an amount equal to three times the employee's monthly average base salary in effect over the last three months of his employment, subject to taxation. Polish law also requires, in the event of termination of employment as a result of death, for the Company to make a one-time lump sum payment in an amount equal to six-times the employee's monthly average base salary in effect over the last six months of his employment, subject to taxation.
(3)
Represents the maximum annual Company contribution to each named executive officer's account, except for Mr. Monko, under the Company's 401(k) Plan during the severance period. For Mr. Monko, the amount represents the maximum annual Company contribution to his Poland PPK retirement.
(4)
Reflects the excess of the fair market value as of December 30, 2022 of the underlying shares over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event. The amounts shown reflect the value as calculated based on the $5.59 closing price of the Company’s common stock on December 30, 2022.
(5)
Reflects the fair market value as of December 30, 2022 of the shares underlying all unvested RSUs which vest in connection with the specified event. The amounts shown reflect the value as calculated based on the $5.59 closing price of the Company’s common stock on December 30, 2022.
(6)
Reflects the unvested fair market value as of December 30, 2022 of the shares underlying unvested PSUs which would vest in connection with the specified event. The amounts shown reflect the value as calculated based on the $5.59 closing price of the Company’s common stock on December 30, 2022.
(7)
For RSUs, PSUs and NQSOs granted in 2016 and thereafter, in the event of a change-in-control without termination, if the award is replaced with an award of the same or greater value and with the same or not less favorable terms and conditions, the award is subject to double-trigger vesting. If the RSU or PSU award is not replaced, the award shall vest in full at target performance or greater and is paid out in cash or shares of stock of equivalent cash value. If the NQSO is not replaced, it shall become immediately exercisable. The value in the table assumes the awards are not replaced upon a change-in-control and reflect the full vesting of the award, with the PSU awards vesting at target performance.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proxy Item 3)

We are providing our stockholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers, as required under Section 14A of the Exchange Act. The proposal, commonly known as a “Say-on-Pay” proposal, is designed to give our stockholders the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders, including in the Compensation Discussion and Analysis, the executive compensation tables and other related disclosures contained therein.”

As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate highly skilled executive officers, link pay to performance, and build sustainable value for our stockholders. When you cast your vote, we urge you to consider the description of our executive compensation program contained in this Proxy Statement, including under the heading “Compensation Discussion and Analysis” and the accompanying executive compensation tables and related footnotes.

Because your vote is advisory, it will not be binding upon our Board of Directors, it will not overrule any decision by the Board of Directors, and it will not create or imply any additional fiduciary duties on the Board of Directors or any member thereof. However, the Compensation and Human Capital Committee and our Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote FOR Proxy Item 3.

In keeping with the preference expressed by our stockholders at our 2017 Annual Meeting of Stockholders, we have continued to hold the advisory say-on-pay vote annually and expect to hold future advisory say-on-pay votes based on the frequency expressed by our stockholders on Proxy Item 4 to be voted on at the 2023 Annual Meeting.

ADVISORY VOTE ON THE FREQUENCY OF

AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proxy Item 4)

This year, we are required by SEC rules to provide our stockholders with an opportunity to indicate, on a non-binding advisory basis, how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. By voting on this Item 4, stockholders may indicate whether they would prefer an advisory vote on our named executive officers’ compensation every year, every two years, or every three years, or a stockholder can abstain from voting.

In 2017, when we last were required to hold this vote, the Board recommended that stockholders vote to hold an advisory vote on executive compensation every year, and stockholders approved that frequency at the 2017 annual meeting.

After careful consideration of this Item, the Board has determined that continuing to hold an advisory vote on executive compensation each year is the most appropriate alternative for ACCO Brands, and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year, and is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and executive compensation policies and practices.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the Company’s stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the compensation of the Company’s named executive officers as set forth in the Company’s Proxy Statement should be every year, every two years, or every three years.”

The option of one year, two years or three years that receives the most votes cast by stockholders will be deemed to be the preferred frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board or ACCO Brands in any way, the Board may decide that it is in the best interests of the Company’s stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the preferred frequency selected by the stockholders.

The Board of Directors recommends that stockholders vote to hold an advisory vote on the compensation of our named executive officer every year by choosing 1 YEAR on Item 4 on the accompanying proxy or voting instruction card.

PROPOSAL TO APPROVE THE FIRST AMENDMENT TO THE

2022 ACCO BRANDS CORPORATION INCENTIVE PLAN

(Proxy Item 5)

At the Annual Meeting, stockholders will vote on a proposal to approve an amendment to the 2022 ACCO Brands Corporation Incentive Plan (the “Plan”) to increase the number of shares available for future grant under the Plan by 8,275,000 shares. The Plan was previously filed as Annex A to the definitive proxy statement on Schedule 14A filed with the SEC on April 1, 2022.

In addition to the Plan, the Company currently also maintains both the 2019 ACCO Brands Corporation Incentive Plan (the “2019 Plan”) and the ACCO Brands Corporation Incentive Plan as Amended and Restated effective May 12, 2015 (the “2015 Plan”). The 2019 Plan and the 2015 Plan are collectively known as the “Prior Plans.” No additional shares are available for grant under either of the Prior Plans, but there are outstanding awards under the Prior Plans, and to the extent such awards are forfeited or expire, the shares will be added to the shares available for grant under the Plan.

The Compensation and Human Capital Committee, with the assistance of the Compensation and Human Capital Committee's independent compensation consultant, Meridian, reviewed the Plan and determined that an insufficient number of shares of common stock remained available under the Plan to enable the Company to provide future grants of stock options and other equity-based awards to non-employee directors and employees. As a result of this review, the Compensation and Human Capital Committee recommended to the Board of Directors that it amend the Plan to increase the number of shares available for grant in order for the Company to continue to have the ability to offer equity as part of the Company's overall compensation program.

On March 14, 2023, the Company’s Board of Directors approved the amendment to the Plan, subject to stockholder approval at the Annual Meeting, based upon a recommendation of the Compensation and Human Capital Committee and management. A copy of the form of the proposed amendment is attached as Appendix A to this proxy statement.

If the amendment to the Plan is adopted, it will not change any provisions of the Plan other than the number of shares available for awards under the Plan. As proposed to be amended, the total number of shares of common stock available for awards under the Plan may not exceed the sum of (i) 8,275,000 shares pursuant to the proposed amendment to the Plan, (ii) 7,250,000 shares previously authorized under the Plan, (iii) 469,631 shares remaining available for awards in the 2019 Plan as of May 17, 2022, and (iv) the number of shares subject to outstanding awards under the Prior Plans as of the effective date of the amendment to the Plan that thereafter cease for any reason to be subject to such awards (other than in connection with the exercise or settlement of the awards, including shares withheld to satisfy the exercise price or tax withholding obligations associated with the exercise, vesting or settlement of such awards) on the basis of: (A) one share for each share subject to a stock option or stock appreciation right, and (B) 2.0 shares for each share subject to a full-value award under the 2019 Plan or 2.06 shares for each share subject to a full value award under the 2015 Plan. The effective date of the amendment to the Plan will be May 16, 2023 if stockholders approve the Plan at the Annual Meeting. As of March 20, 2023, 759,182 shares remained available for awards under the Plan.

Factors Considered by the Compensation and Human Capital Committee and Board

In setting the proposed number of shares to be reserved and issuable under the Plan, the Compensation and Human Capital Committee and the Board of Directors considered a number of factors, which included the following:

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Expected duration of shares available for issuance under the Plan. Based on the requested number of shares to be reserved under the Plan if the amendment is adopted, and on our three-year average burn rate, we expect that the share reserve will cover Awards (as defined below) for approximately 1-2 years. We believe the expected life of the share reserve is reasonable and will ensure sufficient availability for equity awards.
•
Expected potential dilution. The potential dilution under the Plan as adopted in 2022 was 13.6 percent. The amendment to the Plan will increase potential dilution by 8.0 percentage points. Therefore, as of March 20, 2023, the total potential dilution with the shares requested for the Plan as amended would approximate 19.7 percent in total.

We define potential dilution as the sum of the total number of (i) shares subject to outstanding full value share grants (i.e., awards other than stock options and stock appreciation rights), (ii) shares subject to outstanding stock options and (iii) shares of common stock available for future grants under the Plan, expressed as a percentage of the fully diluted shares of common stock outstanding.

We believe that the expected potential dilution that will result from the amendment to the Plan is reasonable under the circumstances for the following reasons, among others:

•
The weighted average exercise price of the 6,645,906 outstanding stock options as of March 20, 2023 is $9.27 compared to our closing stock price of $4.77 on this same date. Approximately 1,221,413 outstanding stock options with exercise prices in excess of $12.50 per share expire in the next two years and there is a possibility that these soon to expire options may not be exercised. We also do not intend to continue to issue stock option awards under the Plan going forward.
•
We have 7,567,169 outstanding full value awards (includes all outstanding PSUs at target and all outstanding RSUs). As a result of the fungible share ratio, the Plan share reserve is reduced by 2.00 shares for each PSU and RSU awarded (by 15,134,338 shares), reducing the actual dilutive effect of the share pool.
•
We make annual equity awards to all employees at the vice president level or above. The number of people in this group currently is approximately 70. Additionally, we have historically made discretionary grants to an additional approximately 70 employees annually from a pool of over 200.
•
From time to time, we have used time-based and performance-based long term cash awards to preserve our share pool and extends its life, but we much prefer granting equity awards to our vice president level employees to better align their incentives with our stockholders.

•
Other considerations. In approving the Plan and the number of shares reserved for issuance thereunder, the Compensation and Human Capital Committee and the Board of Directors also considered our long-term incentive pay strategy of emphasizing equity grants to management and directors to align their interests to those of our stockholders.

The Board of Directors recommends that you vote FOR Proxy Item 5.

Rationale for Implementing the Proposed Amendment to the Plan

The Board believes that the adoption of the amendment to the Plan is desirable and in the best interests of the Company and its stockholders. The Plan is intended to promote and closely align the interests of employees of the Company and its stockholders by continuing the ability for the Company to award to employees stock-based compensation, including performance-based equity compensation, while not causing unreasonable dilution to stockholders. The Plan includes important features that are designed to serve our stockholders’ interests as described below. The continued ability to offer our employees equity-based compensation also is a critical factor in attracting, motivating and retaining qualified employees who will contribute to our financial success, thereby advancing the interests of the Company and its stockholders. Additionally, the Plan will provide the flexibility to grant awards to our non-employee directors. Therefore, the Board views the Plan as a key component of the Company’s compensation program, and believes that the increase in the number of shares available for the grant of awards under the Plan will enable it to continue to fulfill this function.

Approval of the amendment to the Plan requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on the matter at the Annual Meeting. If the amendment to the Plan is not approved by stockholders, awards will continue to be granted under the Plan, but no more equity-based awards may be granted once the maximum number of shares reserved under the Plan as currently in effect has been reached.

The principal features of the Plan are highlighted below.

Overview

Our incentive plans are a vital component of our compensation program. The purpose of the Plan is to provide incentives linked to the creation of stockholder value and the achievement of certain long-term strategic and financial goals through a variety of equity-based and cash awards designed to attract, retain and motivate the best available employees and non-employee directors. Historically, our equity award program consisted of grants of performance share units (“PSUs”), restricted stock units (“RSUs”) and non-qualified stock options (“NQSOs”). For 2023, our equity award program consisted of grants of performance share units (“PSUs”) and restricted stock units (“RSUs”) only; no stock options were granted. We anticipate continuing with this mix going forward as it is a more responsible use of the finite shares available under the Plan.

•
PSUs represent the principal component of long-term equity incentive compensation for our named executive officers. These grants are indicative of our pay-for-performance philosophy, as discussed under the heading “Compensation Discussion and Analysis—Discussion and Analysis—Executive Compensation Philosophy.”

PSUs focus management on long-term financial performance, aligning management and stockholders' interests regarding the creation of stockholder value.
•
RSUs and NQSOs serve as important management retention tools and further align management with stockholders’ interests, including our stockholders’ interest in share price appreciation.

Important Features of the Plan

The Plan includes the following important features that are designed to serve our stockholders’ interests.

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One-year minimum vesting. The period required for vesting of an equity-based award under the Plan may not be less than one year, other than as the Compensation and Human Capital Committee may otherwise specify in the case of the death or disability, or where awards have been assumed by the Company in connection with a merger or other business combination, or as otherwise may apply in the event of a change in control under the Plan. In addition, awards covering up to five percent of the shares available under the Plan may have a vesting period of less than one year; provided, that awards granted to non-employee directors on the date of an annual stockholder meeting that vest at the next annual stockholder meeting will be deemed to have a vesting period of one year even if the period of time between stockholder meetings is less than one year.
•
Limited discretionary authority to accelerate vesting. The Compensation and Human Capital Committee will not have discretion to accelerate the vesting of any portion of an award, except in cases of termination by reason of death or disability.
•
Non-employee director compensation. The value (determined under applicable accounting standards for financial reporting purposes) of a non-employee director’s total compensation from the Company in a calendar year, including awards from the Plan, may not exceed $500,000.
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Dividends and dividend equivalents. Rights to dividends and dividend equivalents may be made a part of certain awards, subject to such terms, conditions and restrictions as the Compensation and Human Capital Committee may establish. Any crediting of dividends or dividend equivalents shall be subject to the same restrictions and conditions as the underlying award. Dividends or dividend equivalents credited with respect to awards subject to the achievement of performance goals will only be paid to the extent the award vests and the performance goals are achieved, and dividends or dividend equivalents with respect to any award subject to a time-based vesting schedule will only be paid to the extent the award vests.
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Fungible share ratio. The Plan contains a “fungible share ratio.” Under the ratio, full-value awards made from the Plan (i.e., generally equity-based awards other than stock options and stock appreciation rights (“SARs”)) are counted against the share reserve as 2.00 shares for each share of stock subject to an award, while any stock options and SARs issued under the Plan are counted against the share reserve on a 1:1 basis.
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No liberal share recycling. Shares that are surrendered or withheld to pay an award's exercise price or withholding taxes cannot be added back to the shares available under the Plan. Likewise, any shares reacquired by the Company with the amount received from stock option exercises will not be added to the pool of available shares under the Plan.
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No repricing or cash buy-out without stockholder approval. No stock option or SAR may be re-priced or substituted or exchanged for cash or as consideration for the grant of a new award with a lower exercise price without stockholder approval, except as may be permitted in connection with an event described below under the heading “—Adjustments” or in the event of a change in control. (However, options and SARs may be settled by a cash payment that does not exceed the difference between the fair market value of the shares subject to the option or SAR and the strike price.)
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No liberal change of control definition. The Plan does not have a “liberal” change-in-control definition. A change in control is deemed to occur only upon completion, rather than stockholder approval, of a transaction.
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No evergreen provision. The number of shares available for grant under the Plan is capped, and there is no formula providing for any automatic increase in the number of shares available.
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No discounted stock options or SARs. The Plan prohibits the granting of stock options or SARs at strike prices that are less than the fair market value of our common stock on the date of grant.

Historical Grant and Governance Practice Highlights

Our historical grant and governance practices are set forth below.

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Three-year vesting and performance periods. Historically, annual equity grants to executive officers, including our CEO, have generally been subject to a minimum three-year vesting period. RSUs are currently subject to a minimum three-year cliff vesting period and grants of NQSOs vest one-third per year over three years. In addition, the 2022-2024 PSU awards are subject to a cumulative three-year performance period.
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High proportion of CEO’s compensation subject to performance conditions. In 2021 and 2022, 60 percent of our CEO’s target equity-based compensation was subject to achievement of financial performance measures. In 2021 and 2022, 86.2 percent and 86.3 percent, respectively, of our CEO’s total target compensation was variable and at risk as it was subject to the achievement of financial performance measures and share price appreciation.
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No hedging or pledging. Our insider trading policy, which applies to shares acquired through grants made under the Plan, prohibits our directors and employees from engaging in hedging transactions or pledging their shares. For further information on this policy, see “Compensation Discussion and Analysis--Discussion and Analysis--Prohibitions on Hedging, Pledging and Similar Transactions.”
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Post vesting/exercise holding requirements. Our executive officers are required to hold a specified number of shares or dollar value of equity granted to them under the Plan. Prior to attaining the required threshold level, they may liquidate no more than 50 percent of the net shares remaining after the exercise of a stock award or the vesting of shares granted under the Plan; after attaining the required threshold, they may sell shares, subject to our insider trading policy, so long as they maintain the required threshold number of shares or dollar value. For further information on this policy, see “Compensation Discussion and Analysis—Discussion and Analysis—Executive Stock Ownership Guidelines.”

Information on Equity Compensation Plans as of March 20, 2023

The following table provides information regarding outstanding equity-based awards and shares available under the Plan as of March 20, 2023:

Total number of stock options outstanding(1)	6,645,906
Weighted-average exercise price of stock options outstanding	$9.27
Weighted-average remaining duration of stock options outstanding	5.96 years
Total number of full value awards outstanding (includes RSUs and PSUs)(2)	7,567,169
Shares available for grant under the Plan(3)	759,182
Total shares of common stock outstanding	94,917,374

(1)
No stock appreciation rights were outstanding.
(2)
The number of shares of outstanding PSUs assumes performance at the target performance level.
(3)
The number of shares remaining available for future grant under the Plan reflects PSUs at target payout.

Description of the Plan

The following description of the Plan summarizes the material terms of the Plan, including as amended by the proposed amendment to the Plan; however, it does not purport to be complete and is qualified in its entirety by reference to the Plan which was previously filed as Annex A to the definitive proxy statement on Schedule 14A filed with the SEC on April 1, 2022 and to the form of the proposed amendment to the Plan, which is attached as Appendix A to this proxy statement.

Term and Effective Date

The Plan became effective on May 17, 2022, the date our stockholders approved the Plan. No awards may be made or granted after the tenth anniversary of the Plan’s effective date.

Administration

The Plan is administered by the Compensation and Human Capital Committee, which is composed entirely of directors who are “non-employee directors” under the rules adopted under Section 16 of the Exchange Act, and are independent under the rules of the NYSE. The Compensation and Human Capital Committee has the power and authority to construe and interpret the Plan, select the individuals who will receive awards from among eligible participants, and determine the form, amount and terms of those awards, except that the amount, form, and timing of the grant of awards to non-employee directors shall be determined by the full Board of Directors unless the Board otherwise delegates any or all of these functions to a committee or committees of the Board. The Compensation and Human Capital Committee has the power to delegate to one or more officers of the Company the right to designate employees (other than the employee himself or herself or executive officers of ACCO Brands) to receive awards, subject to certain restrictions and provided that the total number of shares or cash payable under such awards are determined by the Compensation and Human Capital Committee.

Eligibility

Employees of the Company or its subsidiaries, including executive officers, selected by the Compensation and Human Capital Committee as well as non-employee directors of the Company are eligible to receive awards under the Plan. The Compensation and Human Capital Committee anticipates that individuals who are vice president level or above will receive annual grants of awards under the Plan. The approximate number of employees in that group is 70. In addition, the Compensation and Human Capital Committee anticipates that discretionary grants will be made on an annual basis to certain high potential employees who are director level and above. The approximate number of employees eligible to receive a discretionary grant is approximately 200, and approximately 70 discretionary grants are made annually. The Board anticipates that all non-employee directors will be eligible to participate in the Plan as of May 16, 2023.

Plan and Award Limitations and Restrictions

Reserved shares. At present the total number of shares of common stock available for awards under the Plan may not exceed the sum of (i) 759,182 shares, and (ii) the number of shares subject to outstanding awards under the Prior Plans as of May 17, 2022, that thereafter cease for any reason to be subject to such awards (other than in connection with the exercise or settlement of the awards, including shares withheld to satisfy the exercise price or tax withholding obligations associated with the exercise, vesting or settlement of such awards) on the basis of: (A) one share for each share subject to a stock option or stock appreciation right, and (B) 2.0 shares for each share subject to a full-value award under the 2019 Plan (2.06 shares for each share subject to a full value award under the 2015 Plan). If the amendment is approved, the total number of shares of common stock available for awards under the Plan will be increased to 9,034,182, plus shares subject to outstanding awards under the Prior Plans that cease to be subject to such awards as described above. As of March 20, 2023, the number of shares subject to existing awards under the Prior Plans that could again become available for awards under the Plan is 14,213,032.

Fungible share ratio. Awards made under the Plan will reduce the number of shares thereafter available for awards on the basis of (i) one share for each share issued under a stock option or an SAR, and (ii) 2.0 shares for each share issued as a full-value award.

Non-employee director compensation. The value (determined under applicable accounting standards for financial reporting purposes) of a non-employee director’s total compensation from the Company in a calendar year, including awards from the Plan, may not exceed $500,000.

One-year minimum vesting. The period required for vesting of an equity-based award under the Plan may not be less than one year, other than as the Compensation and Human Capital Committee may otherwise specify in the case of the death or disability, or where awards have been assumed by the Company in connection with a merger or other business combination, or as otherwise may apply in the event of a change in control under the Plan. In addition, awards covering up to five percent of the shares available under the Plan may have a vesting period of less than one year. Awards granted to non-employee directors on the date of an annual stockholder meeting that vest at the next annual stockholder meeting will be deemed to have a vesting period of one year even if the period of time between stockholder meetings is less than one year.

No repricing or cash buy-out without stockholder approval. No stock option or SAR may be re-priced or substituted or exchanged for cash or as consideration for the grant of a new award with a lower exercise price without stockholder approval, except as may be permitted in connection with an event described below under the heading “—Adjustments” or in the event of a change in control. (However, options and SARs may be settled by a cash payment that does not exceed the difference between the fair market value of the shares subject to the option or SAR and the strike price.)

Clawback and cancellation. All awards made under the Plan (including awards that are subject to time-based or performance-based conditions), and shares of common stock issued thereunder, are subject to applicable ACCO Brands’ clawback or recoupment policies as in effect from time-to-time and any similar policies required by law or regulation. Unless otherwise provided in an award agreement, a participant’s award or payments thereunder will be subject to cancellation or recoupment in instances where the participant is terminated for cause or has violated certain policies or codes of conduct, has breached a restrictive covenant applicable to the participant or has engaged in misconduct or conduct that is detrimental to the business or reputation of the Company. The Company’s current clawback policy provides that an executive officer may be required to forfeit or reimburse the Company for cash or equity incentive compensation paid or payable to the executive officer if either the payment was based on the achievement of financial results that were subsequently restated

(regardless of whether the officer was responsible for the restatement) and a lower amount would have been paid to the executive officer based on the restated results, or if the Board determines the officer engaged in willful or intentional misconduct. For further information regarding the clawback policy, see “Compensation Discussion and Analysis—Discussion and Analysis—Recoupment or Forfeiture of Incentive Payments Policy.”

Share Recycling Provisions and Limitations

The Plan contains the following provisions and limitations with respect to shares that may again become available for awards:

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Any shares of common stock covered by an award that are not issued or are canceled because the award expires or is forfeited or terminated (for example, for a failure to vest or to achieve applicable performance conditions) will be again available for award and will not be considered as having been made subject to an award.
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Any shares surrendered or withheld as payment for all or a portion of the exercise price of a stock option, or surrendered or withheld in satisfaction of withholding taxes with respect to an award, will not be again available for award.
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The exercise or settlement of an SAR will reduce the shares available under the Plan by the total number of shares to which the exercise or settlement relates, and not just the net amount of shares actually issued upon exercise or settlement.
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Any shares that are reacquired by the Company with the amount received upon the exercise of stock options will not be added to the pool of shares available for awards under the Plan.
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Awards partially or wholly settled in cash will only reduce the number of shares available for issuance under the Plan to the extent shares are issued.
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Shares of common stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger or other business combination will not reduce the number of shares available for issuance under the Plan.

The number of shares reserved for issuance under the Plan and the limitations described above may be adjusted by the events described below under the headings “—Adjustments” and “—Change in Control”.

Award Forms

Under the Plan, the Compensation and Human Capital Committee may grant various types of awards, including the following:

Stock options. Stock option awards may be either incentive stock options (“ISOs”) or NQSOs. Stock options are exercisable in whole or in part following the completion of a required employment period (or service period for a non-employee director) and the satisfaction of any performance objectives as specified in the discretion of the Compensation and Human Capital Committee. Stock options expire no later than the tenth anniversary of the date of grant, and the exercise price of stock options may not be less than the fair market value of a share of our common stock on the date of grant. As of March 20, 2023, the fair market value of a share of our common stock, based on the average of the high and low sales price as reported on the NYSE on that date, was $4.88 per share.

Stock appreciation rights. SARs may be granted independently of any stock option or in tandem with all or any part of a stock option. SARs are exercisable in whole or in part following the completion of a required employment period (or service period for a non-employee director) and the satisfaction of any performance objectives as specified in the discretion of the Compensation and Human Capital Committee. Generally, upon exercise, an SAR entitles a participant to receive (in cash, shares of common stock or a combination thereof) the excess of the fair market value of a share of common stock on the date the SAR was exercised over its exercise price. SARs will expire no later than the tenth anniversary of the date of grant, and the exercise price of an SAR may not be less than the fair market value of a share of our common stock on the date of grant.

Restricted stock and performance shares. Shares of common stock that are subject to restrictions on transfer or other incidents of ownership as established by the Compensation and Human Capital Committee, including, in the case of performance shares, the satisfaction of performance criteria, may be awarded under the Plan. For restricted stock, a “restriction period” will apply during which time the shares are subject to forfeiture by the participant if, for example, the participant’s employment or service terminates. During a restriction period, the holder of restricted stock will be entitled to exercise full voting rights.

Restricted and performance stock units. RSUs and PSUs are fixed or variable share denominated units subject to such terms and conditions, including vesting, time of payment and, in the case of PSUs, the satisfaction of performance criteria, as the Compensation and Human Capital Committee may determine. RSUs and PSUs are valued in whole or in part by reference to, or otherwise based on, the fair market value of the Company's common stock, and may be paid in shares of common stock, cash or a combination of both.

Dividends and dividend equivalents. Rights to dividends and dividend equivalents may be made a part of certain awards, subject to such terms, conditions and restrictions as the Compensation and Human Capital Committee may establish. Any crediting of dividends or dividend equivalents shall be subject to the same restrictions and conditions as the underlying award. Dividends or dividend equivalents credited with respect to awards subject to the achievement of performance goals will only be paid to the extent the award vests and the performance goals are achieved, and dividends or dividend equivalents with respect to any award subject to a time-based vesting schedule will only be paid to the extent the award vests.

Cash-based awards. Awards denominated in cash may be granted under the Plan, or under other multi-year bonus plans or incentive plans established under the Plan, that may be earned and payable based on the satisfaction of performance criteria designated by the Compensation and Human Capital Committee.

Other incentive awards. The Compensation and Human Capital Committee may grant other types of awards under the Plan whose value, in whole or in part, is based on the Company’s common stock or other factors.

Performance Criteria

Performance awards, such as performance shares and PSUs, represent the right to receive shares of common stock, cash or a combination thereof, contingent on the achievement of performance or other objectives during a specified period as the Compensation and Human Capital Committee may determine. Awards intended to be “performance-based compensation” will be conditioned on the achievement of criteria, measures or goals established by the Compensation and Human Capital Committee. The Compensation and Human Capital Committee has the sole discretion to adjust the determinations of the value and degree of attainment of the performance goals including the discretion to reduce the amount of an award that would otherwise vest or be paid based on the achievement of the performance goals. The Compensation and Human Capital Committee also retains the sole discretion to adjust such performance goals to reflect changes in circumstances that occur after the goals are established, or to reduce or increase the amount of the payment and/or vesting of an award relative to the performance goals.

Participant Termination Provisions

Each participant’s award agreement will specify the treatment of the award in the event of the participant’s termination of employment (or service as a non-employee director), as determined by the Compensation and Human Capital Committee at the time of grant. Generally, awards will be forfeited and will not be paid if the awards or portions thereof remain unvested or subject to restriction or forfeiture as of the date a participant’s employment or service as a non-employee director with the Company ceases. Except as otherwise determined by the Compensation and Human Capital Committee in the award agreement, if a participant’s employment or service as a non-employee director with the Company ends due to death, disability, retirement or due to a divestiture (as defined below) that is not a change in control (as defined in the Plan), then any awards then held by a participant will vest as follows:

Death or Disability

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All options and SARs held by the participant will immediately become vested and exercisable, and will continue to be exercisable for the lesser of five years or the remaining term of the options and SARs, unless death occurs in the final year of the term, in which case the exercise of NQSOs or SARs can occur for up to one additional year from the date of death; and
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All restricted stock or RSUs held by the participant will become unrestricted or nonforfeitable and payable; and
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A prorated portion of all performance shares and PSUs held by the participant will become unrestricted or nonforfeitable and payable, as applicable, with respect to the number of performance shares or PSUs that could have become earned and vested based on the deemed attainment of performance at the target level, with such number of performance shares or PSUs prorated based on the portion of the performance period that elapsed through the date of the participant’s termination.

Retirement

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All options and SARs held by the participant will continue to vest and be exercisable in accordance with their original vesting terms (as if the termination of employment or service had not occurred) and shall remain exercisable until the expiration of the term of the option or SAR; and
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All restricted stock or RSUs held by the participant will continue to vest in accordance with their original vesting terms (as if the termination of employment or service had not occurred); and
•
A prorated portion of all performance shares and PSUs held by the participant will become unrestricted or nonforfeitable and payable, as applicable, with respect to the number of performance shares or PSUs that would have become earned and vested based on the actual attainment of performance objectives set forth in the award over the applicable performance period, with such number of performance shares or PSUs prorated based on the portion of the performance period that elapsed through the date of the participant’s termination.

Divestiture

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Upon termination due to a divestiture occurring after the first anniversary of the date of grant, all options and SARs held by a participant will become immediately vested and exercisable with respect to a prorated portion of the number of shares subject to the options or SARs, and will remain exercisable until the expiration of the term of the option or SAR, with such proration based on the portion of the restriction period that elapsed through the date of the participant’s termination; and
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Upon termination due to a divestiture occurring after the first anniversary of the date of grant, all restricted stock and RSUs held by a participant will become unrestricted or nonforfeitable and payable with respect to a prorated portion of the number of shares subject to the restricted stock awards and RSUs with such proration based on the portion of the restriction period that elapsed through the date of the participant’s termination; and
•
Upon termination due to a divestiture occurring after the first anniversary of the date of grant, a prorated portion of all performance shares and PSUs held by the participant will become unrestricted or nonforfeitable and payable, as applicable, with respect to the number of performance shares or PSUs that could have become earned or vested based on the deemed attainment of performance at the target level, with such number of performance shares or PSUs prorated based on the portion of the performance period that elapsed through the date of the participant’s termination.

Generally, a “divestiture” is a transaction (that is not a change in control) by which the subsidiary of the Company that is the participant’s principal employer or service recipient ceases to be a subsidiary of the Company.

Involuntary Termination Without Cause

For an employee who incurs an involuntary termination of employment without cause during the six-month period preceding the specified vesting date (but after the first anniversary of the grant date), a prorated portion of any restricted stock and RSUs held by the employee will become unrestricted or nonforfeitable and payable, respectively, based on the period of restriction elapsed through the date of the participant’s termination.

For an employee who incurs an involuntary termination of employment without cause during the last six months of a performance period (but after the first anniversary of the grant date), a portion of any performance shares and PSUs held by the employee will become unrestricted or nonforfeitable and payable, as applicable, with respect to the number of performance shares or PSUs that would have become earned and vested based on the actual attainment of performance objectives set forth in the award over the applicable performance period, with such number of performance shares or PSUs prorated based on the portion of the performance period elapsed through the date of the participant’s termination.

The Plan provides that the Compensation and Human Capital Committee is not authorized to waive or accelerate vesting of any award except in cases of termination by reason of death or disability.

Adjustments

In the event of a corporate transaction involving the Company, such as an extraordinary cash dividend, recapitalization, reorganization, merger, consolidation or spin-off, the Compensation and Human Capital Committee may adjust outstanding awards as it deems appropriate in order to prevent dilution or enlargement of participants’ rights under the Plan.

Change in Control

Replacement awards-no immediate vesting. Awards will not vest upon a change in control of the Company (as defined in Section 2(j) of the Plan) if a “Replacement Award” as defined under Section 17.1(a)(ii) of the Plan (which may include the original award) is issued in substitution for the award. Where Replacement Awards are issued, vesting will be accelerated where a participant incurs an involuntary termination other than due to cause or disability, or resigns for good reason (as defined in the Plan) during the 24 months following the change in control.

Vesting if no replacement award. To the extent a Replacement Award is not provided to a participant, or if a participant incurs an involuntary termination other than due to cause or disability within 180 days prior to a change in control, upon a change in control, all outstanding options and SARs will become immediately exercisable; all restricted stock will become unrestricted or nonforfeitable; all RSUs will become fully vested and paid out in cash or common stock; and all performance-based awards will become payable in full, with the performance objectives applicable to such award deemed satisfied at the target level of performance for the entire performance period (or a greater amount if determined by the Compensation and Human Capital Committee to have been earned based on performance through the date of the change in control).

Individual award agreements may provide for different treatment on a change in control.

Amendment and Termination

Our Board of Directors may, at any time and from time to time, alter, amend, modify, suspend or terminate the Plan, subject to the receipt of stockholder approval for certain types of amendments. No amendment, suspension, modification or termination of the Plan may materially adversely affect any award previously granted under the Plan without the written consent of the participant holding such award.

U.S. Federal Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences of awards that may be granted under the Plan. The summary is based on current U.S. federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive.

Non-qualified stock options and SARs. A participant who receives an NQSO or SAR does not recognize taxable income upon the grant of the NQSO or SAR, and the Company is not entitled to a tax deduction on the date of grant. The participant will recognize ordinary income upon the exercise of the NQSO or SAR in an amount equal to the excess of the fair market value of the NQSO or SAR shares on the exercise date over the NQSO or SAR exercise price stated in the award. Such income will be treated as compensation to the participant subject to applicable tax withholding requirements. The Company generally is entitled to a tax deduction in an amount equal to the amount that is taxable to the participant as ordinary income in the year that the income is taxable to the participant, subject to the discussion below. Any appreciation in value of the shares after the time of exercise will be taxable to the participant as capital gain upon sale of the shares and will not result in a deduction by the Company.

Incentive stock options. An employee who receives an ISO does not recognize taxable income upon the grant or exercise of the ISO, unless the ISO is exercised more than three months after termination of employment (one year in cases of disability) and the Company is not entitled to a tax deduction on the date of grant. The difference between the ISO exercise price and the fair market value of the ISO shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the employee in the year of exercise. The Company will not be entitled to a deduction with respect to any item of tax preference.

An employee will recognize gain or loss upon the disposition of shares acquired from the exercise of an ISO. The nature of the gain or loss depends on how long the ISO and the ISO shares were held. If the ISO shares are not disposed of pursuant to a disqualifying disposition, the employee will recognize long-term capital gain or capital loss depending on the selling price of the shares. A “disqualifying disposition” is a disposition that occurs within two years from the date the ISO was granted or one year from the date of ISO exercise. If ISO shares are sold or disposed of as part of a disqualifying disposition, the employee must recognize ordinary income in an amount equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the ISO shares on the date of exercise and the ISO exercise price. Any additional gain will be taxable to the employee as a long-term or short-term capital gain, depending on how long the shares were held after exercise of the ISO. The Company generally is entitled to a deduction in computing its federal income taxes for the year of disposition in an amount equal to any amount taxable to the employee as ordinary income, subject to the discussion below.

Restricted stock, performance shares, RSUs and PSUs. A participant who receives shares of restricted stock or performance shares will generally be taxed on the value of the shares at the time they either are no longer subject to a substantial risk of forfeiture, or are transferable. A participant may instead elect under Section 83(b) of the Code to be taxed on the value of the shares at the time the award is issued, but in such case will not be entitled to an offsetting deduction if the shares are subsequently forfeited. A participant who receives an RSU or PSU will be subject to income tax on the value of the shares issued in settlement of the RSU or PSU at the time the shares are issued (or the amount of cash issued in lieu of shares). When a participant sells or otherwise disposes of shares received, the difference between the proceeds received for the shares and the amount of income realized as described above will generally constitute a capital gain or loss. The Company will generally be entitled to a deduction for the amount of ordinary income realized by a participant as described above (including any income realized upon making a Section 83(b) election), subject to the discussion below.

Cash-based awards. Awards settled by a cash payment will be taxable to the participant as ordinary income, and deductible by the Company at the time of payment, subject to the discussion below.

Pursuant to Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017 (the “Act”), the Company will not be entitled to deduct compensation paid to any “covered employee” — generally any person who either is, or at any time has been, a named executive officer — to the extent the total compensation paid to the covered employee in any year exceeds $1,000,000.

New Plan Benefits

Because grants under the Plan will be discretionary, the Company cannot now determine the number of shares that will be granted to any particular executive officer, to all executive officers as a group or to non-executive officer employees or directors as a group. The number of such shares will be determined by the Compensation and Human Capital Committee or the Board from time to time in accordance with the terms of the Plan. Please refer to the “Grants of Plan-Based Awards” table for awards made during the most recent fiscal year under the Plan to our named executive officers and the table under “2022 Director Compensation” for awards made to our non-employee directors.

Equity Compensation Plan Information

The following table gives information, as of December 31, 2022, about our common stock that may be issued upon the exercise of options and other equity awards under all compensation plans under which equity securities are reserved for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	6,728,615	$9.27	6,498,794(1)
Equity compensation plans not approved by security holders	—	—	—
Total	6,728,615	$9.27	6,498,794(1)

(1)
These are shares available for grant as of December 31, 2022 under the Plan pursuant to which the Compensation and Human Capital Committee of the Board of Directors or the Board of Directors may make various stock-based awards, including grants of stock options, stock-settled appreciation rights, restricted stock, restricted stock units and performance stock units. In addition to these shares, shares covered by outstanding awards under the Plan or any Prior Plan that were forfeited or otherwise terminated may become available for grant under the Plan and, to the extent such shares have become available as of December 31, 2022, they are included in the table as available for grant.

Supplemental Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including comparable sales. Comparable sales represents net sales excluding the impact of material acquisitions and with current-period foreign operation sales translated at prior-year currency rates. We sometimes refer to comparable sales as comparable net sales.

We use comparable sales both to explain our results to stockholders and the investment community and in the internal evaluation and management of our business. We believe comparable sales provides management and investors with a more complete understanding of our underlying operational results and trends, facilitates meaningful period-to-period comparisons and enhances an overall understanding of our past and future financial performance. Comparable sales should not be considered in isolation or as a substitute for, or superior to, the directly comparable GAAP financial measure and should be read in connection with the Company’s financial statements presented in accordance with GAAP.

The following tables provides a reconciliation of GAAP net sales and net sales change as reported to non-GAAP comparable sales and comparable sales change:

	Comparable Sales - Year Ended December 31, 2022
		Non-GAAP
(in millions)	GAAP Net Sales	Currency Translation	Comparable Sales
ACCO Brands North America	$998.0	$(4.3)	$1,002.3
ACCO Brands EMEA	580.3	(78.2)	658.5
ACCO Brands International	369.3	(11.4)	380.7
Total	$1,947.6	$(93.9)	$2,041.5

	Amount of Change - Year Ended December 31, 2022 compared to the Year Ended December 31, 2021
	$ Change - Net Sales
		Non-GAAP
(in millions)	GAAP Net Sales Change	Currency Translation	Comparable Sales Change
ACCO Brands North America	$(44.4)	$(4.3)	$(40.1)
ACCO Brands EMEA	(82.6)	(78.2)	(4.4)
ACCO Brands International	49.3	(11.4)	60.7
Total	$(77.7)	$(93.9)	$16.2

	% Change - Net Sales
		Non-GAAP
	GAAP Net Sales Change	Currency Translation	Comparable Sales Change
ACCO Brands North America	(4.3)%	(0.4)%	(3.9)%
ACCO Brands EMEA	(12.5)%	(11.8)%	(0.7)%
ACCO Brands International	15.4%	(3.6)%	19.0%
Total	(3.8)%	(4.6)%	0.8%

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholders interested in submitting a proposal for inclusion in our proxy statement for the 2024 annual meeting must follow the procedures and meet the other requirements outlined in Rule 14a-8 of the Exchange Act, and we must receive such proposal at our principal executive offices on or before November 29, 2023. Article II of our By-Laws requires that we be given timely advance written notice of director nominations and other matters that an eligible stockholder wishes to present for action at an annual meeting other than those properly brought under Rule 14a-8 and included in our proxy statement. To be timely, our Corporate Secretary must receive such notice at our principal executive offices not earlier than the close of business on January 17, 2024, and not later than the close of business on February 16, 2024. Any such notice and accompanying proposal or director nomination also must be in proper form and meet the detailed disclosure and other requirements specified in Article II of our By-Laws.

Any proposals, notices or nominations must be sent to the Office of the Corporate Secretary, ACCO Brands Corporation, Four Corporate Drive, Lake Zurich, Illinois 60047. A copy of our By-laws is available upon written request to the Corporate Secretary at the address noted above or may be accessed under the Investor Relations section of our website, www.accobrands.com. Additionally, a copy of our By-laws, which we included as an exhibit to our Current Report on Form 8-K filed with the SEC on December 7, 2022, can be accessed through the SEC’s website at www.sec.gov.

MISCELLANEOUS

Cost of Soliciting Proxies

The Company will bear the expense of soliciting proxies for this meeting, including mailing costs of the Notice, except for some costs associated with individual stockholders' use of the Internet or telephone. In addition to solicitation by mail, directors, officers and other employees may also solicit proxies personally or by telephone or other means of electronic communication but will not receive specific compensation for any such solicitation. We may reimburse brokerage firms and others holding stock in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to principals and beneficial owners.

In addition to mailing copies of the Notice and mailing or making available the related proxy materials to stockholders, we will request that persons who hold stock in their names or custody, or in the name of nominees, for the benefit of others, forward copies of these materials to the beneficial owners of our stock and request the authority to execute the proxies. Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Your prompt response is greatly appreciated.

Multiple Stockholders Having the Same Address

We are sending only one Notice of Internet Availability of Proxy Materials or one Proxy Statement and Annual Report to the address of multiple stockholders unless we have received contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, saving paper and reducing printing costs. Any stockholder residing at such an address who would like to receive an individual copy of the materials, or who is receiving multiple copies of our Proxy Statement and Annual Report and would prefer to receive a single copy in the future, can notify us by sending a written request to ACCO Brands Corporation, c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling Broadridge at 1-866-540-7095.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the meeting, the people named in the accompanying proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

March 28, 2023	By order of the Board of Directors

Pamela R. Schneider
Senior Vice President, General Counsel
and Corporate Secretary

Financial and Other Information

The Company has made available to you its Annual Report on Form 10-K for the year ended December 31, 2022 (the "Annual Report"), which can be accessed by following the instructions contained in the Notice of Internet Availability of Proxy Materials. The Company's Annual Report can also be accessed online at the Investor Relations section of the Company's website at www.accobrands.com. The Annual Report and Proxy Statement are also available without charge by request made in writing to Mr. Chris McGinnis, Sr. Director, Investor Relations at ACCO Brands Corporation, Four Corporate Drive, Lake Zurich, IL 60047 or by telephone at (847) 796-4320. Additionally, the Company's Audit Committee Charter, Compensation and Human Capital Committee Charter, Nominating, Governance and Sustainability Committee Charter, Finance and Planning Committee Charter, Executive Committee Charter, Code of Conduct and Corporate Governance Principles are available without charge at the Investor Relations section of the Company's website at www.accobrands.com or in print upon request by any stockholder to Mr. McGinnis at the address noted above.

APPENDIX A

FIRST AMENDMENT TO

2022 ACCO BRANDS CORPORATION INCENTIVE PLAN

WHEREAS, ACCO Brands Corporation, a Delaware corporation, (the “Corporation”) established an incentive compensation plan known as the 2022 ACCO Brands Corporation Incentive Plan (the “Plan”) effective May 17, 2022; and

WHEREAS, effective upon stockholder approval on May 16, 2023 (the “Amendment Effective Date”), the Corporation wishes to increase the number of shares available for grant to participants under the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows as of the Amendment Effective Date:

1.
Article 4.1(a) of the Plan is hereby amended to read as follows:

"(a) Subject to adjustment as provided in Section 4.3, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be:

(i) 8,275,000 Shares; plus

(ii) 7,250,000 Shares, which is the number of Shares that were authorized for grant under the Plan as originally adopted; plus

(iii) 469,631 Shares, which is the number of Shares remaining for grant under the 2019 Plan as of the Effective Date; plus

(iv) the number of shares subject to outstanding awards as of the Effective Date under the 2019 Plan that on or after the Effective Date cease for any reason to be subject to such awards (other than in connection with the exercise or settlement of the awards including shares withheld to satisfy the exercise price or tax withholding obligations) on the basis of: (A) one share for each such share issued as an Option or SAR and (B) 2.00 Shares for each such Share issued as a Full-Value Award; plus

(v) the number of Shares subject to outstanding awards as of the Effective Date under the ACCO Brands Corporation Incentive Plan (As Amended and Restated Effective May 12, 2015) that on or after the Effective Date cease for any reason to be subject to such awards (other than in connection with the exercise or settlement of the awards including shares withheld to satisfy the exercise price or tax withholding obligations) on the basis of: (A) one share for each such share issued as an Option or SAR and (B) 2.06 Shares for each such Share issued as a Full-Value Award.”

2. Article 4.1(c) of the Plan is hereby amended to read as follows:

“(c) The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be 15,994,631 Shares, but not more than the total number of Shares authorized pursuant to Section 4.1(a).”

ACCO Brands Corporation
By:
Name:	Pamela R. Schneider
Title:	Senior Vice President, General Counsel and Corporate Secretary

SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 15, 2023 for shares held directly and by 11:59 P.M. Eastern Time on May 11, 2023 for shares held in the 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ACCO2023You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 15, 2023 for shares held directly and by 11:59 P.M. Eastern Time on May 11, 2023 for shares held in the 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: Election of Directors: Nominees 1a. Joseph B. Burton 1b. Kathleen S. Dvorak For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3.For Against Abstain The ratification of the appointment of KPMG LLP as our independent 0 registered public accounting firm for 2023 3. The approval, by non-binding advisory vote, of the compensation of our named executive officers. The Board of Directors recommends you vote for a frequency of 1 YEAR on proposal 4. 4. The approval, by non-binding advisory vote, of the frequency of holding an advisory vote on the compensation 1d. PradeepJotwani 1e. Robert J. Keller 1f. Thomas Kroeger of our named executive officers The Board of Directors recommends you vote FOR proposal 5. For Against Abstain 1g. Ron Lombardi 1h. Graciela I. Monteagudo 1i. E. Mark Rajkowski 5. The approval of an amendment to the 2022 ACCO Brands Corporation Incentive Plan to increase the number of shares reserved for issuance. NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX Date Signature (Joint Owners)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.comACCO BRANDS CORPORATION Annual Meeting of Stockholders May 16, 2023 9:30 AM, CDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) James M. Dudek, Jr., Deborah A. O'Connor and Pamela R. Schneider, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ACCO Brands Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, CDT on May 16, 2023, via live webcast at www.virtualshareholdermeeting.com/ACCO2023.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE BUT THIS CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND PROPOSAL 3, FOR A FREQUENCY OF ONE YEAR FOR PROPOSAL 4, FOR PROPOSAL 5 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. 000061462_2 R1.0.0.6 Continued and to be signed on reverse side